UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 3)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]
Check the appropriate box:

[X]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Rule 14a-12.

SPHERIX INCORPORATED
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies.

(2)	Aggregate number of securities to which transaction applies:

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):  Unit price of $8.4650 estimated pursuant to  Rules 457(c) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Capital Market on May 7, 2013

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[X]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SPHERIX INCORPORATED
7927 Jones Branch Drive, Suite 3125
Tysons Corner, VA 22102
(703) 992-9260

NOTICE OF CONSENT SOLICITATION

*, 2013

To our Stockholders:

We are soliciting your consent to approve:

(1)  the issuance of an aggregate of (a) 118,483 shares of common stock, par value $0.0001 per share (the “Common Stock”) of Spherix Incorporated, a Delaware corporation (the “Company” or “us” or “we” or “our” or “Spherix”) and (b) 1,488,152 shares of newly designated Series D Convertible Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”) which is convertible into shares of Common Stock on a one-for-ten basis (collectively, the “Merger Consideration”) as consideration for the acquisition of North South Holdings, Inc., a Delaware corporation (“North South”), by our wholly-owned subsidiary Nuta Technology Corp., a Virginia corporation (“Nuta Virginia”) pursuant to an Agreement and Plan of Merger dated as of April 2, 2013 (the “Merger” and the agreement, the “Merger Agreement”) in accordance with NASDAQ Listing Rules ; (2) the 2013 Equity Incentive Plan (the “2013 Plan”) of the Company; and (3) the retention of the law firm associated with the Company’s current interim Chief Executive Officer as special counsel to the Company and its subsidiaries (collectively, the “Proposals”).  On April 1, 2013, the Company’s board of directors unanimously approved the Merger, the issuance of the Merger Consideration, adoption of the 2013 Plan and the retention of Sichenzia Ross Friedman Ference LLP (“SRFF”).   The Company’s board of directors has deemed it advisable to seek stockholder approval of the issuance of the Merger Consideration, in accordance with NASDAQ Listing Rules , of the 2013 Plan, as required under applicable law to preserve the intended tax consequences of the 2013 Plan and as otherwise in accordance with the rules of NASDAQ, and as otherwise deemed advisable by the board of directors and of the retention of SRFF as a matter of good corporate governance, and has decided to seek the written consent of stockholders through a consent solicitation process rather than holding a special meeting of stockholders, in order to eliminate the costs and management time involved in holding a special meeting.  The Proposals are described in more detail in the accompanying Consent Solicitation Statement.

We have established the close of business on July 10, 2013, as the record date for determining stockholders entitled to submit written consents.  Stockholders holding a majority of our outstanding voting capital, which consists of our common stock, voting together with the record holders of our Series C Convertible Preferred Stock, as of the close of business on the record date, must vote in favor of the Proposals to be approved by stockholders.

This solicitation is being made on the terms and subject to the conditions set forth in the accompanying Consent Solicitation Statement and Written Consent.  To be counted, your properly completed Written Consent must be received before 5:00 p.m. Eastern Time, on *, 2013, subject to early termination of the consent solicitation by our board of directors if a majority approval is received, or extension of the time of termination by our board of directors (the “Expiration Time”).

Failure to submit the Written Consent will have the same effect as a vote against the Proposals.  We recommend that all stockholders consent to the Proposals, by marking the box entitled “FOR” with respect to each Proposal and submitting the Written Consent by one of the methods set forth in the form of Written Consent which is attached as Appendix B to the Consent Solicitation Statement.  If you sign and send in the Written Consent form but do not indicate how you want to vote as to the Proposals, your consent form will be treated as a consent “FOR” each Proposal.

By Order of the Board of Directors of Spherix Incorporated.

SPHERIX INCORPORATED
7927 Jones Branch Drive, Suite 3125
Tysons Corner, VA 22102
(703) 992-9260

CONSENT SOLICITATION STATEMENT

General

This Consent Solicitation Statement dated *, 2013 is being furnished in connection with the solicitation of written consents of the stockholders of Spherix Incorporated, a Delaware corporation (the “Company,” “Spherix,” “us,” “we,” or “our”) with regard to the following proposals:

(1)
To approve the issuance of an aggregate of (a) 118,483 shares of common stock, par value $0.0001 per share (the “Common Stock”) of the Company and (b) 1,488,152 shares of newly designated Series D Convertible Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”) which is convertible into shares of Common Stock on a one-for-ten basis (collectively, the “Merger Consideration”) as consideration for the acquisition of North South Holdings, Inc. a Delaware corporation (“North South”), by our wholly-owned subsidiary Nuta Technology Corp., a Virginia corporation (“Nuta Virginia”) pursuant to an Agreement and Plan of Merger dated as of April 2, 2013 (the “Merger” and the agreement, the “Merger Agreement”) in accordance with NASDAQ Listing Rules, including waiver of our Shareholder Rights Plan (the “Rights Plan”) and Delaware anti-takeover laws, as a result of the Merger;

(2)
To approve the Spherix Incorporated 2013 Equity Incentive Plan (the “2013 Plan”) as attached as Appendix A to this Consent Solicitation Statement, including the reservation of 2,800,000 shares of Common Stock for issuance thereunder; and

(3)	To approve and ratify the retention of Sichenzia Ross Friedman Ference LLP as special counsel to the Company and its subsidiaries.

Our board of directors unanimously adopted the Proposals and recommends that stockholders vote FOR the approval of the Proposals.  The board of directors has decided to seek written consent rather than calling a special meeting of stockholders, in order to eliminate the costs and management time involved in holding a special meeting.  Written consents are being solicited from all of our stockholders of record pursuant to Section 228 of the Delaware General Corporation Law and Section 1.12 of our Amended and Restated Bylaws.

Voting materials, which include this Consent Solicitation Statement and a Written Consent form (attached as Appendix B), are being mailed to all stockholders on or about *, 2013.  Our board of directors set the close of business on July 10, 2013, as the record date for the determination of stockholders entitled to act with respect to the consent solicitation (the “Record Date”).  As of the Record Date, the Company had 900,962 shares of Common Stock outstanding of record, held by approximately 688 registered holders of record and 142,261 shares of Series C Convertible Preferred Stock outstanding, held by approximately 8 registered holders of record who are entitled to vote together with the holders of our Common Stock, subject to certain beneficial ownership limitations.

Any beneficial owner of Spherix who is not a record holder must arrange with the person who is the record holder or such record holder’s assignee or nominee to: (i) execute and deliver a Written Consent on behalf of such beneficial owner; or (ii) deliver a proxy so that such beneficial owner can execute and deliver a Written Consent on its own behalf.

Stockholders who wish to consent must deliver their properly completed and executed Written Consents to the Corporate Secretary of Spherix in accordance with the instructions set forth in the Written Consent. Spherix reserves the right (but is not obligated) to accept any Written Consent received by any other reasonable means or in any form that reasonably evidences the giving of consent to the approval of the Proposals.

Requests for copies of this Consent Solicitation Statement should be directed to Spherix Incorporated at the address or telephone number set forth above.

Spherix expressly reserves the right, in its sole discretion and regardless of whether any of the conditions of the Consent Solicitation have been satisfied, subject to applicable law, at any time prior to 5:00 p.m. Eastern Time, on *, 2013 (the “Expiration Date”) to (i) terminate the consent solicitation for any reason, including if the consent of stockholders holding a majority of the Company’s outstanding voting capital has been received, (ii) waive any of the conditions to the consent solicitation, or (iii) amend the terms of the consent solicitation.

The final results of this solicitation of written consents will be published in a Current Report on Form 8-K (the “Form 8-K”) by the Company.  This Consent Solicitation Statement and the Form 8-K shall constitute notice of taking of a corporate action without a meeting by less than unanimous written consent as permitted by applicable law and Section 1.12 of our Amended and Restated Bylaws.

All questions as to the form of all documents and the validity and eligibility (including time of receipt) and acceptance of consents and revocations of consents will be determined by Spherix, in its sole discretion, which determination shall be final and binding.

 Revocation of Consents

Written consents may be revoked or withdrawn by any stockholder at any time before the Expiration Date. A notice of revocation or withdrawal must specify the record stockholder’s name and the number of shares being withdrawn.  After the Expiration Date, all written consents previously executed and delivered and not revoked will become irrevocable.  Revocations may be submitted to the Corporate Secretary of the Company by the same methods as written consents may be submitted, as set forth in the form of Written Consent attached hereto as Appendix B.

Solicitation of Consents

Our board of directors is sending you this Consent Solicitation Statement in connection with its solicitation of stockholder consent to approve the Proposals.  Spherix will pay for the costs of solicitation.  We will pay the reasonable expenses of brokers, nominees and similar record holders in mailing consent materials to beneficial owners of our common stock and Series C Convertible Preferred Stock. Because the approval of holders of a majority of the Company’s outstanding voting capital is required to approve the Proposals, not returning the Written Consent will have the same effect as a vote against the Proposals.

Other than as discussed above, Spherix has made no arrangements and has no understanding with any other person regarding the solicitation of consents hereunder, and no person has been authorized by Spherix to give any information or to make any representation in connection with the solicitation of consents, other than those contained herein and, if given or made, such other information or representations must not be relied upon as having been authorized. In addition to solicitations by mail, consents may be solicited by directors, officers and other employees of Spherix who will receive no additional compensation therefor.

Members of our management beneficially own shares of our Common Stock and intend to submit their consents “For” the Proposals.  As a result, approximately 19,391 shares held by our interim Chief Executive Officer will be voted in favor of the Proposals constituting approximately 2.2% of our issued and outstanding Common Stock as of the Record Date (prior to issuance of the Merger Consideration).  In addition, four of our principal stockholders beneficially own approximately 28.36% of our issued and outstanding Common Stock as of the Record Date.   Each of these principal stockholders is expected to vote “For” the Proposals.  As a result, it is likely that we will obtain the requisite approval of the Proposals.  Certain of the principal stockholders are also persons known to be associated with North South and are expected to vote “For” and will receive a portion of the Merger Consideration and therefore may be deemed to be interested in the transactions.  See “Security Ownership of Certain Beneficial Owners and Management”.  In the event our management and principal stockholders do not vote in favor of Proposal 1 or Proposal 2, as anticipated, or if we do not otherwise obtain the requisite approvals for Proposal 1 or Proposal 2, we may have to abandon either of such Proposals or attempt to obtain the required approvals at a later date.  In the event holders of a majority of our outstanding voting capital do not vote in favor of Proposal 3, our Board of Directors, in its sole discretion, may determine to still retain SRFF, as discussed herein, or seek to retain other legal counsel.

No Appraisal Rights

Under the Delaware General Corporation Law and our charter documents, holders of our common stock will not be entitled to statutory rights of appraisal, commonly referred to as dissenters’ rights or appraisal rights (i.e., the right to seek a judicial determination of the “fair value” of their shares and to compel the purchase of their shares for cash in that amount) with respect to the Proposals.

No Poison Pill/Control Share Acquisition Rights Under the Merger

The board of directors has waived the effectiveness of the holders of the Company’s rights under the Company’s January 1, 2013 Rights Plan.  As a result, stockholders will not receive any distribution of rights in connection with the issuance of in excess of 10% of the Common Stock in connection with the Merger, and there will be no effect under the Delaware state law Control Share Acquisition statute which prohibits certain acquisitions with interested stockholders under Section 203 of the Delaware General Corporation Law.

No Change of Control/Change in Control

The board of directors has determined that the Merger Consideration shall not constitute a Change of Control or Change in Control under any agreement that provides for acceleration or other effects of issuance of voting securities of the Company.  In connection with the approval of Proposal No. 1, a vote in favor of such proposal by any holder that is also a purchaser of our Units offered in our private placement which closed on November 7, 2012 shall also be deemed to have waived any change of control/change in control trigger feature in such Units.

Householding Matters

Stockholders that share a single address will receive only one Consent Solicitation Statement and Written Consent at that address, unless we have received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate copy of this Consent Solicitation Statement or of future consent solicitations or proxy statements  (as applicable), he or she may write to us at: Spherix Incorporated, 7927 Jones Branch Drive, Suite 3125, Tysons Corner, Virginia 22102, Attention: Chief Executive Officer. We will deliver separate copies of this Consent Solicitation Statement and form of Written Consent promptly upon written request. If you are a stockholder of record receiving multiple copies of our Consent Solicitation Statement and form of Written Consent, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other stockholder of record, you can request additional copies of this Consent Solicitation Statement and form of Written Consent or request householding by contacting the stockholder of record.

As of the Record Date, the closing price of our common stock was $6.00 per share and our total market capitalization was approximately $5.4 million.

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN THE PROPOSALS

Members of the board of directors and executive officers of Spherix are eligible to receive grants under the terms of the 2013 Plan. Accordingly, members of the board of directors and the executive officers of Spherix have a substantial interest in Proposal 2, adoption of the 2013 Plan.  Members of the board of directors and executive officers of Spherix do not have any interest in any other Proposal that is not shared by all other stockholders of Spherix, other than Proposal 3, approval of certain legal services which may from time to time be provided by persons associated with our interim Chief Executive Officer.

PROPOSAL TO APPROVE THE ISSUANCE OF AN AGGREGATE OF (A) 118,483 SHARES OF COMMON STOCK AND (B) 1,488,152 SHARES OF SERIES D CONVERTIBLE PREFERRED STOCK PURSUANT TO THE AGREEMENT AND PLAN OF MERGER BY AND BETWEEN THE COMPANY, NUTA TECHNOLOGY CORP., NORTH SOUTH HOLDINGS, INC. AND THE STOCKHOLDERS OF NORTH SOUTH HOLDINGS, INC.

Background

     As previously reported in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 4, 2013, on April 2, 2013, we entered into an Agreement and Plan of Merger with our wholly-owned subsidiary, Nuta Technology Corp., a Virginia corporation (“Nuta Virginia”), North South Holdings, Inc., a Delaware corporation (“North South”) and the shareholders of North South, in an effort to augment our biotechnology research and development business with a new business segment focused on the acquisition and monetization of intellectual property assets.   Prior to entering into the Merger Agreement, the Company’s Board of Directors analyzed the benefits of engaging in an additional business segment in the patent monetization space and determined that capitalizing on the opportunity to acquire the North South Intellectual Property would be financially beneficial to the Company and provide an increased value to its shareholders.  The Company and North South intend to close the Merger promptly following approval of this Proposal 1, however, the Company reserves the right to defer such closing for up to 12 months following approval and to adjust the mix of Common Stock and Preferred Stock to be issued in order to satisfy initial or continued listing standards for minimum value of publicly-held common stock outstanding required by any exchange on which the Company's Common Stock is then traded or intended to be traded.  Notwithstanding the foregoing, in no event shall the number of shares of Common Stock and Common Stock equivalents issued as Merger Consideration exceed the effective number of shares of Common Stock and Common Stock equivalents covered by this Proposal for which shareholder approval is sought (15,000,0003 shares).  The transaction will be accounted for using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and was based on the historical financial statements of the Company and North South.

      Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the acquisition of North South, primarily at their respective fair values and added to those of the Company.  Financial statements and reported results of operations of the Company issued after completion of the acquisition of North South will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of North South.

Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges are not included as a component of consideration transferred, but are accounted for as expenses in the periods in which the costs are incurred.

In connection with the acquisition of North South, total acquisition-related transaction costs to be incurred by the Company and North South are estimated to be approximately $140,000, on a pre-tax basis, consisting of acquisition-related transaction costs to be incurred by the Company, including costs related to legal and accounting fees.  The majority of the estimated acquisition-related transaction costs will be expensed by the Company in the quarter ending June 30, 2013.

Upon consummation of the transactions contemplated by the Merger Agreement, Nuta Virginia will be the owner or assignee of certain patents, licenses and applications (the “North South Patent Portfolio”). At the Effective Time (as defined in the Merger Agreement) of the Merger, North South will be merged with and into Nuta Virginia, with Nuta Virginia surviving the Merger as the surviving corporation (the “Merger”) and an aggregate of 500 issued and outstanding shares of North South’s common stock will be converted into the right to receive an aggregate of 118,483 shares of the Company’s Common Stock and 500 shares of North South’s Series A Preferred Stock and 128 shares of North South’s Series B Preferred Stock issued and outstanding will be converted into the right to receive an aggregate of 1,488,152 shares of the Company’s newly designated Series D Preferred Stock, which is convertible into shares of the Company’s Common Stock on a one-for-ten basis (collectively with the 118,483 shares of Common Stock, the “Merger Consideration”). At the Effective Time of the Merger, from the Merger Consideration, 150,000 shares of the Series D Preferred Stock (the “Escrow Shares”) shall be delivered to an escrow agent and shall be held pursuant to an escrow agreement to secure the Company from certain claims that may arise with respect to the representations, warranties, covenants or indemnification obligations of North South’s shareholders for a period of twelve (12) months following the closing of the Merger.  The Escrow Shares are the sole remedy for indemnifiable losses payable under the Merger Agreement.

The closing of the Merger is subject to the satisfaction of certain closing conditions, including the approval of our stockholders holding a majority of our outstanding voting Common Stock in favor of the issuance of the Merger Consideration, receipt of a fairness opinion and satisfaction of certain additional conditions.  A copy of the letter of intent relating to the Merger is included as an exhibit to our Current Report on Form 8-K, filed with the SEC on February 22, 2013.

Each share of Series D Preferred Stock has a stated value of $0.0001 per share (the “Stated Value”) and is convertible into ten (10) shares of Common Stock. Upon the liquidation, dissolution or winding up of the business of the Company, each holder of Series D Preferred Stock shall be entitled to receive, for each share of Series D Preferred Stock held, a preferential amount in cash equal to the greater of (i) the Stated Value or (ii) the amount the holder would receive as a holder of the Company’s Common Stock on an “as converted” basis.  Each holder of Series D Preferred Stock shall be entitled to vote on all matters submitted to the shareholders of the Company and shall be entitled to such number of votes equal to the number of shares of Common Stock such shares of Series D Preferred are convertible into at such time, taking into account the beneficial ownership limitations set forth in the governing Certificate of Designation and the Conversion Limit limitations described below.  At no time may shares of Series D Preferred Stock be converted if such conversion would cause the holder to hold in excess of 4.99% of the issued and outstanding Common Stock of the Company, subject to an increase in such limitation up to 9.99% of the issued and outstanding Common Stock on 61 days’ written notice to the Company.  The Series D Preferred Stock is subject to adjustment in the event of stock dividends, splits and fundamental transactions.

Additionally, subject to the beneficial ownership limitations described above, holders of Series D Preferred Stock may not convert such shares in excess of the “Conversion Limit”.  The “Conversion Limit” is defined as that number of shares of Common Stock as shall equal 15% (the “Volume Percentage”) of the greater of (i) the trading volume of the Company’s Common Stock on such conversion date or (ii) the average trading volume of the Company’s Common Stock for ten trading days immediately prior to such conversion date.  If the Company’s Common Stock trades at a price of at least $12.00 per share on the conversion date, then the Volume Percentage for purposes of the foregoing calculation shall equal 20%.  Notwithstanding the foregoing, holders of the Series D Preferred Stock may convert such shares without regard to the aforementioned conversion limit if the Company’s Common Stock trades at a minimum price of $15.00 per share on the conversion date.

Certain stockholders of North South are also stockholders of the Company.  The assurance and likelihood of obtaining the requisite consent for the issuance of the Merger Consideration is greatly increased due to the significant overlap in share ownership.  In connection with the approval of the Merger and the negotiation of the Merger Consideration, prior to the Closing, the board of directors will receive a Fairness Opinion that the Merger Consideration is fair to stockholders and the Company from a financial point of view, considering, among other things, the North South Patent Portfolio assets.   Hudson Bay IP Opportunities Master Fund LP, Iroquois Master Fund Ltd., Four Kids Investment Fund LLC and Barry Honig and his related entities who hold approximately 20% of the Company’s outstanding Common Stock and approximately 71.5% of the Company’s outstanding Series C Preferred Stock as of the Record Date also hold approximately 90% of the outstanding common stock of North South, 90% of the outstanding Series A Preferred Stock of North South and 92% of the outstanding Series B Preferred Stock of North South.

The issuance of the Merger Consideration is full consideration for the acquisition of the North South Patent Portfolio and will not have any effect (other than a dilutive effect, as further discussed below) upon the rights of existing security holders.  The issuance of the Merger Consideration will have a significant dilutive effect on our existing security holders.  Subsequent to the consummation of the Merger, we will have outstanding:   1,268,308 shares of Common Stock; 1 share of Series B Preferred Stock convertible into 1 share of Common Stock; 70,389 shares of Series C Preferred Stock convertible into an aggregate of 70,389 shares of Common Stock; 1,488,152 shares of Series D Preferred Stock convertible into an aggregate of 14,881,520 shares of Common Stock; 100,000 shares of Series E Preferred Stock convertible into an aggregate of 100,000 shares of Common Stock; warrants to purchase an aggregate of 116,708 shares of Common Stock and options to purchase aggregate of 2,019,062 shares of Common Stock. Upon the closing of the Merger, the existing shareholders of the Company will hold approximately 90.6% of the issued and outstanding Common Stock of the Company and approximately 6.2% of the outstanding Common Stock of the Company on a fully diluted basis ( without regard to any beneficial or conversion limitations of the outstanding convertible securities) and the shareholders of North South will hold approximately 9.3% of the outstanding Common Stock of the Company and will hold 15,000,003 shares of the Company’s Common Stock or approximately 81% of the outstanding Common Stock on a fully diluted basis, assuming the conversion of the Series D Preferred Stock issued under the Merger Agreement (without regard to an beneficial ownership or conversion limitations contained therein),  The Company’s 100,000 shares of Series E Preferred Stock were issued to North South on June 25, 2013 for a purchase price of $500,000 in a private placement transaction.

The Company obtained an independent valuation by Applied Economics LLC, a third party valuation firm (“Applied Economics”).  Applied Economics is a national corporate finance and financial advisory services firm based in Atlanta, Georgia that has experience in business and intangible asset valuation, transfer pricing analysis and providing fairness and solvency opinions and litigation support services.  The principal of Applied Economics has 22 years of financial industry experience, including in corporate finance and securities valuation.

Applied Economics was retained to provide a recommendation of the fair value of the Merger Consideration for financial reporting purposes in connection with the preparation of North South's audited financial statements and the preparation of pro-forma financial information included herein, in accordance with FASB Accounting Standards Codification (“ASC”) No. 805, Business Combinations (“ASC 805”).

Prior to engaging them, Applied Economics provided an overview and general presentation of its services to the Company’s Board of Directors and its independent auditors.  Applied Economics has not had any material relationship with the Company in the last two years.

Applied Economics concluded that the fair value of the Merger Consideration was $3,100,000 as of June 5, 2013.

Applied Economics assessed the value of the Merger Consideration using available quantitative data as well as qualitative factors specific to the Company, the Common Stock, and the Series D Preferred Stock including the Company’s operating history, financial results, post-Merger business plan, capital resources, trading volume and stock price volatility of the Common Stock, recent reverse stock split, recent private placements, potential effects of dilution on the value of Common Stock and conversion features associated with the Series D Preferred Stock.  Applied Economics concluded that while the quoted trading price of Company’s Common Stock was $6.09 per share and the implied total market capitalization was approximately $5 million as of June 5, 2013, the Company’s Common Stock does not trade in an active, liquid market, as outlined under ASC 820, Fair Value Measurements, and, accordingly, applied a discount to the value of the fully diluted Common Stock price due to lack of marketability and applied a discount to the shares of Series D Preferred Stock.  Applied Economics concluded to a fair value for the Common Stock underlying the Merger Consideration of $26,102 and the Series D Preferred Stock underlying the Merger Consideration of $3,073,520.

Reasons for this Proposal

Our Common Stock is currently listed on The NASDAQ Capital Market, and therefore we are subject to the NASDAQ Listing Rules.

Pursuant to NASDAQ Stock Market Listing Rule 5635(d)(2), if an issuer intends to issue securities in a transaction that could result in the issuance of more than 20% of the issued and outstanding shares of the issuer’s common stock on a pre-transaction basis for less than the greater of book or market value for such stock, the issuer generally must obtain the prior approval of its stockholders prior to such issuance.  Approval by the Company's shareholders holding a majority of the outstanding voting capital as of the Record Date is required to approve this Proposal and for issuance of the 118,483 shares of Common Stock and 1,488,152 shares of Series D Preferred Stock, which are convertible into shares of Common Stock on a one-for-ten basis.

Other than the shareholder approval sought herein, no other federal or state regulatory approvals are required to consummate the Merger.

Information with Respect to North South

Description of North South

North South owns a patent portfolio consisting of 222 U.S. patents in wireless communications technology and 2 U.S. patents in pharmaceutical technology. North South is engaged in the development and monetization of intellectual property assets through the commercialization and development of such assets.  North South acquires and develops patents through internal and/or external research and development and acquires issued U.S. and foreign patents and pending patent applications.  Additionally, North South licenses its patents to companies seeking to develop products and processes that embody North South’s patented invention or to companies whose products and processes infringe North South’s intellectual property.  Currently, North South is developing an action plan for monetization of its portfolios and has developed a program around the acquisition of various other patents, is working with counsel and various other experts to review the patent portfolios, developing extensive claims analysis models, and has commenced discussions with litigation counsel, and reviewed the patent claims.  North South and Spherix have also been working to determine appropriate connections in order to strategically identify prospective early defendants and licensing candidates in a patent licensing campaign that will continue following closing of the Merger.

Through Nuta Virginia, we intend to become engaged in the commercialization and development of intellectual property assets that are not related to our historical business of drug development and services, although the scope of our intellectual property procurement and development will continue to include pharmaceutical and drug patents.  Our activities will generally include the acquisition and development of patents through internal or external research and development.  In addition, we will seek to acquire existing rights to intellectual property through acquisition of already issued patents and pending patent applications, both in the United States and abroad.  We may alone, or in conjunction with others, develop products and processes associated with our intellectual property and license our intellectual property to others seeking to develop products or processes or whose products or processes infringe our intellectual property rights through legal processes.  Anthony Hayes is the Chief Executive Officer of North South and North South’s executive offices are located at 110 Greene Street, Suite 403, New York, NY 10012.  On May 4, 2013, we entered into a consulting agreement with Mr. Hayes in order to facilitate the transitioning of the oversight of North South’s patents, licenses and applications (the “North South Intellectual Property”) to us in consideration for (i) a cash payment of $30,000 and (ii) a ten year option to purchase 750,000 shares of our Common Stock at a per share purchase price of $7.08, subject to certain vesting requirements and satisfaction of certain conditions.  Such options shall vest on the latest to occur of: (i) shareholder approval of the Company’s 2013 Equity Incentive Plan; (ii) consummation of the merger with North South; and (iii) the appointment of Mr. Hayes as the Chief Executive Officer of the Company. In addition to the foregoing vesting schedule, the options shall only be exercisable in accordance with certain trigger events and milestones determined by the Company’s Board of Directors.  Mr. Hayes shall also advise us with respect to our planned entry into the IP commercialization business, including the development and implementation of a patent commercialization strategy.  It is expected that Mr. Hayes will assume the full-time position as the Company’s Chief Executive Officer following closing of the Merger.

Market Price of and Dividends on Common Equity and Related Stockholder Matters

Market Information

North South’s common stock is not traded on an exchange or quoted on a quotation system.

Holders

As of July 31, 2013, North South had 6 shareholders of record of its common stock, 6 shareholders of record of its Series A Preferred Stock and 11 shareholders of record of its Series B Preferred Stock.

Dividends

North South has never declared or paid cash dividends on its common stock and does not intend to pay any cash dividends on its common stock.

Securities Authorized for Issuance Under Equity Compensation Plans.

North South does not have an equity compensation plan.

Selected Financial Data

Not applicable.

Supplementary Financial Information

Not applicable.

NORTH SOUTH HOLDINGS INC.

(A COMPANY IN THE DEVELOPMENT STAGE)

FINANCIAL STATEMENTS

C O N T E N T S

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	11

BALANCE SHEETS AS OF DECEMBER 31, 2012 AND MARCH 31, 2013 (Unaudited)	12

STATEMENTS OF OPERATIONS FOR THE PERIOD FROM NOVEMBER 9, 2012 (INCEPTION) THROUGH DECEMBER 31, 2012, FOR THE THREE MONTHS ENDED MARCH 31, 2013 (Unaudited), AND FOR THE PERIOD FROM NOVEMBER 9, 2012 (INCEPTION) THROUGH MARCH 31, 2013 (Unaudited)	13

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE PERIOD FROM NOVEMBER 9, 2012 (INCEPTION) THROUGH DECEMBER 31, 2012, FOR THE THREE MONTHS ENDED MARCH 31, 2013 (Unaudited), AND FOR THE PERIOD FROM NOVEMBER 9, 2012 (INCEPTION) THROUGH MARCH 31, 2013 (Unaudited)	14

STATEMENTS OF CASH FLOWS FOR THE PERIOD FROM NOVEMBER 9, 2012 (INCEPTION) THROUGH DECEMBER 31, 2012, FOR THE THREE MONTHS ENDED MARCH 31, 2013 (Unaudited), AND FOR THE PERIOD FROM NOVEMBER 9, 2012 (INCEPTION) THROUGH MARCH 31, 2013 (Unaudited)	15

NOTES TO FINANCIAL STATEMENTS	16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
of North South Holdings Inc.

We have audited the accompanying balance sheet of North South Holdings Inc. (a company in the development stage) (the “Company”) as of December 31, 2012, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from November 9, 2012 (inception) through December 31, 2012.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of North South Holdings Inc. (a company in the development stage), as of December 31, 2012, and the results of its operations and its cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP
Marcum LLP
New York, NY
July 11, 2013

NORTH SOUTH HOLDINGS INC.
(A COMPANY IN THE DEVELOPMENT STAGE )
BALANCE SHEETS

	March 31,	December
	2013	31,
	(Unaudited)	2012
ASSETS
Current assets:

Cash	$508,787	$549,047

Total current assets	508,787	549,047

Patent portfolio, net	436,091	415,000

Total assets	$944,878	$964,047

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

Accrued expenses	$3,000	$-

Total current liabilities	3,000	-

Commitments and Contingencies

Stockholders' Equity:

Preferred stock, par value $ 0.0001 per share; 1,000 shares authorized; Series A Convertible Preferred Stock; 500 shares, issued and outstanding with an aggregate liquidation preference of $1,000,000	-	-

Common Stock, par value $0.0001 per share; 75,000 shares authorized, 500 shares issued and outstanding	-	-

Additional paid in capital	1,000,000	1,000,000

Deficit accumulated during the development stage	(58,122)	(35,953)

Total stockholders' equity	941,878	964,047

Total liabilities and stockholders' equity	$944,878	$964,047

See the accompanying notes which are an integral part of these statements.

NORTH SOUTH HOLDINGS INC.
(A COMPANY IN THE DEVELOPMENT STAGE )
STATEMENTS OF OPERATIONS
	For the Three Months Ended March 31, 2013 (Unaudited)	For the Period from November 9, 2012 through December 31, 2012	For the Period from November 9, 2012 through March 31, 2013 (Unaudited)

Revenue	$-	$-	$-

Operating expenses:

Amortization	12,969	-	12,969
Director's fees	9,000	5,100	14,100
General and administrative	200	30,853	31,053

Total operating expenses	22,169	35,953	58,122

Net loss	$(22,169)	$(35,953)	$(58,122)

See the accompanying notes which are an integral part of these statements.

NORTH SOUTH HOLDINGS INC.
(A COMPANY IN THE DEVELOPMENT STAGE)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
	Series A Convertible Preferred Stock		Common Stock		Additional Paid In	Accumulated During theDevelopment	Deficit
	Shares	Amount	Shares	Amount	Capital	Stage	Total

Balance at November 9, 2012	-	$-	-	$-	$-	$-	$-

Issuance of shares to founders in exchange for initial capital contributions (500 shares of common stock at $0.0001 per share and 500 shares of convertible preferred stock at $2,000 per share)	500	-	500	-	1,000,000	-	1,000,000

Net loss	-	-	-	-	-	(35,953)	(35,953)

Balance at December 31, 2012	500	-	500	-	1,000,000	(35,953)	964,047

Net loss (unaudited)	-	-	-	-	-	(22,169)	(22,169)

Balance at March 31, 2013 (Unaudited)	500	$-	500	$-	$1,000,000	$(58,122)	$941,878

See the accompanying notes which are an integral part of these statements.

NORTH SOUTH HOLDINGS INC.
(A COMPANY IN THE DEVELOPMENT STAGE )
STATEMENTS OF CASH FLOWS
	For the Three Months Ended March 31, 2013 (Unaudited)	For the Period from November 9, 2012 through December 31, 2012	For the Period from November 9, 2012 through March 31, 2013 (Unaudited)
Cash flows from operating activities:

Net loss	$(22,169)	$(35,953)	$(58,122)

Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	12,969	-	12,969
Changes in operating assets and liabilities:
Accrued expenses	3,000	-	3,000

Net cash used in operating activities	(6,200)	(35,953)	(42,153)

Cash flows from investing activities:

Purchase of patent portfolios	(34,060)	(415,000)	(449,060)

Net cash used in investing activities	(34,060)	(415,000)	(449,060)

Cash flows from financing activities:

Issuance of shares to founders in exchange for initial capital contributions	-	1,000,000	1,000,000

Net cash provided by financing activities	-	1,000,000	1,000,000

Net (decrease) increase in cash	(40,260)	549,047	508,787

Cash, beginning of period	549,047	-	-

Cash, end of period	$508,787	$549,047	$508,787

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the year for:

Interest	$-	$-	$-

Income taxes	$-	$-	$-

See the accompanying notes which are an integral part of these statements.

(NOTE 1) ORGANIZATION:

North South Holdings Inc. ("North South" or the “Company”) was incorporated on November 9, 2012 in the state of Delaware. North South was formed to seek business opportunities in which to acquire patents from various entities and monetize the disposal of them through sales, litigation or licensing. The Company issued 500 shares of preferred stock and 500 shares of common stock to its founders in exchange for initial capital contributions of $1,000,000 in cash.

The Company is a "development stage enterprise” as its primary activities since inception have been the development of its business plan, negotiating strategic alliances and other agreements, and raising capital. To date, the Company has not generated any revenues from its operations.  As a development stage enterprise, the Company is subject to all of the risks and uncertainties typically faced by a newly formed business.

The Company’s financial statements as of March 31, 2013 and for the three months then ended, and for the period from November 9, 2012 (inception) through March 31, 2013 are unaudited.  In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the financial statements of the Company for such periods.

(NOTE 2) LIQUIDITY AND MANAGEMENT’S BUSINESS PLANS

The Company’s business will require significant amounts of capital to sustain operations and make the investments it needs to execute its longer term business plan. The Company had cash and working capital of $549,047 at December 31, 2012 and a net loss for the period from November 9, 2012 (inception) through December 31, 2012 of $35,953. The Company believes that it has sufficient liquidity to sustain operations through at least January 1, 2014.  The Company’s cash and working capital amounts were derived from the proceeds of an initial financing transaction in which it raised aggregate proceeds of $1 million through the issuance of Series A Preferred and common stock to its founding stockholders.  Subsequent to March 31, 2013, the Company raised approximately $2.3 million through the issuance of Series B Preferred Stock.

As disclosed in Note 4, the Company acquired a portfolio of patents from Harris Corporation in December 2012 and completed the purchase of two patents in April of 2013 that was effectuated through a transfer of the membership interests of Compufill LLC.  In order to license or otherwise monetize the patent assets acquired, the Company may commence legal proceedings against certain parties asserting that such parties infringe on one or more of the Company’s patents.  The Company’s viability is highly dependent on the outcome of its business plan and there is a risk that the Company may be unable to achieve the results it desires from any potential litigation or licensing agreement, which failure would harm the Company’s business to a great degree.

Disputes regarding the assertion of patents and other intellectual property rights are highly complex and technical.  The Company may be forced to litigate against others to enforce or defend its intellectual property rights or to determine the validity and scope of other parties’ proprietary rights. The defendants or other third parties involved in the lawsuits in which the Company is involved may allege defenses and/or file counterclaims in an effort to avoid or limit liability and damages for patent infringement. If such defenses or counterclaims are successful, they may have an impact on the value of the patents and preclude the Company from deriving revenue from the patents.

(NOTE 2) LIQUIDITY AND MANAGEMENT’S BUSINESS PLANS (continued):

As a result, a negative outcome of any such litigation, or one or more claims contained within any such litigation, could materially and adversely impact the Company’s business. Additionally, the Company anticipates that its legal fees and other expenses will be material and could have an adverse effect on its financial condition and results of operations if its efforts to monetize these patents are unsuccessful.  In addition, the costs of enforcing the Company’s patent rights may exceed its recoveries from such enforcement activities. Accordingly, in order for the Company to generate a profit from its patent enforcement and monetization activities, the revenues from such enforcement and monetization activities must be high enough to offset both the cash outlays and the contingent fees payable from such revenues. The Company’s failure to monetize its patent assets or the occurrence of unforeseen circumstances that could have a negative impact on the Company’s liquidity could significantly harm its business.  Should the Company be unsuccessful in its efforts to execute its business plan, it could become necessary for the Company to reduce expenses, curtail its operation or possibly suspend or discontinue its business activities.

(NOTE 3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(A)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at dates of the financial statements and the reported amounts of revenue and expenses during the periods. The Company’s significant estimates and assumptions include the recoverability and useful lives of long-lived assets and the valuation allowance related to the Company’s deferred tax assets. Certain of the Company’s estimates, including the carrying amount of the intangible assets, could be affected by external conditions, including those unique to the Company and general economic conditions. It is reasonably possible that these external factors could have an effect on the Company’s estimates and could cause actual results to differ from those estimates.

(B)	Intangible Assets – Patent Portfolios

Intangible assets are comprised of patents with original estimated useful lives between 8 and 9 years (20 year life of underlying patent, less the approximate 11 to 12 years elapsed since original patent application). The Company amortizes the cost of the intangible assets over their estimated useful lives on a straight line basis.  Costs incurred to acquire patents, including legal costs, are also capitalized as long-lived assets and amortized on a straight-line basis with the associated patent.

(C)  Impairment of Long-lived Assets

The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.  The Company has not identified any such impairment losses.

(D)   Cash

The Company places its cash with high quality financial institutions. At times, cash balances maybe in excess of the amounts insured by the Federal Deposit Insurance Corporation.

(NOTE 3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued):

 (E)  Income Taxes

The Company adopted the provisions of Accounting Standards Codification (“ASC”) Topic 740-10, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s financial statements as of December 31, 2012. The Company does not expect any significant changes in its unrecognized tax benefits within twelve months of the reporting date.

The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses in the consolidated statements of operations.

(F)    Concentrations of Market, Interest Rate and Credit Risk

Concentrations of market, interest rate and credit risk may exist with respect to the Company’s investments in patent portfolios and its other assets and liabilities. Market risk is a potential loss the Company may incur as a result of changes in the fair value of its investment in patent portfolios. Interest rate risk includes the risk associated with changes in prevailing interest rates. Credit risk includes the possibility that a loss may occur from the failure of counterparties to make payments according to the terms of a contract. The Company’s exposure to credit risk, if any, is limited to amounts recorded as assets on the balance sheets.

(G) Fair Value Measurements

Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.

Generally accepted accounting principles defined a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;
Level 2: Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
Level 3: Unobservable inputs for which there is little or no market data, which requires the Company to develop assumptions.

The carrying amounts reported for cash, approximate fair value.

(NOTE 4) INTANGIBLE ASSETS:

(A)  Harris Corporation Patent Purchase

On December 20, 2012, the Company purchased two hundred twenty two (222) patents from Harris Corporation (“Harris”) of Melbourne, Florida.  North South paid $320,000 to Harris plus $80,000 of commissions and $15,000 of legal fees.  North South also agreed to pay to Harris 5% of the gross amount of any judgment or settlement proceeds received by North South in any action for infringement claims pursued by North South, provided that Harris has complied with all reasonable requests for assistance in connection with such action.  Currently, no litigation is pending on these patents.  The technology covered by the portfolio includes: Solar, cellular, microwave communications, satellite communication, antenna technology, wifi and radio communication.

(NOTE 4) INTANGIBLE ASSETS (continued):

(B)	CompuFill Purchase

On April 15, 2013, the Company completed a purchase of two patents for $350,000 that was effectuated through a transfer of the membership interests of CompuFill LLC (“CompuFill”).

CompuFill was organized as a California limited liability company on January 5, 2011.  CompuFill’s activities through the date of this purchase were limited to (i) a purchase of two specific patents from an unrelated party in exchange for a contractually defined share of any future revenues realized upon the monetization of such patents; (ii) the filing of one patent infringement litigation case against six (6) companies to monetize the two patents; (iii) settlement of that litigation case, and (iv) the filing of four (4) additional separate infringement claims in February 2013 that are being pursued by the Company subsequent of this transaction.

Richard Reichert, as the inventor of this patented technology, is entitled to receive 40% of all net profits generated from the Company’s licensing program.  Net profits are defined as gross profits, minus attorney’s fees and litigation cost and expenses.  In addition, CompuFill had previously retained the law firm of Stevens Love PLLC to handle the patent licensing program.  Stevens Love PLLC is compensated on a contingency fee basis that is paid on sliding scale that ranges from 15% to 30% of all revenue generated from the licensing program.  Upon acquiring CompuFill, the Company agreed to have Stevens Love continue representing CompuFill at the contingency fee structure already in place.

In June 2013, the Company settled two of the four cases outstanding at the date these patents were purchased for $58,000 of proceeds, net of expenses.  The Company is obligated to remit 40% of the net settlement amount to Richard Reichert as described above.

The weighted-average remaining amortization period of the Company’s patents is approximately 8.5 years as of December 31, 2012.  Future amortization of all Patents at March 31, 2013 is as follows:

For the Years Ending December 31	Harris Patent Portfolio	Compufill Patent Portfolio	Total Amortization
2013	$38,855	$27,451	$66,306
2014	48,824	41,176	90,000
2015	48,824	41,176	90,000
2016	48,824	41,176	90,000
2017	48,824	41,176	90,000
Thereafter	201,940	157,845	359,785
Total	$436,091	$350,000	$786,091

(NOTE 5) STOCKHOLDERS’ EQUITY:

The Company is authorized to issue 76,000 shares of capital stock, consisting of 75,000 shares of common stock, par value $0.0001 per share, and 1,000 shares of preferred stock, par value $0.0001 per share.  Of the 1,000 shares of preferred stock, 500 shares have been designated by the Company as Series A Convertible Preferred Stock and 128 shares have been designated as Series B Convertible Preferred Stock.

(NOTE 5) STOCKHOLDERS’ EQUITY (continued):

In connection with the incorporation of North South, the Company issued 500 shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”).  In connection with the formation of the Company each share of Series A Preferred Stock is convertible into 100 shares of common stock, provided however, that no holder shall have the right to convert any shares of Series A Preferred Stock to the extent that after giving effect to such conversion, the owner of such shares would have acquired beneficial ownership of 9.99% of the Company's outstanding common stock immediately after giving effect to such conversion.  The beneficial ownership limitations and conversion limits are fully set forth in the Certificate of Designation.  The Series B Preferred Stock ranks pari passu with the Series A Preferred Stock and ranks prior and superior to all of the common stock with respect to preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.  The rights of the shares of Series B Preferred Stock are pari passu with the preferences and relative rights of the Series A Preferred Stock.  The rights of the shares of common stock are subject to the preferences and relative rights of the Series B Preferred Stock.  The holders of the Company’s Series A Preferred Stock are not entitled to vote, except as otherwise required by applicable law, and in such case the holder is entitled to the same number of votes per share of common stock that the holder of these Series A Preferred Stock may convert into at the time of the vote.  In the event of a liquidation, dissolution or winding up of the business of the Company, the holder of the Series A Preferred Stock would have pari passu payment and distribution rights over the holders of the Series B Preferred Stock and preferential payment and distribution rights over holders of common stock.  The Series A Preferred Stock has an aggregate liquidation preference of the higher of its “stated value” ($2,000 per share) or distributions to common shareholders at December 31, 2012 and March 31, 2013.

In April 2013 the Company issued 128 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) for $2,234,880. Each share of Series B Preferred Stock is convertible into 100 shares of common stock, provided however, that no holder shall have the right to convert any shares of Series B Preferred Stock to the extent that after giving effect to such conversion, the owner of such shares would have acquired beneficial ownership of 9.99% of the Company's outstanding common stock immediately after giving effect to such conversion.  The beneficial ownership limitations and conversion limits are fully set forth in the Certificate of Designation. The Series B Preferred Stock ranks pari passu with the Series A Preferred Stock and ranks prior and superior to all of the common stock with respect to preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.  The rights of the shares of Series B Preferred Stock are pari passu with the preferences and relative rights of the Series A Preferred Stock.  The rights of the shares of common stock are subject to the preferences and relative rights of the Series B Preferred Stock. The holders of the Company’s Series B Preferred Stock are not entitled to vote, except as otherwise required by applicable law, and in such case the holder is entitled to the same number of votes per share of common stock that the holder of these Series B Preferred Stock may convert into at the time of the vote. In the event of a liquidation, dissolution or winding up of the business of the Company, the holder of the Series B Preferred Stock would have pari passu payment and distribution rights over holders the Series A Preferred Stock and preferential payment and distribution rights over holders of common stock.  The Series B Preferred Stock has an aggregate liquidation preference of the higher of its “stated value” ($2,000 per share) or distributions to common shareholders.

(NOTE 6)  INCOME TAXES:

Through December 31, 2012, the Company generated U.S. federal and state net operating loss carryovers for tax purposes of approximately $5,600.  The net operating loss carryover may be used to reduce taxable income through the year 2032. Section 382 of the Internal Revenue Code imposes certain limitations on the utilization of net operating loss carryovers and other tax attributes after a change in control. If the Company has a change in ownership, such change could significantly limit the possible utilization of such carryovers.

(NOTE 6)  INCOME TAXES (continued):

The income tax provision (benefit) consists of the following:

Current	December 31, 2012
Federal	$–
State	–
–
Deferred
Federal	(12,224)
State	(1,798)
(14,022)
Change in valuation allowance	14,022
Total income tax provision	$–

A reconciliation of the effective income tax rate and the statutory federal income tax rate for all periods is as follows:

U.S. federal statutory rate	(34)%
State income tax rate, net of federal benefit	(5)
Less: valuation allowance	39
Provision for income taxes	– %

The Company assesses the likelihood that deferred tax assets will be realized. To the extent that realization is not likely, a valuation allowance is established. Based upon the Company’s history of losses since inception, management believes that it is more likely than not that future benefits of deferred tax assets will not be realized and as a result, as of December 31, 2012 and March 31, 2013, a full valuation allowance has been established. The tax effects of temporary differences that give rise to deferred tax assets are presented below:

Deferred tax assets:
Net operating loss carryforward	$2,200
Deferred start-up and organizational expenses	11,822
Valuation allowance	(14,022)
Net deferred tax asset	$–

(NOTE 7) COMMITMENTS AND CONTINGENCIES:

In November 2012, the Company entered into a letter agreement with the Chairman of the Board, President, Secretary and Treasurer (the “employee”).  The employment was “at will” in nature and provided a base salary of $3,000 per month.  The employee resigned from the Company subsequent to December 31, 2012 and on May 3, 2013, the Company entered into a letter agreement with the employee to pay a cash bonus of $17,460 on May 3, 2013.

(NOTE 7) COMMITMENTS AND CONTINGENCIES (continued):

On March 22, 2013, the Company entered into an employment agreement with Anthony Hayes to be the Company’s Chief Executive Officer.  This agreement provides for a base salary at an annual rate of $150,000 and shall be automatically renewed for successive six-month periods unless the Company or Anthony Hayes provides the other party thirty-days’ notice.  This employment agreement was amended on May 1, 2013, to set the annual rate of base compensation at $1 for the first six months.

On May 1, 2013, the Company entered into a letter agreement with its sole director of the Board of Directors.  This agreement provides for a base salary at a monthly rate of $3,000.  The Director’s employment shall be “at will”.

(NOTE 8) RELATED PARTY TRANSACTIONS:

A shareholder of the Company, through a separate unrelated entity, provides overhead and occupancy for North South at a nominal cost.

(NOTE 9) SUBSEQUENT EVENTS:

(A)	Management has evaluated events that have occurred after the balance sheet dates but before the date which the financial statements are issued.

(B)
In April 2013 the Company, its shareholders, Spherix Incorporated, a Delaware corporation ("Spherix"), and Spherix's wholly owned subsidiary, Nuta Technology Corp., a Virginia corporation (“Nuta”) entered into an Agreement and Plan of Merger (the "Merger Agreement"). Upon closing of the transaction contemplated under the Merger Agreement (the "Merger"), the Company will merge with and into Nuta with Nuta as the surviving corporation.  Nuta will continue its operations in the State of Virginia as the record owner of the Company’s intellectual property.  The closing of the Merger is subject to customary closing conditions.

Pursuant to the terms and conditions of the Merger, at the closing of the Merger, all of the Company’s 500 issued and outstanding shares of common stock will be converted into the right to receive an aggregate of 118,483 shares of Spherix's common stock, par value $0.0001 per share (the “Spherix Common Stock”), and all of the Company’s 500 issued and outstanding shares of Series A Preferred Stock and all of the Company’s 128 issued and outstanding shares of Series B Preferred Stock will be converted into the right to receive an aggregate of 1,488,152 shares of Spherix's Series D Convertible Preferred Stock, par value $0.0001 per share, which is convertible into shares of Spherix Common Stock on a one-for-ten basis (collectively with the 118,483 shares of Spherix Common Stock, the “Merger Consideration”).

(C)
On June 25, 2013, the Company purchased 100,000 shares of Series E Convertible Preferred Stock of Spherix Incorporated for a per share price of $5.00, or an aggregate of $500,000, pursuant to a subscription agreement in a private placement.

SPHERIX INCORPORATED and NORTH SOUTH HOLDINGS INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The unaudited pro forma condensed combined balance sheet as of March 31, 2013 combines the historical consolidated balance sheets of Spherix and North South, giving effect to the acquisition of North South by Spherix as if it had occurred on March 31, 2013.

    The unaudited pro forma condensed combined statements of loss for the fiscal period ended December 31, 2012 and for the three months ended March 31, 2013 are prepared by Spherix Incorporated (“Spherix”) and give effect to the following transactions as if they had occurred on January 1, 2012:

•	the anticipated acquisition of North South Holdings, Inc. (“North South”) by Spherix, including the related equity to be issued by Spherix to finance the acquisition

    The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the aforementioned transaction, (2) factually supportable, and (3) with respect to the statements of loss, expected to have a continuing impact on the combined results.  The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements.  In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:

•
separate audited consolidated financial statements of Spherix as of and for the year ended December 31, 2012 and the related notes, included in Spherix’s Annual Report on Form 10-K for the year ended December 31, 2012;

•	audited financial statements of North South as of and for the year ended December 31, 2012 and the related notes included herein;

•
separate unaudited consolidated financial statements of Spherix as of and for the three months ended March 31, 2013 and the related notes, included in Spherix’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013; and

•	unaudited financial statements of North South as of March 30, 2013 and for the period from November 9, 2012 (inception) through March 31, 2013 and the related notes included herein.

    The unaudited pro forma condensed combined financial information has been presented for informational purposes only.  The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated.  In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

    Any material transactions between Spherix and North South during the periods presented in the unaudited pro forma condensed combined financial statements have been eliminated.

SPHERIX INCORPORATED and NORTH SOUTH HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (continued)

    The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. GAAP.  The accounting for the acquisition of North South is dependent upon certain valuations that are provisional and are subject to change.  Spherix will finalize these amounts as it obtains the information necessary to complete the measurement process.  Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.  Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material.  Additionally, the differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Spherix’s future results of operations and financial position.

    In addition, the unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition North South, the costs to integrate the operations of Spherix, North South or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of March 31, 2013

	Historical		North South April 2013 (1)	Spherix June 2013 (2)	Pro Forma Adjustments (3), (4)	Pro Forma Consolidated
ASSETS	Spherix Incorporated	North South Holdings, Inc.
Current assets
Cash and cash equivalents	$3,448,526	$508,787	$2,234,880	$500,000	$2,000,000	$5,948,526
			(350,000)	(500,000)	(1,893,667)
Trade accounts receivable	1,315	-	-	-		1,315
Other receivables	3,508	-	-	-		3,508
Prepaid expenses and other assets	82,206	-	-	-		82,206
Total current assets	3,535,555	508,787	1,884,880	-	106,333	6,035,555

Investment in Spherix by North South				500,000	(500,000)	-
Property and equipment, net of accumulated depreciation	7,930	-	-	-		7,930
Patent portfolios, net	-	436,091	350,000	-	1,100,000	1,100,000
					(786,091)
Deposit	29,504	-	-	-		29,504
Total assets	$3,572,989	$944,878	$2,234,880	$500,000	$(79,758)	$7,172,989

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$358,376	$3,000	$-	$-	$-	$358,376
					(3,000)
Accrued salaries and benefits	85,277	-	-	-		85,277
Liabilities of segment held for sale	10,205	-	-	-		10,205
Total current liabilities	453,858	3,000	-	-	(3,000)	453,858

Deferred rent	45,285	-	-	-		45,285
Warrant liabilities	215,853	-	-	-		215,853
Total liabilities	714,996	3,000	-	-	(3,000)	714,996

Commitments and contingencies

Stockholders' equity
Convertible preferred stock, $0.0001 par value, 500 shares authorized; Series A: 500 shares issued and outstanding at March 31, 2013;		-
Convertible preferred stock, $0.0001 par value, 5,000,000 shares authorized; Series B: 1 share issued and outstanding at March 31, 2013; liquidation preference $1,000 per share	-	-	-	-		-
Series C: 229,337 shares issued and outstanding at March 31, 2013; liquidation preference $0.0001 per share	23	-	-	-		23
Series D: no shares issued and outstanding at March 31, 2013; liquidation preference $0.0001 per share	-	-	-	-	149	149
Series E: no shares issued and outstanding at March 31, 2013; liquidation preference $0.0001 per share				10	(10)	-
Common stock, $0.0001 par value, 50,000,000 shares authorized; 814,114 issued at at March 31, 2013 and 813,713 outstanding at March 31, 2013	82	-	-	-	12	94
Paid-in capital in excess of par value	42,330,462	1,000,000	2,234,880	499,990	3,099,839	45,930,301
					(499,990)
					(2,734,880)
Treasury stock, at cost, 401 shares at March 31, 2013	(464,786)	-	-	-		(464,786)
Accumulated deficit	(39,007,788)	(58,122)	-	-	58,122	(39,007,788)
Total stockholders' equity	2,857,993	941,878	2,234,880	500,000	(76,758)	6,457,993
Total liabilities and stockholders' equity	$3,572,989	$944,878	$2,234,880	$500,000	$(79,758)	$7,172,989

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

The pro forma adjustments are explained in Note 5: Pro Forma Adjustments in Connection with the North South Acquisition.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the year ended December 31, 2012

	Historical
	Spherix Incorporated	North South Holdings, Inc.	Discontinued Operations Eliminated	Pro Forma Adjustments (5)	Pro Forma Consolidated

Revenue	$19,922	$-	$-	$-	$19,922

Operating expense
Amortization of patents	-	-	-	(129,412)	(129,412)
Research and development expense	(727,091)	-	-	-	(727,091)
Selling, general and administrative expense	(2,764,836)	(35,953)	-	-	(2,800,789)
Total operating expense	(3,491,927)	(35,953)	-	(129,412)	(3,657,292)
Loss from operations	(3,472,005)	(35,953)	-	(129,412)	(3,637,370)

Other Income from Change in Fair Value of Warrants	1,202,489	-	-	-	1,202,489
Loss on issuance of warrants	(621,983)	-	-	-	(621,983)
Interest income	3,466	-	-	-	3,466
(Loss) income from continuing operations before taxes	(2,888,033)	(35,953)	-	(129,412)	(3,053,398)
Income tax expense	-				-
(Loss) income from continuing operations	(2,888,033)	(35,953)	-	(129,412)	(3,053,398)

Discontinued operations
Loss from discontinued operations	(968,991)	-	968,991	-	-
Income tax expense	-	-	-	-	-
Loss from discontinued operations	(968,991)	-	968,991	-	-

Net (loss) income	$(3,857,024)	$(35,953)	$968,991	$(129,412)	$(3,053,398)

Net loss per share, basic and diluted
Continuing operations	$(10.56)	$(71.91)	$-		$(7.79)
Discontinued operations	$(3.54)	$-	$3.54		$-
Basic and diluted net loss per share	$(14.10)	$(71.91)	$3.54		$(7.79)

Weighted average number of shares outstanding,
Basic and diluted	273,567	500	273,567		392,050
Book value per share	$3.12	$1,928.09			$11.41
No dividends declared or paid	$-	$-			$-

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

The pro forma adjustments are explained in Note 5: Pro Forma Adjustments in Connection with the North South Acquisition.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the three month period ended March 31, 2013

	Historical
	Spherix Incorporated	North South Holdings, Inc.	Discontinued Operations Eliminated	Pro Forma Adjustments (6)	Pro Forma Consolidated

Revenues	$5,761	$-	$-	$-	$5,761

Costs of goods sold	-	-	-	-	-
Gross profit	5,761	-	-	-	5,761

Operating expenses
Amortization of patents	-	(12,969)		(19,384)	(32,353)
Research and development	(43,068)	-	-	-	(43,068)
Selling, general and administrative	(873,240)	(9,200)	-	-	(882,440)
Total operating expenses	(916,308)	(22,169)	-	(19,384)	(957,861)
Loss from operations	(910,547)	(22,169)	-	(19,384)	(952,100)

Unrealized (loss) gain on the change in fair value of warrant liabilities	(2,786,395)	-	-	-	(2,786,395)
Interest income	372	-	-	-	372
Loss from continuing operations	(3,696,570)	(22,169)	-	(19,384)	(3,738,123)
Income tax expense	-	-	-	-	-
Loss from continuing operations	(3,696,570)	(22,169)	-	(19,384)	(3,738,123)

Discontinued operations
Loss from discontinued operations	-	-	-	-	-
Income tax expense	-	-	-	-	-
Loss from discontinued operations	-	-	-	-	-

Net loss	$(3,696,570)	$(22,169)	$-	$(19,384)	$(3,738,123)

Net loss per share, basic and diluted
Continuing operations	$(5.35)	$(44.34)	$-		$(4.62)
Discontinued operations	$-	$-	$-		$-
Basic and diluted net loss per share	$(5.35)	$(44.34)	$-		$(4.62)

Weighted average number of shares outstanding,
Basic and diluted	691,213	500	691,213		809,696
Book value per share	$4.13	$1,883.76			$7.98
No dividends declared or paid	$-	$-			$-

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

The pro forma adjustments are explained in Note 5: Pro Forma Adjustments in Connection with the North South Acquisition.

SPHERIX INCORPORATED and NORTH SOUTH HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (continued)

Note 1: Description of Transaction

    On April 2, 2013, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with its wholly owned subsidiary, Nuta Technology Corp., a Virginia corporation (“Nuta”), North South Holdings, Inc., a Delaware corporation ("North South"), the owner or assignee of certain patents, licenses and applications (the “North South Intellectual Property”), and the shareholders of North South (the "North South Shareholders").  Upon closing of the transaction contemplated under the Merger Agreement (the "Merger"), North South will merge with and into Nuta with Nuta as the surviving corporation.  Nuta will operate in the State of Virginia as the record owner of the North South Intellectual Property.  The closing of the Merger is subject to customary closing conditions, including the receipt of a fairness opinion that the Merger Consideration (as defined below) is fair to stockholders and the Company from a financial point of view, based on, among other things, the North South Intellectual Property assets, and the approval of the Company’s shareholders holding a majority of the outstanding voting capital of the Company to issue the Merger Consideration pursuant to NASDAQ listing standards.

    Pursuant to the terms and conditions of the Merger, at the closing of the Merger, all issued and outstanding shares of North South’s capital stock will be converted into the right to receive an aggregate of 118,483 shares of the Company’s common stock, par value $0.0001 per share and 1,488,152 shares of the Company’s newly designated Series D Convertible Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”), which is convertible into shares of the Company’s Common Stock on a one-for-ten basis (collectively with the 118,483 shares of Common Stock, the “Merger Consideration”).  Each holder of Series D Preferred Stock is entitled to vote on all shareholder matters, equal to the number of shares of Common Stock such shares are convertible into at such time, unless the holder is precluded from affecting the conversion taking into account beneficial ownership limitations and conversion limits as set forth in the Certificate of Designation.

    At the effective time of the Merger, from the Merger Consideration, 150,000 shares of the Series D Preferred Stock (the “Escrow Shares”) shall be delivered to an escrow agent and shall be held pursuant to an escrow agreement to secure the Company from certain claims that may arise with respect to the representations, warranties, covenants or indemnification obligations of the North South Shareholders for a period of twelve (12) months following the closing of the Merger.  The Escrow Shares are the sole remedy for indemnifiable losses payable under the Merger Agreement.

Note 2: Basis of Presentation

    The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and was based on the historical financial statements of Spherix and North South.

    Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the North South Acquisition, primarily at their respective fair values and added to those of Spherix.  Financial statements and reported results of operations of Spherix issued after completion of the North South Acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of North South.

    Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.

SPHERIX INCORPORATED and NORTH SOUTH HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (continued)

Note 2: Basis of Presentation (continued)

    In connection with the North South Acquisition, total acquisition-related transaction costs expected to be incurred by Spherix and North South are estimated to be approximately $140,000, consisting of acquisition-related transaction costs to be incurred by Spherix.  The estimated acquisition-related transaction costs will be expensed by Spherix in the quarter ending June 30, 2013.

Note 3: Accounting Policies

    Upon consummation of the North South Acquisition, Spherix will review, in detail, North South’s accounting policies.  As a result of that review, Spherix may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.  At this time, Spherix is not aware of any differences that would have a material impact on the combined financial statements.

    As a result, the unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

Note 4: Fair Value Consideration Transferred in Connection with the North South Acquisition

    The following is a preliminary estimate of the purchase consideration transferred in the North South Acquisition:

Payment for North South’s Intangible Assets	$1,100,000
Payment for North South’s Cash Balance	2,000,000
Estimated Purchase Price	$3,100,000

    The fair value of the stock transferred by Spherix as consideration based on an independent appraiser’s report dated June 5, 2013:

Fair value of Common Stock	$26,102
Fair value of Series D Convertible Preferred Stock	3,073,520
Rounding	378
Fair value of consideration for North South	$3,100,000

    The fair value of the identifiable intangible assets and their weighted-average useful lives based on an independent appraiser’s report dated June 5, 2013 are as follows:

Patent Portfolios	$1,100,000

    Intangible assets are comprised of patents with estimated useful lives between 8 and 9 years (20-year life of underlying patent, less the approximate 11 to 12 years elapsed since original patent application).  Once placed in service, Spherix will amortize the costs of intangible assets over their estimated useful lives on a straight-line basis.  Costs incurred to acquire patents, including legal costs, are also capitalized as long-lived assets and amortized on a straight-line basis with the associated patent.

SPHERIX INCORPORATED and NORTH SOUTH HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (continued)

Note 5: Pro Forma Adjustments in Connection with the North South Acquisition

    This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; and Note 4. Fair Value of Consideration Transferred in Connection with the North South Acquisition.  The following summarizes the pro forma adjustments in connection with the North South Acquisition to give effect to the acquisition as if it had occurred on January 1, 2012 for purposes of the pro forma condensed combined statements of income and on March 31, 2013 for purposes of the pro forma condensed combined balance sheet:

(1)
To record the North South April 2013 issuance of Series B convertible preferred stock for $2,234,880, which occurred prior to the closing of the acquisition transaction, but subsequent to the March 31, 2013 balance sheet date.

	DR	CR
Cash and cash equivalents	2,234,880
Additional paid in capital		2,234,880

On April 15, 2013, North South completed the purchase of two patents for $350,000 that was effectuated through a transfer of the membership interests of CompuFill LLC, which occurred prior to the closing of the acquisition transaction, but subsequent to the March 31, 2013 balance sheet date.

	DR	CR
Patent portfolios	350,000
Cash and cash equivalents		350,000
(2)
To record on June 25, 2013, the North South purchase of 100,000 shares of Spherix Series E Convertible Preferred Stock for a per share price of $5.00, or an aggregate of $500,000, pursuant to a subscription agreement in a private placement.

	DR	CR
Cash and cash equivalents	500,000
Series E Convertible Preferred Stock		10
Additional paid in capital		499,990

In addition, a second recording is made to reflect the transfer of cash from North South and its related investment in Spherix.

	DR	CR
Investment in Spherix by North South	500,000
Cash and cash equivalents		500,000

(3)
To record Spherix’s issuance of 118,483 shares of Spherix’s common stock and 1,488,152 shares of Spherix’s Series D Convertible Preferred Stock as consideration to North South Shareholders for the acquisition of North South.  Spherix acquired cash of $2,000,000 and intangible assets $1,100,000 in exchange for common and preferred stock issued at a fair value of $3.1MM.

	DR	CR
Cash and cash equivalents	2,000,000
Intangible assets, net	1,100,000
Series D Convertible Preferred Stock		149
Common Stock		12
Additional paid in capital		3,099,839

SPHERIX INCORPORATED and NORTH SOUTH HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (continued)

Note 5: Pro Forma Adjustments in Connection with the North South Acquisition (continued)

(4)	To eliminate North South Shareholders’ basis in the assets transferred to Spherix in the acquisition transaction.

	DR	CR
Additional paid in capital	2,734,880
Accounts payable	3,000
Cash and cash equivalents		1,893,667
Intangible assets, net		786,091
Accumulated deficit		58,122

To eliminate North South Shareholders’ basis in its investment of Spherix Series E Convertible Preferred Stock for $500,000.

	DR	CR
Series E Convertible Preferred Stock	10
Additional paid in capital	499,990
Investment in Spherix by North South		500,000

(5)	To record amortization expense of the patent portfolios for the year ended December 31, 2012.

	DR	CR
Amortization expense	129,412
Accumulated amortization		129,412

(6)	To adjust amortization expense of the patent portfolios for the quarter ended March 31, 2013.

	DR	CR
Amortization expense	19,384
Accumulated amortization		19,384

End of Notes to
Unaudited Pro Forma Condensed Combined Financial Information

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

North South was incorporated on November 9, 2012 in the state of Delaware.  North South was formed to seek business opportunities in which to acquire patents from various entities and monetize the disposal of them through sales, litigation or licensing.  As North South was formed in November 2012, there are no comparative periods for the prior year.

On April 2, 2013, North South entered into the Merger Agreement with Spherix, Nuta Virginia, and North South’s shareholders Upon closing of the Merger, North South will merge with and into Nuta Virginia with Nuta Virginia as the surviving corporation and the record owner of the North South Intellectual Property.  The closing of the Merger is subject to customary closing conditions, including the receipt of a fairness opinion that the Merger Consideration (as defined below) is fair to stockholders and Spherix from a financial point of view, based on, among other things, the North South Intellectual Property assets, and the approval of Spherix’s shareholders holding a majority of the outstanding voting capital of Spherix to issue the Merger Consideration pursuant to NASDAQ listing standards.

Pursuant to the terms and conditions of the Merger, at the closing of the Merger, an aggregate of 500 issued and outstanding shares of North South’s common stock will be converted into the right to receive an aggregate of 118,483 shares of Spherix’s Common Stock and 500 shares of North South’s Series A Preferred Stock and 128 shares of North South’s Series B Preferred Stock issued and outstanding will be converted into the right to receive an aggregate of 1,488,152 shares of Spherix’s Series D Convertible Preferred Stock, which is convertible into shares of Spherix’s Common Stock on a one-for-ten basis (collectively with the 118,483 shares of Common Stock, the “Merger Consideration”).

At the effective time of the Merger, from the Merger Consideration, 150,000 shares of the Series D Preferred Stock (the “Escrow Shares”) shall be delivered to an escrow agent and shall be held pursuant to an escrow agreement to secure Spherix from certain claims that may arise with respect to the representations, warranties, covenants or indemnification obligations of North South’s shareholders for a period of twelve (12) months following the closing of the Merger.  The Escrow Shares are the sole remedy for indemnifiable losses payable under the Merger Agreement.

Results of Operations

Three months ended March 31, 2013

    During the three months ended March 31, 2013, North South generated no revenues and incurred a net loss of $22,169.

    During the three months ended March 31, 2013, North South incurred total operating expenses of $22,169, consisting of amortization expense, legal fees and fees paid to members of its board of directors.

Period from November 9, 2012 (inception) to December 31, 2012

    During the period from November 9, 2012 (inception) to December 31, 2012, North South generated no revenues and incurred a net loss of $35,953.

    During the period from November 9, 2012 (inception) to December 31, 2012, North South incurred total operating expenses of $35,953, consisting of legal fees and fees paid to members of its board of directors.

Liquidity and Capital Resources

    North South has incurred $58,122 in operating losses for the period from November 9, 2012 (inception) to March 31, 2013. As of March 31, 2013, North South had $508,787 in cash.   As of March 31, 2013, North South had working capital of $505,787 to fund operations. Subsequent to March 31, 2013, North South raised an additional $2,234,880 through the issuance and sale of its Series B Convertible Preferred Stock.

    Since inception, North South has sold 500 shares of common stock and 1,000 shares of preferred stock to its founders for gross aggregate proceeds of approximately $3.2 million.

    North South must raise additional funds or increase revenues in order to fund its continuing operations.  Additionally, as a condition to the closing of the Merger, unless waived by Spherix, North South is required to have a minimum of $2 million in cash at closing.  North South may not be successful in its efforts to raise additional funds or achieve profitable operations. Even if North South is able to raise additional funds through the sale of its securities or through the issuance of debt securities, or through loans from related parties, its directors or financial institutions, its cash needs could be greater than anticipated in which case North South could be forced to raise additional capital.

    At the present time, North South has no commitments for any additional financing, and there can be no assurance that, if needed, additional capital will be available to North South on commercially acceptable terms or at all.

Recent Accounting Pronouncements

    There are no recently issued accounting pronouncements that are expected to have a material impact on the consolidated financial statements or notes thereto.

Off Balance Sheet Arrangements

    As of the date of this Report, North South did not have any significant off-balance-sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

    None.

Quantitative and Qualitative Disclosures About Market Risk

    Not Applicable.

Risks Associated with the Merger

On or prior to the closing of the Merger of Nuta Virginia with North South, we intend to engage  in a new additional line of business.  We intend to become engaged in the commercialization and development of intellectual property assets.  Our activities will generally include the acquisition and development of patents through internal or external research and development.  In addition, we will seek to acquire existing rights to intellectual property through acquisitions of already issued patents and pending patent applications, both in the United States and abroad.  We may alone or in conjunction with others develop products and processes associated with our intellectual property and license our intellectual property to others seeking to develop products or processes or whose products or processes infringe our intellectual property rights through legal processes.

A description of certain risks associated with the Merger and the new additional business we intend to pursue is included in our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2013.  Below are certain risk factors contained therein:

The Company intends to expand the focus of its business to commercializing, developing and monetizing intellectual property, including through licensing and enforcement. The Company may not be able to successfully monetize the patents which it acquires and thus it may fail to realize all of the anticipated benefits of such acquisition.

There is no assurance that the Company will be able to successfully commercialize, acquire, develop or monetize the patent portfolio that it acquires from North South. The acquisition of the patents could fail to produce anticipated benefits, or could have other adverse effects that the Company does not currently foresee. Failure to successfully monetize these patent assets may have a material adverse effect on the Company’s business, financial condition and results of operations.

In addition, the acquisition of the patent portfolio is subject to a number of risks, including, but not limited to the following:

●    There is a significant time lag between acquiring a patent portfolio and recognizing revenue from those patent assets. During that time lag, material costs are likely to be incurred that would have a negative effect on the Company’s results of operations, cash flows and financial position; and

●    The integration of a patent portfolio will be a time consuming and expensive process that may disrupt the Company’s operations. If its integration efforts are not successful, the Company’s results of operations could be harmed. In addition, the Company may not achieve anticipated synergies or other benefits from such acquisition.

      Therefore, there is no assurance that the monetization of the patent portfolios to be acquired will generate enough revenue to recoup the Company’s investment.

The Company’s operating history makes it difficult to evaluate its current business and future prospects.

The Company has, prior to the acquisition of North South, been involved in businesses primarily involving research and development in furtherance of drug and pharmaceutical products and processes, including nutritional supplements and related services.  Prior to the consummation of the Merger, the Company’s business has consisted entirely of its biotechnology research and development unit. The Company not only has no operating history in executing its additional new business which includes, among other things, creating, commercializing, prosecuting, licensing, litigating or otherwise monetizing patent assets. The Company’s lack of operating history in this sector makes it difficult to evaluate its additional new business model and future prospects.

The Company will be initially reliant exclusively on the patent assets it acquired from North South. If the Company is unable to commercialize, license or otherwise monetize such assets and generate revenue and profit through those assets or by other means, there is a significant risk that the Company’s business will fail.

Upon closing of the Merger, the Company will acquire a portfolio of patent assets from North South that it plans to commercialize, license or otherwise monetize. If the Company’s efforts to generate revenue from such assets fail, the Company will have incurred significant losses and may be unable to acquire additional assets. If this occurs, the Company’s business will likely fail.

Upon closing of the Merger and commencement of its additional new line of business, the Company may commence legal proceedings against certain companies, and the Company expects such litigation to be time-consuming and costly, which may adversely affect its financial condition and its ability to operate its business.

To license or otherwise monetize its patent assets, which may constitute a significant focus of the Company’s future activities, the Company may be required to commence legal proceedings against certain companies, pursuant to which the Company may allege that such companies infringe on one or more of the Company’s patents. The Company’s viability could be highly dependent on the outcome of this litigation, and there is a risk that the Company may be unable to achieve the results it desires from such litigation, which failure would harm the Company’s business to a great degree. In addition, the defendants in this litigation are likely to be much larger than the Company and have substantially more resources than the Company does, which could make the Company’s litigation efforts more difficult.

The Company anticipates that these legal proceedings may continue for several years and may require significant expenditures for legal fees and other expenses. Disputes regarding the assertion of patents and other intellectual property rights are highly complex and technical. Once initiated, the Company may be forced to litigate against others to enforce or defend its intellectual property rights or to determine the validity and scope of other parties’ proprietary rights. The defendants or other third parties involved in the lawsuits in which the Company is involved may allege defenses and/or file counterclaims in an effort to avoid or limit liability and damages for patent infringement. If such defenses or counterclaims are successful, they may preclude the Company’s ability to derive licensing revenue from the patents. A negative outcome of any such litigation, or one or more claims contained within any such litigation, could materially and adversely impact the Company’s business. Additionally, the Company anticipates that its legal fees and other expenses will be material and will negatively impact the Company’s financial condition and results of operations and may result in its inability to continue its business.

The Company may seek to internally develop additional new inventions and intellectual property, which would take time and be costly. Moreover, the failure to obtain or maintain intellectual property rights for such inventions would lead to the loss of the Company’s investments in such activities.

Part of the Company’s additional new business may include the internal development of new inventions or intellectual property that the Company will seek to monetize. However, this aspect of the Company’s business would likely require significant capital and would take time to achieve. Such activities could also distract our management team from its present business initiatives, which could have a material and adverse effect on the Company’s business. There is also the risk that the Company’s initiatives in this regard would not yield any viable new inventions or technology, which would lead to a loss of the Company’s investments in time and resources in such activities.

In addition, even if the Company is able to internally develop new inventions, in order for those inventions to be viable and to compete effectively, the Company would need to develop and maintain, and it would heavily rely upon, a proprietary position with respect to such inventions and intellectual property. However, there are significant risks associated with any such intellectual property the Company may develop principally including the following:

 patent applications the Company may file may not result in issued patents or may take longer than the Company expects to result in issued patents;

●   the Company may be subject to interference proceedings;

●   the Company may be subject to opposition proceedings in the U.S. or foreign countries;

●   any patents that are issued to the Company may not provide meaningful protection;

●   the Company may not be able to develop additional proprietary technologies that are patentable;

●   other companies may challenge patents issued to the Company;

●   other companies may have independently developed and/or patented (or may in the future independently develop and patent) similar or alternative technologies, or duplicate the Company’s technologies;

●   other companies may design around technologies the Company has developed; and

●   enforcement of the Company’s patents would be complex, uncertain and very expensive.

The Company cannot be certain that patents will be issued as a result of any future applications, or that any of the Company’s patents, once issued, will provide the Company with adequate protection from competing products. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. In addition, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it will be the first to make its additional new inventions or to file patent applications covering those inventions. It is also possible that others may have or may obtain issued patents that could prevent the Company from commercializing the Company’s products or require the Company to obtain licenses requiring the payment of significant fees or royalties in order to enable the Company to conduct its business. As to those patents that the Company may license or otherwise monetize, the Company’s rights will depend on maintaining its obligations to the licensor under the applicable license agreement, and the Company may be unable to do so. The Company’s failure to obtain or maintain intellectual property rights for the Company’s inventions would lead to the loss the Company’s business.

    Moreover, patent application delays could cause delays in recognizing revenue from the Company’s internally generated patents and could cause the Company to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

New legislation, regulations or court rulings related to enforcing patents could harm the Company’s new line of business and operating results.

If Congress, the United States Patent and Trademark Office or courts implement new legislation, regulations or rulings that impact the patent enforcement process or the rights of patent holders, these changes could negatively affect the Company’s new business model. For example, limitations on the ability to bring patent enforcement claims, limitations on potential liability for patent infringement, lower evidentiary standards for invalidating patents, increases in the cost to resolve patent disputes and other similar developments could negatively affect the Company’s ability to assert its patent or other intellectual property rights.

In addition, on September 16, 2011, the Leahy-Smith America Invents Act (the “Leahy-Smith Act”), was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These changes include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. The U.S. Patent Office is currently developing regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act recently became effective. Accordingly, it is too early to tell what, if any, impact the Leahy-Smith Act will have on the operation of the Company’s business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of the Company’s issued patents, all of which could have a material adverse effect on the Company’s business and financial condition.

On February 27, 2013, US Representatives DeFazio and Chaffetz introduced HR845.  In general, the bill known as the SHIELD Act (“Saving High-tech Innovators from Egregious Legal Disputes”), seeks to assess legal fee liability to plaintiffs in patent infringement actions for defendants costs.  In the event that the bill becomes law, the potential obligation to pay the legal fees of defendants in patent disputes could have a material adverse effect on the Company’s business or financial condition.

On June 4, 2013, the Obama Administration issued executive actions and legislative recommendations. The legislative measures recommended by the Obama Administration include requiring patentees and patent applicants to disclose the “Real Party-in-Interest”, giving district courts more discretion to award attorney’s fees to the prevailing party, requiring public filing of demand letters such that they are accessible to the public, and protecting consumers against liability for a product being used off-the shelf and solely for its intended use.

The executive actions includes ordering the USPTO to make rules to require the disclosure of the Real Party-in-Interest by requiring patent applicants and owners to regularly update ownership information when they are involved in proceedings before the USPTO (e.g. specifying the “ultimate parent entity”) and requiring the USPTO to train its examiners to better scrutinize functional claims to prevent allowing overly broad claims.

 It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become enacted as laws. Compliance with any new or existing laws or regulations could be difficult and expensive, affect the manner in which the Company conducts its business and negatively impact the Company’s business, prospects, financial condition and results of operations.

The Company’s acquisitions of patent assets may be time consuming, complex and costly, which could adversely affect the Company’s operating results.

Acquisitions of patent or other intellectual property assets, which are and will be critical to the Company’s business plan, are often time consuming, complex and costly to consummate. The Company may utilize many different transaction structures in its acquisitions and the terms of such acquisition agreements tend to be heavily negotiated. As a result, the Company expects to incur significant operating expenses and will likely be required to raise capital during the negotiations even if the acquisition is ultimately not consummated. Even if the Company is able to acquire particular patent assets, there is no guarantee that the Company will generate sufficient revenue related to those patent assets to offset the acquisition costs. While the Company will seek to conduct confirmatory due diligence on the patent assets the Company is considering for acquisition, the Company may acquire patent assets from a seller who does not have proper title to those assets. In those cases, the Company may be required to spend significant resources to defend the Company’s interest in the patent assets and, if the Company is not successful, its acquisition may be invalid, in which case the Company could lose part or all of its investment in the assets.

The Company may also identify patent or other intellectual property assets that cost more than the Company is prepared to spend with its own capital resources. The Company may incur significant costs to organize and negotiate a structured acquisition that does not ultimately result in an acquisition of any patent assets or, if consummated, proves to be unprofitable for the Company. These higher costs could adversely affect the Company’s operating results, and if the Company incurs losses, the value of its securities will decline.

In addition, the Company may acquire patents and technologies that are in the early stages of adoption in the commercial, industrial and consumer markets. Demand for some of these technologies will likely be untested and may be subject to fluctuation based upon the rate at which the Company’s licensees will adopt its patents and technologies in their products and services. As a result, there can be no assurance as to whether technologies the Company acquires or develops will have value that it can monetize.

In certain acquisitions of patent assets, the Company may seek to defer payment or finance a portion of the acquisition price. This approach may put the Company at a competitive disadvantage and could result in harm to the Company’s business.

The Company has limited capital and may seek to negotiate acquisitions of patent or other intellectual property assets where the Company can defer payments or finance a portion of the acquisition price. These types of debt financing or deferred payment arrangements may not be as attractive to sellers of patent assets as receiving the full purchase price for those assets in cash at the closing of the acquisition. As a result, the Company might not compete effectively against other companies in the market for acquiring patent assets, many of whom have greater cash resources than the Company has. In addition, any failure to satisfy the Company’s debt repayment obligations may result in adverse consequences to its operating results.

Any failure to maintain or protect the Company’s patent assets or other intellectual property rights could significantly impair its return on investment from such assets and harm the Company’s brand, its business and its operating results.

The Company’s ability to operate its new additional line of business and compete in the intellectual property market largely depends on the superiority, uniqueness and value of the Company’s acquired patent assets and other intellectual property. To protect its proprietary rights, the Company will rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with its employees and third parties, and protective contractual provisions. No assurances can be given that any of the measures the Company undertakes to protect and maintain its assets will have any measure of success.

Following the acquisition of patent assets, the Company will likely be required to spend significant time and resources to maintain the effectiveness of those assets by paying maintenance fees and making filings with the United States Patent and Trademark Office. The Company may acquire patent assets, including patent applications, which require the Company to spend resources to prosecute the applications with the United States Patent and Trademark Office. Further, there is a material risk that patent related claims (such as, for example, infringement claims (and/or claims for indemnification resulting therefrom), unenforceability claims, or invalidity claims) will be asserted or prosecuted against the Company, and such assertions or prosecutions could materially and adversely affect the Company’s business. Regardless of whether any such claims are valid or can be successfully asserted, defending such claims could cause the Company to incur significant costs and could divert resources away from the Company’s other activities.

Despite the Company’s efforts to protect its intellectual property rights, any of the following or similar occurrences may reduce the value of the Company’s intellectual property:

●   the Company’s applications for patents, trademarks and copyrights may not be granted and, if granted, may be challenged or invalidated;

●   issued trademarks, copyrights, or patents may not provide the Company with any competitive advantages when compared to potentially infringing other properties;

●   the Company’s efforts to protect its intellectual property rights may not be effective in preventing misappropriation of the Company’s technology; or

●   the Company’s efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those the Company acquires and/or prosecutes.

Moreover, the Company may not be able to effectively protect its intellectual property rights in certain foreign countries where the Company may do business in the future or from which competitors may operate. If the Company fails to maintain, defend or prosecute its patent assets properly, the value of those assets would be reduced or eliminated, and the Company’s business would be harmed.

Weak global economic conditions may cause infringing parties to delay entering into licensing agreements, which could prolong the Company’s litigation and adversely affect its financial condition and operating results.

The Company’s new business plan depends significantly on worldwide economic conditions, and the United States and world economies have recently experienced weak economic conditions. Uncertainty about global economic conditions poses a risk as businesses may postpone spending in response to tighter credit, negative financial news and declines in income or asset values. This response could have a material negative effect on the willingness of parties infringing on the Company’s assets to enter into licensing or other revenue generating agreements voluntarily. Entering into such agreements is critical to the Company’s business plan, and the Company’s failure to do so could cause material harm to its business.

If the Company is unable to adequately protect its intellectual property, the Company may not be able to compete effectively.

The Company’s ability to compete depends in part upon the strength of the Company’s proprietary rights that it will own as a result of the Merger or may hereafter acquire in its technologies, brands and content. The Company intends to rely on a combination of U.S. and foreign patents, copyrights, trademark, trade secret laws and license agreements to establish and protect its intellectual property and proprietary rights. The efforts the Company takes to protect its intellectual property and proprietary rights may not be sufficient or effective at stopping unauthorized use of its intellectual property and proprietary rights. In addition, effective trademark, patent, copyright and trade secret protection may not be available or cost-effective in every country in which the Company’s services are made available. There may be instances where the Company is not able to fully protect or utilize its intellectual property in a manner that maximizes competitive advantage. If the Company is unable to protect its intellectual property and proprietary rights from unauthorized use, the value of the Company’s products may be reduced, which could negatively impact the Company’s new business. The Company’s inability to obtain appropriate protections for its intellectual property may also allow competitors to enter the Company’s markets and produce or sell the same or similar products. In addition, protecting the Company’s intellectual property and other proprietary rights is expensive and diverts critical managerial resources. If any of the foregoing were to occur, or if the Company is otherwise unable to protect its intellectual property and proprietary rights, the Company’s business and financial results could be adversely affected.

If the Company is forced to resort to legal proceedings to enforce its intellectual property rights, the proceedings could be burdensome and expensive. In addition, the Company’s proprietary rights could be at risk if the Company is unsuccessful in, or cannot afford to pursue, those proceedings. The Company will also rely on trade secrets and contract law to protect some of its proprietary technology. The Company will enter into confidentiality and invention agreements with its employees and consultants. Nevertheless, these agreements may not be honored and they may not effectively protect the Company’s right to its un-patented trade secrets and know-how. Moreover, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company’s trade secrets and know-how.

If the NASDAQ Stock Market determines that the Merger with North South and the issuance of the Merger Consideration results in a change of control of the Company, the Company may be required to submit a new application under NASDAQ’s original listing standards and if such application is not approved, the Company’s Common Stock may be delisted from The NASDAQ Capital Market.

In connection with the Merger, the Company will issue 118,483 shares of Common Stock and 1,488,152 shares of Series D Preferred Stock, which are convertible into shares of Common Stock on a one-for-ten basis.  The Company does not believe the issuance of the Merger Consideration will result in a change of control of the Company because of, among other things, the significant overlap in ownership between the Company and North South.  NASDAQ Rule 5110(a) provides that a Company must apply for initial listing in connection with a transaction whereby a company combines with a non-NASDAQ entity, resulting in a change of control of such company and potentially allowing the non-NASDAQ entity to effectively obtain NASDAQ listing.  In determining whether a change of control has occurred, NASDAQ considers all relevant factors including, changes in management, board of directors, voting power, ownership and financial structure of the Company.  If The NASDAQ Stock Market determines that a change of control does in fact result from the consummation of the Merger and the issuance of the Merger Consideration and an original listing application has not been approved prior to the consummation of Merger, the Company will be in violation of NASDAQ Rule 5110(a) and the Company’s Common Stock could be delisted from The NASDAQ Capital Market.

PROPOSAL TO APPROVE SPHERIX INCORPORATED 2013 EQUITY INCENTIVE PLAN

Description of Our 2013 Equity Incentive Plan

On April 1, 2013, the Company’s board of directors adopted the Spherix Incorporated 2013 Equity Incentive Plan (the “2013 Plan”), an omnibus equity incentive plan pursuant to which the Company may grant equity and cash and equity-linked awards to certain management, directors, consultants and others.  The Company’s board of directors recommends adoption of the 2013 Plan in order to promote the success of the Company by providing a means to offer incentives and to attract, motivate, retain and reward  persons eligible to participate in the 2013 Plan.   Accordingly, the Company’s board of directors voted unanimously to adopt the 2013 Plan.

Set forth below is a summary of the 2013 Plan, but this summary is qualified in its entirety by reference to the full text of the 2013 Plan, a copy of which is included as Appendix A to this Consent Solicitation Statement.

Shares Available
The 2013 Plan authorizes approximately 15% or our fully-diluted Common Stock (2,800,000 shares) be reserved for issuance under the Plan, after giving effect to the shares of our capital stock issuable under the Merger.   As of July 31, 2013 , 2,010,500 option shares were issued under our 2013 Plan, subject to shareholder approval of the 2013 Plan, and 122,250 shares of Common Stock were issued under our previously adopted 2012 Plan.

Administration

The 2013 Plan will be administered by the board of directors or by one or more committees of directors appointed by the board of directors (the “Administrator”).  The board of directors may delegate different levels of authority to different committees with administrative and grant authority under the 2013 Plan. Any committee delegated administrative authority under the 2013 Plan may further delegate its authority under the Plan to another committee of directors, and any such delegate shall be deemed to be an Administrator of the 2013 Plan.  Any Administrator may also, within its administrative authority under the 2013 Plan and in accordance with applicable law, delegate to one or more officers of the Company the ability to make awards to Eligible Persons (as defined below) under the 2013 Plan.  It is anticipated that the Administrator (either generally or with respect to specific transactions) will be constituted so as to comply, as necessary or desirable, with the requirements of Code Section 162(m) and Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

Eligibility

Awards may be granted pursuant to the 2013 Plan only to persons who are eligible persons.  Under the 2013 Plan, “Eligible Person” means any person who is either: (a) an officer (whether or not a director) or employee of the Company or one of its subsidiaries; (b) a director of the Company or one of its subsidiaries; or (c) an individual consultant who renders bona fide services  to the Company or one of its subsidiaries; provided, however, that ISOs may be granted only to employees.  As of the Record Date, the approximate number of Eligible Persons under the 2013 Plan included four officers or employees of the Company, three independent directors of the Company or one of its subsidiaries, and four individual consultants to the Company or one of its subsidiaries.

Awards

The 2013 Plan permits the grant of: (a) stock options, which may be intended as ISOs or as nonqualified stock options (options not meeting the requirements to qualify as ISOs); (b) stock appreciation rights (“SARs”); (c) restricted stock; (d) restricted stock units; (e) cash incentive awards; or (f) other awards, including: (i) stock bonuses, performance stock, performance units, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the common stock, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; or (ii) any similar securities with a value derived from the value of or related to the common stock and/or returns thereon.

Option and SAR Awards.  Option and SAR awards granted under the 2013 Plan must have an exercise price or base price of no less than 100% of the fair market value of the common stock on the date of grant (or 110% of the fair market value on the date of grant, in the case of ISOs granted to certain ten percent stockholders of the Company).  Options and SAR awards shall become exercisable upon such conditions (which may include the passage of time or the attainment of certain performance criteria) as the Administrator may establish in its sole discretion.  The exercise price of any option shall be paid in cash or by any of the methods set forth below under the heading “Consideration for Awards.”  Option and SAR awards are exercisable for a period established by the Administrator, which in no event shall exceed ten years from the date of grant (five years in the case of ISOs granted to certain ten percent stockholders of the Company).  If the Administrator does not specify otherwise in an award agreement, upon termination of a participant’s employment or other service to the Company, option and SAR awards shall expire (1) three months after the last day that the participant is employed by or provides services to the Company or any subsidiary (provided; however, that in the event of the participant’s death during this period, those persons entitled to exercise the option or SAR pursuant to the laws of descent and distribution shall have one year following the date of death within which to exercise such option or SAR); (2) in the case of a participant whose termination of employment or services is due to death or disability (as defined in the applicable award agreement), 12 months after the last day that the participant is employed by or provides services to the Company or its subsidiary; and (3) immediately upon a participant’s termination for “cause”.

Performance Based Compensation

The 2013 Plan provides for the grant of certain awards, the vesting or payment of which may be contingent on the satisfaction of certain performance criteria.  Such performance-based awards are designed to be exempt from the limitations of Section 162(m) of the Code, as described below under “Certain Federal Tax Consequences.”  The maximum number of shares that may be issued to any single participant pursuant to options and SARs during the term of the 2013 Plan shall not exceed Two Million Eight Hundred Thousand (2,800,000) shares.  The maximum number of shares of common stock which may be delivered pursuant to other performance-based equity awards granted during the 162(m) Term (as defined below) may not exceed 2,000,000 shares, and the maximum amount of cash compensation payable pursuant to performance-based cash awards granted during the 162(m) Term (as defined below) may not exceed $1,000,000.  The 162(m) Term is the period beginning on the effective date of the 2013 Plan and ending on the date of the first stockholder meeting that occurs in the fifth year following the year in which the Company’s stockholders first approve this 2013 Plan (the “162(m) Term”)

 The 2013 Plan includes the following performance criteria that may be used by the Administrator when granting performance-based awards: (1) earnings per share, (2) cash flow (which means cash and cash equivalents derived from either (i) net cash flow from operations or (ii) net cash flow from operations, financing and investing activities), (3) total stockholder return, (4) price per share of common stock, (5) gross revenue, (6) revenue growth, (7) operating income (before or after taxes), (8) net earnings (before or after interest, taxes, depreciation and/or amortization), (9) return on equity, (10) capital employed, or on assets or on net investment, (11) cost containment or reduction, (12) cash cost per ounce of production, (13) operating margin, (14) debt reduction, (15) resource amounts, (16) production or production growth, (17) resource replacement or resource growth, (18) successful completion of financings, or (19) any combination of the foregoing.

Fair Market Value

Under the 2013 Plan, “Fair Market Value” means, unless otherwise determined or provided by the Administrator in the circumstances, the closing price for a share of common stock on the trading day immediately before the grant date, as furnished by the NASDAQ Stock Market or other principal stock exchange on which the Common Stock is then listed for the date in question, or if the Common Stock is no longer listed on a principal stock exchange, then by the Over-the-Counter Bulletin Board or OTC Markets. If the Common Stock is no longer listed on the NASDAQ Capital Market or listed on a principal stock exchange or is no longer actively traded on the Over-the-Counter Bulletin Board or OTC Markets as of the applicable date, the Fair Market Value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances.

Consideration for Awards

The purchase price for any award granted under the 2013 Plan or the common stock to be delivered pursuant to any such award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

●	services rendered by the recipient of such award;

●	cash, check payable to the order of the Company, or electronic funds transfer;

●	notice and third party payment in such manner as may be authorized by the Administrator;

●	the delivery of previously owned and fully vested shares of common stock;

●	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

●
subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In the event that the Administrator allows a participant to exercise an award by delivering shares of common stock previously owned by such participant and unless otherwise expressly provided by the Administrator, any shares delivered which were initially acquired by the participant from the Company (upon exercise of a stock option or otherwise) must have been owned by the participant at least six months as of the date of delivery. Shares of common stock used to satisfy the exercise price of an option are valued at their fair market value on the date of exercise. The Company will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price for the shares and any related withholding obligations and any other conditions to exercise or purchase, as established from time to time by the Administrator, have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Company.

All of the reserved shares under our 2013 Plan are available for issuance under the 2013 Plan may be issued as “incentive stock options” (“ISOs”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or as other type of awards.   The Administrator may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in accordance with the 2013 Plan. Shares shall be counted against those reserved to the extent such shares have been delivered and are no longer subject to a substantial risk of forfeiture. Accordingly, (i) to the extent that an award under the 2013 Plan, in whole or in part, is canceled, expired, forfeited, settled in cash, settled by delivery of fewer shares than the number of shares underlying the award, or otherwise terminated without delivery of shares to the participant, the shares retained by or returned to the Company will not be deemed to have been delivered under the 2013 Plan and will be deemed to remain or to become available under the 2013 Plan; and (ii) shares that are withheld from such an award or separately surrendered by the participant in payment of the exercise price or taxes relating to such an award shall be deemed to constitute shares not delivered and will be deemed to remain or to become available under the 2013 Plan. The foregoing adjustments to the share limit of the 2013  Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended to qualify as performance-based compensation under Section 162(m).

The number of shares available for issuance under the 2013 Plan (as well as the number of shares that may be issued as ISOs, and the share limitations set forth below under the heading “Performance Based Compensation”) are subject to proportionate adjustment by the Administrator (as defined below) in the event of any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split, or upon any merger, arrangement, combination, consolidation, or other reorganization, or upon any spin-off, split-up or similar extraordinary dividend distribution in respect of the common stock, or upon any exchange of common stock or other securities of the Company, or upon any similar unusual or extraordinary corporate transaction in respect of the common stock.

Change in Control

Upon a change in control, each then-outstanding option and SAR shall automatically become fully vested, all restricted shares then outstanding shall automatically fully vest free of restrictions, and each other award granted under the 2013 Plan that is then outstanding shall automatically become vested and payable to the holder of such award unless the Administrator has made appropriate provision for the substitution, assumption, exchange or other continuation of the award pursuant to the change in control.  Notwithstanding the foregoing, the Administrator, in its sole and absolute discretion, may choose (in an award agreement or otherwise) to provide for full or partial accelerated vesting of any award upon a change in control (or upon any other event or other circumstance related to the change in control, such as an involuntary termination of employment occurring after such change in control, as the Administrator may determine), irrespective of whether such any such award has been substituted, assumed, exchanged or otherwise continued pursuant to the change in control.

For purposes of the 2013 Plan, “Change in Control” shall be deemed to have occurred if:

(i)           a tender offer (or series of related offers) shall be made and consummated for the ownership of 50% or more of the outstanding voting securities of the Company, unless as a result of such tender offer more than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the stockholders of the Company (as of the time immediately prior to the commencement of such offer), and/or by any employee benefit plan of the Company or its subsidiaries, and their affiliates;

(ii)           the Company shall be merged or consolidated with another entity, unless as a result of such merger or consolidation more than 50% of the outstanding voting securities of the surviving or resulting entity shall be owned in the aggregate by the stockholders of the Company (as of the time immediately prior to such transaction), and/or by any employee benefit plan of the Company or its subsidiaries, and their affiliates;

(iii)           the Company shall sell substantially all of its assets to another entity that is not wholly owned by the Company, unless as a result of such sale more than 50% of such assets shall be owned in the aggregate by the stockholders of the Company (as of the time immediately prior to such transaction), and/or by any employee benefit plan of the Company or its subsidiaries and their affiliates; or

(iv)           a person shall acquire 50% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record), unless as a result of such acquisition more than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the stockholders of the Company (as of the time immediately prior to the first acquisition of such securities by such person), and/or by any employee benefit plan of the Company or its subsidiaries, and their affiliates.

Notwithstanding the foregoing, (1) the Administrator may waive the requirement described in paragraph (iv) above that a person must acquire more than 50% of the outstanding voting securities of the Company for a change in control to have occurred if the Administrator determines that the percentage acquired by a person is significant (as determined by the Administrator in its discretion) and that waiving such condition is appropriate in light of all facts and circumstances, and (2) no compensation that has been deferred for purposes of Section 409A of the Code shall be payable as a result of a change in control unless the change in control qualifies as a change in ownership or effective control of the Company within the meaning of Section 409A of the Code.

 Certain Federal Tax Consequences

The following summary of the federal income tax consequences of the 2013 Plan transactions is based upon federal income tax laws in effect on the date of this Consent Solicitation Statement. This summary does not purport to be complete, and does not discuss state, local or non-U.S. tax consequences.

Nonqualified Stock Options. The grant of a nonqualified stock option under the 2013 Plan will not result in any federal income tax consequences to the participant or to the Company. Upon exercise of a nonqualified stock option, the participant will recognize ordinary compensation income equal to the excess of the fair market value of the shares of common stock at the time of exercise over the option exercise price.  If the participant is an employee, this income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by the Code, including Section 162(m) thereof.  Any gain or loss on the participant’s subsequent disposition of the shares will be treated as long-term or short-term capital gain or loss, depending on the sales proceeds received and whether the shares are held for more than one year following exercise. The Company does not receive a tax deduction for any subsequent capital gain.

Incentive Options. The grant of an ISO under the 2013 Plan will not result in any federal income tax consequences to the participant or to the Company. A participant recognizes no federal taxable income upon exercising an ISO (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an ISO, the tax consequences depend upon how long the participant has held the shares. If the participant does not dispose of the shares within two years after the ISO was granted, nor within one year after the ISO was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods (referred to as a “disqualifying disposition”), he or she will recognize ordinary compensation income in the year of the disposition. The amount of ordinary compensation income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock at the time of exercise and the exercise price.  Such amount is not subject to withholding for federal income and employment tax purposes, even if the participant is an employee of the Company.  Any gain in excess of the amount taxed as ordinary income will generally be treated as a short-term capital gain. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary compensation income recognized by the participant, subject to possible limitations imposed by the Code, including Section 162(m) thereof.

The “spread” under an ISO —i.e., the difference between the fair market value of the shares at exercise and the exercise price—is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the alternative minimum tax liability.

Restricted Stock. Restricted stock is generally taxable to the participant as ordinary compensation income on the date that the restrictions lapse (i.e. the date that the stock vests), in an amount equal to the excess of the fair market value of the shares on such date over the amount paid for such stock (if any). If the participant is an employee, this income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the participant, subject to possible limitations imposed by the Code, including Section 162(m) thereof. Any gain or loss on the participant’s subsequent disposition of the shares will be treated as long-term or short-term capital gain or loss treatment depending on the sales price and how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any subsequent gain.

Participants receiving restricted stock awards may make an election under Section 83(b) of the Code (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the excess of the fair market value on the date of the issuance of the stock over the amount paid for such stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long-term or short-term capital gain or loss to the recipient. The Section 83(b) Election must be made within 30 days from the time the restricted stock is issued.

Other Awards. Other awards (such as restricted stock units) are generally treated as ordinary compensation income as and when common stock or cash are paid to the participant upon vesting or settlement of such awards.  If the participant is an employee, this income is subject to withholding for income and employment tax purposes.  The Company is generally entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient, subject to possible limitations imposed by the Code, including Section 162(m) thereof.

Section 162(m) of the Internal Revenue Code.  Under Code Section 162(m), no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to the Company’s “covered employees.” A “covered employee” is the Company’s chief executive officer and the three other most highly compensated officers of the Company other than the chief financial officer.  An exception to this rule applies to “qualified performance based compensation,” which generally includes stock options and stock appreciation rights granted under a stockholder approved plan, and other forms of equity incentives, the vesting or payment of which is contingent upon the satisfaction of certain stockholder approved performance goals.  The Company intends that the 2013 Plan allow for the grant of options and stock appreciation rights that may be treated as “qualified performance based compensation” that is exempt from the limitations of Code Section 162(m), and for the grant of other performance-based awards that may be treated as “qualified performance based compensation,” but it makes no assurance that either such type of award will be so treated.

NEW PLAN BENEFITS

SEC rules require us to disclose any amounts that we currently are able to determine will be allocated to our named executive officers, directors and other employees following approval of the 2013 Plan. Set forth below is information on option grants under the 2013 Plan to the Named Executive Officers, all current executive officers as a group, all current directors who are not executive officers as a group, and all employees who are not executive officers as a group.  Awards granted under the 2013 Plan will not vest prior to shareholder approval of the 2013 Plan.

Name and Position	Number of Options
Douglas Brown	75,000
Edward Karr	75,000
Harvey Kesner	1,000,000
Robert Vander Zander	75,000
Robert Clayton (resigned on June 28, 2013)	5,000
Executive Group	1,230,000

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information concerning our equity compensation plans as of December 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	7,163	1	$22.34	2,750	3
Equity compensation plans not approved by securities holders	1,399	2	$97.27	N/A
Total	8,562			2,750

1.    Consists of options to acquire 7,163 shares of our common stock issued to our key employees and directors.
2.    Consists of warrants to purchase 1,399 shares of our common stock issued to our placement agent with respect to the January 2011, October 2011 and February 2012 offerings.
3.    Consists of shares of common stock available for future issuance under our equity incentive plan.

PROPOSAL TO APPROVE AND RATIFY THE RETENTION OF SICHENZIA ROSS FRIEDMAN FERENCE LLP AS SPECIAL COUNSEL TO THE COMPANY AND SUBSIDIARIES AND TO WAIVE ANY POTENTIAL CONFLICT OF INTEREST ARISING FROM  OR RELATING TO THE ASSOCIATION OF THE COMPANY’S CURRENT INTERIM CHIEF EXECUTIVE AND DIRECTOR WITH SUCH LAW FIRM.

On April 1, 2013, our board of directors approved Sichenzia Ross Friedman Ference LLP (“SRFF”) to perform services for the Company as counsel after full disclosure of the relationship of such firm with our interim Chief Executive Officer.   Harvey Kesner, who has been a member of the Company’s board of directors since November 2012 and the Company’s interim Chief Executive Officer since February 27, 2013, is a partner of SRFF.  The board’s decision was based in part on the alignment between SRFF’s resources and expertise and the Company’s new business focus and experience in similar business ventures.  Our board of directors approved the retention of SRFF and determined that no conflict of interest existed as a result of Mr. Kesner’s association with SRFF and was not likely to arise given the nature of the services SRFF would be providing generally as well as the Company’s continued access to, and utilization of, independent outside counsel with long-standing relations with the Company on other matters.

The selection of the Company’s outside legal counsel is not required to be submitted to a vote of our stockholders for ratification.  However, we are submitting this matter to the stockholders as a best practices matter in order to provide disclosure and seek ratification of such decision by the stockholders.  Even if the retention of SRFF is not ratified, the board of directors may, in its discretion, retain SRFF or a different law firm at any time if they determine that such a change would be in the best interests of the Company

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our voting securities as of the Record Date by:

●	each person known by us to beneficially own more than 5.0% of any class of our voting securities;
●	each of our directors;
●	each of our named executive officers; and
●	all of our directors and executive officers as a group.

The percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or dispositive power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned.

As of the Record Date, we had 900,962 shares outstanding.

	Beneficially Owned Amount (1)		% of Class

Principal Stockholders

Four Kids Investment Funds, LLC (5)	46,957	(5)	5.21%
Hudson Bay IP Opportunities Master Fund L.P. (4)	51,653	(4)	5.73%
Iroquois Master Fund Ltd. (6)	46,957	(6)	5.21%
US Commonwealth Life A.I. (7)	110,000		12.21%

All Principal Stockholders as a Group	255,567		28.36%

Executive Officers and Directors

Douglas T. Brown	1,353	(2)	*
Edward M. Karr	1,013	(2)	*
Harvey J. Kesner	29,795	(2)(3)	3.27%
Robert J. Vander Zanden	1,308	(2)	*

All Executive Officers and Directors as a Group (4 persons)	33,469	(2)	3.66%

* Less than 1% of the outstanding shares of our Common Stock.

(1)
Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of July 10, 2013. In computing the number of shares beneficially owned and the percentage ownership, shares of common stock that may be acquired within 60 days of July 10, 2013 pursuant to the exercise of options, warrants or convertible notes are deemed to be outstanding for that person. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Included in the number of shares beneficially owned by D.T. Brown, E.M. Karr, H.J. Kesner, R.J. Vander Zanden and All Executive Officers and Directors as a Group are 1,159, 1,013, 1,013, 1,308 and 4,493 shares, respectively, which such persons have a right to acquire within 60 days pursuant to stock options.  Excludes options issued pursuant to the 2013 Plan which do not vest prior to shareholder approval of the 2013 Plan.

(3)
Represents options to purchase 1,013 shares of Common Stock at an exercise price of $9.87 per share awarded November 16, 2012 exercisable within 60 days. Excludes options to purchase 750,000 shares of Common Stock at an exercise price of $7.08 per share awarded April 4, 2013 and options to purchase 250,000 shares of Common Stock at an exercise price of $7.08 per share awarded April 4, 2013 subject to certain vesting conditions, including a VWAP of $12.00 per share for 30 of 90 consecutive days prior to December 31, 2014.  Also includes (i) 9,391 shares of Common Stock purchased by Paradox Capital Partners, LLC in a Private Placement on November 7, 2012, (ii) warrants to purchase 9,391 shares of Common Stock purchased by Paradox Capital Partners, LLC, in a Private Placement on November 7, 2012 and (iii) a restricted stock award of 10,000 shares of Common Stock issued on December 12, 2012 that may vest within 60 days held by Paradox Capital Partners LLC.  Excluded from the aggregate beneficially owned shares are 110,000 shares of Common Stock held by U.S. Commonwealth Life A.I. (“USL”) of which The Four Camps 2013 Trust is beneficiary.    Harvey Kesner is the sole member and manager of Paradox Capital Partners LLC and in such capacity holds voting and dispositive power over securities of the Company held by Paradox Capital Partners LLC.  Mr. Kesner exercises no investment or voting power and disclaims beneficial ownership of the shares held by USL.  Beneficiaries of The Four Camps 2013 Trust include the children of Mr. Kesner.

(4)
Excludes 24,977 shares of Series C Preferred Stock.  The Series C Preferred Stock may not be converted and the holder may not receive shares of the Company’s Common Stock such that the number of shares of Common Stock held by them and their affiliates after such conversion exceeds 4.99% of the then issued and outstanding shares of Common Stock, The restriction described above may be waived, in whole or in part, upon sixty-one (61) days prior notice from the holder to the Company. The number of shares reflected in the Beneficial Ownership Table is limited accordingly.  Hudson Bay Capital Management LP, the investment manager of Hudson Bay IP Opportunities Master Fund L.P., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership over these securities.

(5)
Excludes 22,706 shares of Series C Preferred Stock.  The Series C Preferred Stock may not be converted and the holder may not receive shares of the Company’s Common Stock such that the number of shares of Common Stock held by them and their affiliates after such conversion exceeds 4.99% of the then issued and outstanding shares of Common Stock, The restriction described above may be waived, in whole or in part, upon sixty-one (61) days prior notice from the holder to the Company. The number of shares reflected in the Beneficial Ownership Table is limited accordingly.  Alan Honig is the managing member of Four Kids Investment Funds, LLC and in such capacity holds voting and dispositive power over the shares of Common Stock of the Company held by such entity.

(6)
Excludes 22,706 shares of Series C Preferred Stock.  The Series C Preferred Stock may not be converted and the holder may not receive shares of the Company’s Common Stock such that the number of shares of Common Stock held by them and their affiliates after such conversion exceeds 4.99% of the then issued and outstanding shares of Common Stock, The restriction described above may be waived, in whole or in part, upon sixty-one (61) days prior notice from the holder to the Company. The number of shares reflected in the Beneficial Ownership Table is limited accordingly.  Iroquois Capital Management LLC (“Iroquois Capital”) is the investment manager of Iroquois Master Fund Ltd. (“IMF”).  Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF.  As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF.  As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange of 1934, as amended) of these securities held by IMF.  Notwithstanding the foregoing, Mr. Silverman and Mr. Abbe disclaim such beneficial ownership.

(7)	Candice Merren Yates and Colleen Artuch each hold voting and dispositive power over the securities of the Company held by US Commonwealth Life A.I.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

 The full text of our audited consolidated financial statements as of December 31, 2012 and 2011 and the interim unaudited financial statements as of March 31, 2013 and 2012 are incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed with the SEC on March 20, 2013 and May 20, 2013, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 For "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the year ended December 31, 2012 and 2011, please see Item 7 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 20, 2013, which is incorporated herein by reference.

For "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the three months ended March 31, 2013 and 2012, please see Item 2 in our quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed with the SEC on May 20, 2013, which is incorporated herein by reference

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

 For “Changes in and Disagreements With Accountants on Accounting and Financial Disclosure”, please see Item 9 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 20, 2013, which is incorporated herein by reference.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

 Not required for Smaller Reporting Companies.

EXECUTIVE COMPENSATION

    The following Summary of Compensation table sets forth the compensation paid by the Company during the two years ended December 31, 2012, to all Executive Officers earning in excess of $100,000 during any year.

Summary of Compensation

							Change in
							Pension
							Value
						Non-Equity	and Non-
						Incentive	Qualified	All Other
Name and				Stock	Option	Plan	Deferred	Compen-
Principal Position	Year	Salary ($)	Bonus ($)	Award ($)	Award ($) (1)	Compensation ($) (2)	Compensation Earnings ($)	sation ($) (3)	Total ($)
C. Kruger (3)	2012	262,573	-	-	3,919	143,222	-	286,443	696,157
Former CEO and COO	2011	278,100	-	-	531	139,050	-	-	417,681

R. Lodder	2012	233,398	-	-	2,138	93,359	-	-	328,895
Principal Executive Officer and President	2011	226,600	-	-	273	90,640	-	-	317,513

R. Clayton	2012	212,180	-	-	2,138	74,263	-	-	288,581
CFO, Treasurer and Corporate Secretary	2011	206,000	-	-	273	72,100	-	-	278,373

(1)
On November 15, 2011, C. Kruger, R. Lodder and R. Clayton were granted stock options for 500, 250, and 250 shares, respectively.  On February 17, 2006, R. Clayton was granted stock options for 100 shares.  Information regarding forfeiture and assumptions made in the valuation are disclosed in Note 10 of the consolidated financial statements included herein.

(2)	Awards pursuant to the Spherix Incorporated Incentive Compensation Plan.
(3)
Dr. Kruger resigned her position from the Company on December 3, 2012, following the sale of the Spherix Consulting subsidiary.  Under the terms of Dr. Kruger’s Severance Agreement, the Company paid Dr. Kruger $286,443 in December 2012.

Outstanding Equity Awards at December 31, 2012

	Option Awards				Stock Awards
					Number	Market
	Number of	Number of			of Shares	Value of
	Securities	Securities			or Units	Shares or
	Underlying	Underlying			of Stock	Units of
	Unexercised	Unexercised	Option	Option	that have	Stock that
	Options (#)	Options (#)	Exercise	Expiration	not Vested	have not
Name	Exercisable	Unexercisable	Price ($)	Date	(#)	Vested ($)
R. Lodder	63	187	$40.00	11/14/2016	1,000	6,830
R. Clayton	63	187	$40.00	11/14/2016	1,000	6,830

Potential Payment Upon Termination or Change in Control

    We have agreed to pay our officers one year salary and health and welfare (COBRA) benefits upon termination by us or following a change of control.  Under the December 12, 2012, Retention Agreement with Mr. Clayton, Mr. Clayton agreed to remain as CFO of the Company through March 31, 2013 and the Company agreed to pay Mr. Clayton a severance of $212,180 as required by the terms of his prior employment agreement.  Pursuant to a Retention Agreement with Mr. Lodder, Mr. Lodder agreed to remain as principal executive officer through June 30, 2013 and the Company agreed to pay Mr. Lodder a severance of $233,398 as required by the terms of his prior employment agreement.  All of the retention payments were made on or before June 30, 2013.

    Unless otherwise agreed by the board of directors, the other staff members would be entitled to severance upon termination of employment pursuant to the Company’s severance policy.  The policy provides:

Completed Service Years	Severance Pay
> 1 year	10 days
1 but less than 2 years	15 days
2 but less than 3 years	20 days
3 but less than 4 years	25 days
4 or more years	30 days

Director Compensation

    The following table summarizes the compensation paid to non-employee directors during the year ended December 31, 2012.

Name	Fees Earned Paid in Cash ($)	Options ($)	All Other Compensation ($)	Total ($)
Douglas T. Brown	$22,000	$8,084	$-	$30,084
Edward M. Karr	3,600	6,980	-	10,580
Harvey J. Kesner (2)	3,600	6,980	-	10,580
Aris Melissaratos (1)	22,000	8,084	10,500	40,584
Thomas B. Peter(1)	17,300	8,084	3,500	28,884
Robert J. Vander Zanden	32,900	8,084	-	40,984

(1)	Aris Melissaratos and Thomas B. Peter resigned their positions as Directors of the Company on November 30, 2012.
(2)	On February 29, 2013, Mr. Kesner was elected as interim Chief Executive Officer of the Company.

    Non-employee directors receive the following annual compensation for service as a member of the Board:

Annual Retainer	$5,000	To be paid in cash at May Board Meeting annually.
Stock Options	$10,000
To be calculated by dividing $10,000 by the closing stock price the day the Stock Options are awarded; and at the May Board Meeting annually thereafter.  The Options will vest in full on the day of award and will be exercisable for a period of five (5) years.

Board Meeting Fees	$2,500	To be paid for all in-person Board Meetings. Members must be present to be paid.
Committee Meeting Fees	$800	To be paid for all in-person Committee Meetings. Members must be present to be paid.
Teleconference Fees	$300	To be paid for all teleconferences called by either the Chairman of the Board, the President, or by the Chairman of the relevant Committee. Members must be on-line to be paid.
Additional Retainer	$5,000	To be paid to the Chairman of the Board upon election annually.
Additional Retainer	$1,000	To be paid to the Chairman of the Audit Committee at May Board Meeting annually.

STOCKHOLDER PROPOSALS

There are no proposals by any security holder which are or could have been included within this consent solicitation.

INFORMATION INCORPORATED BY REFERENCE

The information required by Item 13, which includes “Financial Statements and Supplementary Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Changes and Disagreements with Accountants on Accounting and Financial Disclosure”, of Schedule 14A is set forth in the Company’s Annual Report on Form 10-K for the fiscal years ended December 31, 2012 and 2011, as filed with the Securities and Exchange Commission on March 20, 2013 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, as filed with the Securities and Exchange Commission on May 20, 2013 and which are hereby incorporated by reference to this Consent Solicitation. Such incorporated information also appears at the end of this Consent Solicitation prior to the exhibits attached hereto.  The Company will, upon written or oral request and without charge, deliver to any security holder to whom this Consent Solicitation was delivered, a copy of the Company’s most recent Annual Report, by first class mail within one business day of receipt of such request.  Security Holders wishing to make a request for delivery of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 may write to us at: Spherix Incorporated, 7927 Jones Branch Drive, Suite 3125, Tysons Corner, Virginia 22102, Attention: Chief Executive Officer or call us at: (703) 992-9260.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Spherix Incorporated

We have audited the accompanying consolidated balance sheets of Spherix Incorporated (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Spherix Incorporated and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the 2011 consolidated financial statements have been restated to correct a misstatement related to the accounting for warrants.

/s/ Grant Thornton LLP

McLean, VA
March 20, 2013

Spherix Incorporated
Consolidated Statements of Operations
For the Years Ended December 31, 2012 and 2011
	2012	2011
		Restated
Revenue	$19,922	$-

Operating expense
Research and development expense	(727,091)	(1,645,939)
Selling, general and administrative expense	(2,764,836)	(2,548,007)
Total operating expense	(3,491,927)	(4,193,946)
Loss from operations	(3,472,005)	(4,193,946)

Other Income from Change in Fair Value of Warrants	1,202,489	3,716,812
Loss on issuance of warrants	(621,983)	(4,983)
Interest income	3,466	3,455
Other income	-	51,261
Gain on settlement of obligations	-	845,000
(Loss) income from continuing operations before taxes	(2,888,033)	417,599
Income tax expense	-	(14,485)
(Loss) income from continuing operations	(2,888,033)	403,114

Discontinued operations
Loss from discontinued operations	(968,991)	(383,529)
Income tax expense	-	-
Loss from discontinued operations	(968,991)	(383,529)

Net (loss) income	$(3,857,024)	$19,585

Net (loss) income per share, basic
Continuing operations	$(10.56)	$3.07
Discontinued operations	$(3.54)	$(2.92)
Net (loss) income per share	$(14.10)	$0.15
Net loss per share, diluted
Continuing operations	$(10.56)	$(2.37)
Discontinued operations	$(3.54)	$(2.77)
Net loss per share	$(14.10)	$(5.14)

Weighted average shares outstanding, basic	273,567	131,285
Weighted average shares outstanding, diluted	273,567	138,346

The accompanying notes to financial statements are an integral part of these financial statements.

Spherix Incorporated
Consolidated Balance Sheets
As of December 31, 2012 and 2011

ASSETS	2012	2011
Current assets		Restated
Cash and cash equivalents	$4,498,237	$4,911,350
Trade accounts receivable, net of allowance of $0 and $8,174	-	-
Other receivables	3,425	293
Prepaid research expenses	-	209,780
Prepaid expenses and other assets	100,474	116,565
Assets of segment held for sale	104,265	289,927
Total current assets	4,706,401	5,527,915

Property and equipment, net of accumulated depreciation	24,009	85,374
of $308,386 and $244,711
Patents, net of accumulated amortization of $0 and $2,146	-	-
Deposit	25,625	35,625
Assets of segment held for sale, non-current	-	6,108
Total assets	$4,756,035	$5,655,022

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$425,774	$269,996
Accrued salaries and benefits	280,263	242,550
Liabilities of segment held for sale	25,040	380,136
Total current liabilities	731,077	892,682

Deferred rent	45,081	47,675
Warrant liability	3,125,393	916,621
Total liabilities	3,901,551	1,856,978

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.0001 par value, 5,000,000 shares authorized; 5,250 series B issued and 1 outstanding at December 31, 2012, and December 31, 2011	-	-
Common stock, $0.0001 par value, 50,000,000 shares authorized; 814,114 and 155,150 issued, 813,713 and 154,749 outstanding at December 31, 2012 and 2011, respectively	82	16
Paid-in capital in excess of par value	36,630,406	35,717,008
Treasury stock, 401 shares	(464,786)	(464,786)
Accumulated deficit	(35,311,218)	(31,454,194)
Total stockholders' equity	854,484	3,798,044
Total liabilities and stockholders' equity	$4,756,035	$5,655,022
The accompanying notes to financial statements are an integral part of these financial statements.

Spherix Incorporated
Consolidated Statements of Changes in Stockholders’ Equity
For the Years Ended December 2012 and 2011

	Preferred Stock		Common Stock		Paid-in Capital in Excess of	Treasury Stock		Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Par	Shares	Amount	Deficit	Equity

Balance, January 1, 2011 (Restated)	1	$-	107,181	$11	34,536,947	401	(464,786)	31,473,779	$2,598,393

Sale of common stock, net of
offering costs of $103,196 (Restated)	-	-	47,969	5	1,144,527	-	-	-	1,144,532
Stock-based compensation (Restated)	-	-	-	-	35,534	-	-	-	35,534
Net income (Restated)	-	-	-	-	-	-	-	19,585	19,585

Balance, December 31, 2011 (Restated)	1	-	155,150	16	35,717,008	401	(464,786)	(31,454,194)	3,798,044

Sale of common stock, net of
offering costs of $77,012	-	-	536,898	54	858,647	-	-	-	858,701
Stock-based compensation	-	-	122,250	12	56,436	-	-	-	56,448
Fractional shares payment	-	-	(184)	-	(1,685)	-	-	-	(1,685)
Net loss	-	-	-	-	-	-	-	(3,857,024)	(3,857,024)

Balance, December 31, 2012	1	$-	814,114	$82	36,630,406	401	(464,786)	(35,311,218)	$854,484

The accompanying notes to financial statements are an integral part of these financial statements.

Spherix Incorporated
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2012 and 2011

	2012	2011
Cash flows from operating activities		Restated
Net (loss) income	(3,857,024)	$19,585
Adjustments to reconcile net (loss) income to net cash
used in operating activities:
Other Income from Change in Fair Value of Warrants	(1,202,489)	(3,716,812)
Issuance costs of warrants accounted for at fair value	245,513	230,604
Loss on issuance of warrants	621,983	4,983
Gain on settlement of obligation	-	(845,000)
Depreciation and amortization	63,675	66,308
Stock-based compensation	56,448	35,534
Provision for doubtful accounts	(8,174)	8,174
Changes in assets and liabilities:
Receivables	5,042	262,333
Prepaid expenses and other assets	235,871	289,830
Accounts payable and accrued expenses	193,491	(366,885)
Deferred rent	(2,594)	(33,270)
Deferred compensation	-	(305,000)
Net cash used in activities of continuing operations	(3,648,258)	(4,349,616)
Net cash used in activities of discontinued operations	(167,429)	(10,044)
Net cash used in operating activities	(3,815,687)	(4,359,660)

Cash flows from investing activities
Purchase of fixed assets	(2,309)	(2,374)
Net cash used in activities of continuing operations	(2,309)	(2,374)
Net cash provided by (used in) activities of discontinued operations	4,102	(2,478)
Net cash provided by (used in) investing activities	1,793	(4,852)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants	3,724,991	4,034,352
Issuance cost of common stock and warrants	(322,525)	(333,800)
Reverse stock split fractional share payment	(1,685)	-
Net cash provided by activities of continuing operations	3,400,781	3,700,552
Net cash provided by financing activities	3,400,781	3,700,552

Net decrease in cash and cash equivalents	(413,113)	(663,960)
Cash and cash equivalents, beginning of year	4,911,350	5,575,310

Cash and cash equivalents, end of year	$4,498,237	$4,911,350

Supplemental disclosures of cash flow information:
Cash paid for taxes	$-	$160,829

The accompanying notes to financial statements are an integral part of these financial statements.

Spherix Incorporated
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Nature of Business and Basis of Presentation

    The Company previously operated via two principal segments, Biospherics, our biotechnology research and development business, and Health Sciences, a technical and regulatory consulting business. The Health Sciences business provided technical and regulatory consulting services to biotechnology and pharmaceutical companies, as well as providing technical support for the Company’s own R&D activities. The Company generally provided its consulting services on either a fixed price basis or on a “time and expenses” basis, charging hourly rates for each staff member involved in a project, based on his or her skills and experience.

    During the years covered by this report, the Company had two wholly-owned subsidiaries, Biospherics Incorporated and Spherix Consulting, Inc., for its two operating segments. The Company’s Health Sciences contracts are in the name of Spherix Consulting, Inc. and the Company’s patents are in the name of Biospherics Incorporated. Spherix Incorporated provides management, strategic guidance, business development, marketing and other services to its subsidiaries. The operations of Spherix Consulting, Inc. have been retroactively adjusted as discontinued operations as a result of the December 3, 2012 sale of the subsidiary. Certain assets of Spherix Consulting, Inc. were retained by the Company but are presented as assets held for sale in the consolidated balance sheet at December 31, 2012 as they relate to the discounted operations.

    On May 6, 2011, the Company effected a one-for-ten reverse split of its common stock. The Company implemented the reverse stock split under the authority granted to the Board of Directors by the Company's stockholders at the annual meeting of stockholders held on November 17, 2009. The reverse stock split reduced the number of outstanding shares of Common Stock from 25,624,872 shares to 2,562,488 shares at that time.

    On September 21, 2012, the Company effected a one-for-twenty reverse split of its common stock. The Company implemented the reverse stock split under the authority granted to the Board of Directors by the Company's stockholders at the annual meeting of stockholders held on August 14, 2012. The reverse stock split reduced the number of outstanding shares of Common Stock from 4,159,777 shares to 207,806 shares. All per share amounts and outstanding shares, including all Common Stock equivalents, stock options, equity compensation plans, and warrants, have been retroactively adjusted in the Financial Statements and in the Notes to the Financial Statements for all periods presented to reflect the reverse stock split.

    The consolidated financial statements include the accounts of Spherix Incorporated and Biospherics Incorporated. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates and Assumptions

    The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). This requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the period. Significant estimates include the fair value of warrants, the valuation allowance on deferred tax assets, stock compensation expense, amortization and depreciation. Accordingly, actual results could differ from those estimates and assumptions.

Cash and Cash Equivalents

    The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash and cash equivalents. The Company maintains cash balances at several banks. Interest bearing accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At December 31, 2012, the Company’s interest bearing deposits in excess of the FDIC limits was $4.5 million. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Property and Equipment and Depreciation

    Property and equipment are stated at cost and consist of office furniture and equipment, computer hardware and software, and leasehold improvements. The Company computes depreciation and amortization under the straight-line method and typically over the following estimated useful lives of the related assets:

Office furniture and equipment            3 to 10 years
Computer hardware and software         3 to 5 years

    Leasehold improvements are depreciated or amortized over the shorter of the term of the related lease or the estimated useful lives of the assets (generally 5 to 10 years). Major additions, improvements and renewals are capitalized at cost and ordinary repairs, maintenance, and renewals are expensed in the year incurred. Gains or losses from the sale or retirement of property and equipment result from the difference between sales proceeds (if any) and the assets’ net book value, and are recorded in the consolidated Statements of Operations.

Impairment of Long-Lived Assets

       Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets, including patents and property and equipment, may not be fully recoverable, the Company evaluates the probability that the future undiscounted net cash flows, without interest charges, will be less than the carrying amount of the assets. If any impairment is indicated as a result of this review, the Company would recognize a loss based on the amount by which the carrying amount exceeds the estimated fair value, determined based on the discounted future cash flows. In 2012 and 2011, no such impairment was noted.

Treasury Stock

The Company accounts for the treasury stock using the cost method, which treats it as a reduction in stockholders’ equity.

Common Stock Purchase Warrants

The Company accounts for the issuance of Common Stock purchase warrants issued in connection with the equity offerings in accordance with the provisions of ASC 815, Derivatives and Hedging (“ASC 815”). The Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) gives the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside the control of the Company) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

See Note 2 related to the restatement for the accounting for stock purchase warrants.

Preferred Stock

Preferred shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Accordingly the Company classifies conditionally redeemable preferred shares (if any), which includes preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control, as temporary equity. At all other times, the Company classifies its preferred shares as a component of stockholders’ equity.

The Company’s Series B Convertible Preferred Stock does not feature any redemption rights within the holders’ control or conditional redemption features not solely within the Company’s control as of December 31, 2012. Accordingly, the Series B Convertible Preferred Stock is presented as a component of stockholders’ equity.

    Revenue Recognition

    Revenue is recognized when persuasive evidence of an arrangement exists, services have been rendered, the contract price is fixed or determinable and collectability is reasonably assured. On time and expense contracts revenue is recognized at contractually agreed-upon rates based upon direct labor hours expended and other direct costs incurred. Revenue for fixed-price contracts is recognized under the proportional performance method based upon labor charged in relation to total expected labor charges. Losses, if any, on contracts are recorded during the period when first determined.

    Research and Development Costs

    Research and development costs are charged to operations as incurred.

    Selling, General and Administrative Expense

    The Company’s selling, general and administrative expenses consist primarily of executive management salaries and fringe benefits, sales and marketing costs, finance and accounting, human resources, as well as general corporate costs and costs related to being a public company.

    Other Income from Change in Fair Value of Warrants

    The fair value of warrants is measured each quarter and the change in fair value between periods is recognized as other income or expense in the respective periods.

    Loss on Issuance of Warrants

    The loss on issuance of warrants reflects the difference in the fair market value of the warrants as determined using the Black-Scholes option valuation method and the proceeds received. The proceeds received from Warrants issued with other instruments (such as common stock or preferred stock) are determined based upon the fair value of liability classified warrants with the residual allocated to the other instruments.

    Other Income

    Other income consists of two grants from the U.S. Government awarded in October 2010 in support of the Company’s diabetes and triglyceride research. As a result, in 2011 the Company recognized $51,000 in other income and a related tax expense of $14,000. No grant awards were recognized in 2012.

    Income Taxes

    Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is established based upon periodic assessments made by management to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the current tax provision for the period and the change during the period in deferred tax assets and liabilities.

    The Company’s policy is to recognize interest and penalties on tax liabilities as interest expense. At December 31, 2012 and 2011, the Company had no unrecognized income tax benefits and recognized no interest or penalties on income tax liabilities.

    Discontinued operations

    The operations of Spherix Consulting, Inc. have been retroactively adjusted as discontinued operations as a result of the December 3, 2012 sale. The Spherix Consulting segment generated nearly all of the Company’s revenue and provided technical support for the Company’s Biospherics segment.

	2012	2011
Revenue	$728,312	$820,925

Direct cost and operating expense	(417,428)	(388,065)
Selling, general and administrative expense	(1,279,875)	(816,389)
Loss from discontinued operations before taxes	$(968,991)	$(383,529)

    Fair Value Information

    We group financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1	Valuations for assets and liabilities traded in active exchange markets. Valuations are obtained from available pricing sources for market transactions involving identical assets or liabilities.

Level 2
Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities which use observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in active markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The estimated fair value of the Company’s warrants was determined by the use of unobservable Level 3 inputs. The warrants are measured at estimated fair value using the Black-Scholes valuation model, which is based, in part, upon inputs for which there is little or no observable market data, requiring the Company to develop its own assumptions. Inherent in this model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. We estimate the volatility of our common stock at the date of issuance, and at each subsequent reporting period, based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on our historical rate. The assumptions used in calculating the estimated fair value of the warrants represent our best estimates. However these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and different assumptions are used, the warrant liability and the change in estimated fair value could be materially different.

At December 31, 2012 and 2011, the Company had approximately $3.1 million and $0.9 million of warrant liabilities, respectively (see note 9 – Warrant Liability). The Company’s other financial instruments, which consist only of cash and cash equivalents approximate their carrying value given their short maturities.

    The following table summarizes the activity of Level 3 inputs measured on a recurring basis for the year ended December 31, 2012:

Fair Value Measurements of Warrants Using Significant Unobservable Inputs (Level 3)
Balance at December 31, 2011 (Restated)	$3,125,000

Change in fair value of Warrant Liability	(2,208,000)

Balance at December 31, 2012	$917,000

    Accounting for Stock-Based Compensation

    The Company applies the fair value method, which requires that the fair value measurement of all employee share-based payments to employees, including grants of employee stock options, be expensed over their requisite service period based on their value at the grant date using their fair value, determined using a prescribed option-pricing model. The Company uses a Black-Scholes option valuation method to value stock options. For the years ended December 31, 2012 and 2011, the Company recognized $56,000 and $36,000, respectively, in stock based compensation expense relating to the issuance of 2,250 stock options awarded in November 2011, the issuance of 1,333 stock options awarded in April 2010 and the issuance of 2,950 stock options awarded in February 2006 (see Note 10, “Stockholders’ Equity”).

    Net (Loss) Income Per Share

    Basic net (loss) income per common share has been computed by dividing net (loss) income by the weighted-average number of common shares outstanding during the year. Diluted net income per common share has been computed by dividing net income by the weighted-average number of common shares outstanding plus an assumed increase in common shares outstanding for common stock equivalents. At December 31, 2012, the exercise price of 1,151 of the Company’s 7,163 outstanding options and 483,657 of the Company’s 550,664 warrants was below the average market price of the Company’s common stock for the period, however these were excluded from the dilutive calculation as their inclusion would have been anti-dilutive. At December 31, 2011, the exercise price of 293shares of the Company’s 2,425 outstanding options and 27,427 shares of the Company’s 55,391 warrants was below the average market price of the Company’s common stock for the period.

Diluted earnings per share Calculation	December 31, 2012	December 31, 2011
		(Restated)
Net (loss) income	$(3,857,024)	$19,585
Less other income from change in fair value of warrants assumed exercised	--	(730,862)
Adjusted net loss	$(3,857,024)	$(711,277)

Diluted shares outstanding
Weighted average shares outstanding,	273,567	131,285
Shares assumed exercised	--	7,061
Diluted shares outstanding	273,567	138,346

Net loss per share, diluted	$(14.10)	$(5.14)

    New Accounting Pronouncements

    In June 2011, the FASB issued a new accounting standard on the presentation of comprehensive income. The new standard requires the presentation of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The new standard was effective for fiscal years beginning after December 15, 2011 with retrospective application. The adoption of the new standard had no impact on the Company’s financial statements as the Company has no items which would be included in comprehensive income other than net income (loss). The new standard also requires presentation of adjustments for items that are reclassified from other comprehensive income to net income in the statement where the components of net income and the components of other comprehensive income are presented. In December 2011, the FASB deferred the effective date for amendments to the presentation of reclassifications of items out of accumulated other comprehensive income, while still requiring entities to adopt the other requirements. We adopted the new standard on January 1, 2012. The adoption of this standard had no impact on our consolidated financial statements. In February of 2013, the FASB issued a new accounting standard to improve the transparency of reporting reclassifications out of accumulated other comprehensive income by requiring entities to present in one place information about significant amounts reclassified and, in some cases, to provide cross-references to related footnotes. We are required to adopt this standard as of the beginning of 2013. We do not expect this adoption to have a material impact on our financial statements.

      In May 2011, the FASB issued a new accounting standard which was an amendment to achieve common fair value measurement and disclosure requirements in GAAP and international financial reporting standards (“IFRS”). The amendments explain how to measure fair value and will improve the comparability of fair value measurement presented and disclosed in financial statements prepared in accordance with GAAP and IFRS. The standard requires new quantitative and qualitative disclosures about the sensitivity of recurring Level 3 measurement disclosures, as well as transfers between Level 1 and Level 2 of the fair value hierarchy. This authoritative guidance is to be applied prospectively. The standard was effective and adopted by the Company during 2012.

2. Restatement of Consolidated Financial Statements

    Background

    On February 27, 2013, Company management, in consultation with its Audit Committee, revised its prior position on accounting for warrants and concluded that its previously issued consolidated financial statements for all periods since mid-November 2009 (collectively, the “Affected Periods”) should not be relied on because of a misapplication in the guidance on accounting for Warrants (as defined below). The restated consolidated balance sheets only reflect previously reported and restated amounts for "Total Liabilities" as "Current Liabilities" were not impacted. However, the non-cash adjustments to the financial statements, in all of the Affected Periods, do not impact the amounts previously reported for the Company’s cash and cash equivalents, total assets, revenue, or net cash flows from operating, investing and financing activities.
The warrants at issue (collectively, the “Warrants”) include:

(i)	warrants to purchase an aggregate of 5,522 and 414 shares of the Company’s common stock, issued in November 2009 at an exercise price of $650.00 and $575.00 per share, respectively;

(ii)	warrants to purchase an aggregate of 10,500 and 630 shares of the Company’s common stock, issued in October 2010 at an exercise price of $300.00 and $312.50 per share, respectively;

(iii)	warrants to purchase an aggregate of 10,673 and 640 shares of the Company’s common stock, issued in January 2011 at an exercise price of $160.00 and $162.50 per share, respectively;

(iv)	warrants to purchase an aggregate of 26,628 and 799 shares of the Company’s common stock, issued in October 2011 at an exercise price of $44.80 and $59.13 per share, respectively;

(v)	warrants to purchase an aggregate of 10,648 and 1,597 shares of the Company’s common stock, issued in February 2012 at an exercise price of $28.00 and $27.00 per share, respectively; and

(vi)	warrants to purchase an aggregate of 483,657 shares of the Company’s common stock, issued in November 2012 at an exercise price of $6.53 per share;

The above warrant shares and exercise prices have been retroactively adjusted to reflect the 2011 and 2012 reverse stock splits.

Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants in accordance with Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”). The Warrant agreements contain a provision for net cash settlement at the option of the holder in the event that there is a fundamental transaction (as contractually defined in the Warrant agreements). The Company had previously conducted in-depth analysis in prior years of its other warrants and concluded that all fundamental transactions were within the control of the Company and thus equity treatment for the warrants was appropriate. However, new insight on derivatives, obtained by the Company during the process of analyzing the accounting guidance for the November 2012 warrants prompted the Company to re-assess its prior position.

Under the guidance of ASC 815, warrant instruments that could potentially require net cash settlement in the absence of express language precluding such settlement, should be initially classified as derivative liabilities as their estimated fair values, regardless of the likelihood that such instruments will ever be settled in cash. In periods subsequent to issuance, changes in the estimated fair value of the derivative instruments should be reported in the statement of operations. The Audit Committee, together with management, determined that the consolidated financial statements in the Affected Periods should be restated to reflect the Warrants as liabilities, with subsequent changes in their estimated fair value recorded as non-cash income or expense in each Affected Period.

    The Company has restated its audited consolidated financial statements for the year ending December 31, 2011 and the related disclosures. The Company has not amended its previously filed Annual Reports on Form 10-K for the years ended December 31, 2010 and 2009 or its Quarterly Reports on Form 10-Q for the periods March 31, 2010, June 30, 2010, and September 30, 2010 to correct these misstatements.

    The impact of the restatement on the unaudited condensed consolidated statements of operations for the three-month periods ended March 31, June 30, and September 30, 2012 and 2011, and the condensed consolidated balance sheets as of March 31, June 30 and September 30, 2012 and 2011are presented below, as wells as the impact on the consolidated statements of operations for the years ended December 31, 2011, 2010, and 2009, and the consolidated balance sheets then ended. The restatement had no impact on net cash flows from operating, investing or financing activities as the adjustments resulting from the non-cash change in the fair value of the warrant liability for each period and the statements of operations only impacted net income (loss) from continuing operations. In addition to the restatement noted above, the consolidated statements of operations and the consolidated balance sheets have also been retroactively adjusted to give effect to the Company’s September 2012 reverse stock splits, and for the discontinued operations as discussed in note 1 “Summary of Significant Accounting Policies – Nature of Business and Basis of Presentation.”

Impact of the Restatement
	Three Months Ended March 31, 2012
	As Previously		As
Statement of Operations Data (Unaudited):	Reported*	Adjustment	Restated
Selling, general and administrative expense	$(674,856)	$(17,636)	$(692,492)
Loss from operations	$(1,046,259)	$(17,636)	$(1,063,895)
Other Income from Change in Fair Value of Warrants	$-	$339,308	$339,308
Loss from continuing operations	$(1,045,237)	$321,672	$(723,565)
Net loss	$(1,155,955)	$321,672	$(834,283)
Net loss per share, basic and diluted	$(6.21)	$1.73	$(4.48)

	Three Months Ended June 30, 2012
	As Previously		As
Statement of Operations Data (Unaudited):	Reported*	Adjustment	Restated

Selling, general and administrative expense	$(530,691)	$-	$(530,691)
Loss from operations	$(668,940)	$-	$(668,940)
Other Income from Change in Fair Value of Warrants	$-	$342,884	$342,884
Loss from continuing operations	$(668,018)	$342,884	$(325,134)
Net loss	$(747,575)	$342,884	$(404,691)
Net loss per share, basic and diluted	$(3.59)	$1.64	$(1.95)

	Three Months Ended September 30, 2012
	As Previously		As
Statement of Operations Data (Unaudited):	Reported*	Adjustment	Restated

Selling, general and administrative expense	$(542,538)	$-	$(542,538)
Loss from operations	$(633,645)	$-	$(633,645)
Other Income from Change in Fair Value of Warrants	$-	$58,413	$58,413
Loss from continuing operations	$(632,815)	$58,413	$(574,402)
Net loss	$(765,963)	$58,413	$(707,550)
Net loss per share, basic and diluted	$(3.69)	$0.29	$(3.40)

* As retroactively adjusted for the 2012 reverse stock split and the 2012 discontinued operations

Impact of the Restatement
	Three Months Ended March 31, 2011
	As Previously		As
Statement of Operations Data (Unaudited):	Reported*	Adjustment	Restated
Selling, general and administrative expense	$(737,680)	$(126,304)	$(863,984)
Loss from operations	$(1,093,183)	$(126,304)	$(1,219,487)
Other Income from Change in Fair Value of Warrants	$-	$1,542,051	$1,542,051
(Loss) income from continuing operations	$(216,819)	$1,415,747	$1,198,928
Net (loss) income	$(235,336)	$1,415,747	$1,180,411
Net (loss) income per share, basic and diluted	$(1.92)	$11.56	$9.64

	Three Months Ended June 30, 2011
	As Previously		As
Statement of Operations Data (Unaudited):	Reported*	Adjustment	Restated

Selling, general and administrative expense	$(525,572)	$-	$(525,572)
Loss from operations	$(930,071)	$-	$(930,071)
Other Income from Change in Fair Value of Warrants	$-	$898,446	$898,446
Loss from continuing operations	$(920,828)	$898,446	$(22,382)
Net loss	$(1,013,739)	$898,446	$(115,293)
Net loss per share, basic and diluted	$(7.91)	$7.01	$(0.90)

	Three Months Ended September 30, 2011
	As Previously		As
Statement of Operations Data (Unaudited):	Reported*	Adjustment	Restated

Selling, general and administrative expense	$(417,260)	$-	$(417,260)
Loss from operations	$(788,587)	$-	$(788,587)
Other Income from Change in Fair Value of Warrants	$-	$134,827	$134,827
Loss from continuing operations	$(787,992)	$134,827	$(653,165)
Net loss	$(913,318)	$134,827	$(778,491)
Net loss per share, basic and diluted	$(7.13)	$1.05	$(6.08)

* As retroactively adjusted for the 2012 reverse stock split and the 2012 discontinued operations

Impact of the Restatement
	Year Ended December 31, 2011
	As Previously		As
Statement of Operations Data:	Reported*	Adjustment	Restated
Selling, general and administrative expense	$(2,317,403)	$(230,604)	$(2,548,007)
Loss from operations	$(3,963,342)	$(230,604)	$(4,193,946)
Other Income from Change in Fair Value of Warrants	$-	$3,716,812	$3,716,812
Loss on issuance of warrants	$-	$(4,983)	$(4,983)
Income (loss) from continuing operations	$(3,078,111)	$3,481,225	$403,114
Net (loss) income	$(3,461,640)	$3,481,225	$19,585
Net (loss) income per share, basic	$(26.37)	$26.52	$0.15
Net (loss) income per share, diluted	$(26.37)	$21.23	$(5.14)

	Year Ended December 31, 2010
	As Previously		As
Statement of Operations Data:	Reported*	Adjustment	Restated
Selling, general and administrative expense	$(3,175,350)	$(165,365)	$(3,340,715)
Loss from operations	$(8,006,738)	$(165,365)	$(8,172,103)
Other Income from Change in Fair Value of Warrants	$-	$1,556,161	$1,556,161
Loss from continuing operations	$(7,731,521)	$1,390,796	$(6,340,725)
Net loss	$(7,736,242)	$1,390,796	$(6,345,446)
Net loss per share, basic and diluted	$(85.67)	$15.40	$(70.27)

	Year Ended December 31, 2009
	As Previously		As
Statement of Operations Data:	Reported	Adjustment	Restated
Selling, general and administrative expense	$(3,055,473)	$(136,752)	$(3,192,225)
Loss from operations	$(9,877,082)	$(136,752)	$(10,013,834)
Other Income from Change in Fair Value of Warrants	$-	$957,422	$957,422
Loss from continuing operations	$(9,839,436)	$820,670	$(9,018,766)
Net loss	$(9,148,631)	$820,670	$(8,327,961)
Net loss per share, basic and diluted	$(124.36)	$11.16	$(113.20)

* As retroactively adjusted for the 2012 reverse stock split and the 2012 discontinued operations

Impact of the Restatement
	As of March 31, 2012
	As Previously		As
Balance Sheet Data (Unaudited):	Reported*	Adjustment	Restated
Total liabilities	$639,097	$791,601	$1,430,698
Paid-in capital in excess of par value	$43,394,988	$(6,805,964)	$36,589,024
Accumulated deficit	$38,302,840	$(6,014,363)	$32,288,477
Total stockholders' equity	$4,627,383	$(791,601)	$3,835,782

	As of June 30, 2012
	As Previously		As
Balance Sheet Data (Unaudited):	Reported*	Adjustment	Restated
Total liabilities	$679,960	$448,717	$1,128,677
Paid-in capital in excess of par value	$43,401,195	$(6,805,964)	$36,595,231
Accumulated deficit	$39,050,415	$(6,357,247)	$32,693,168
Total stockholders' equity	$3,886,015	$(448,717)	$3,437,298

	As of September 30, 2012
	As Previously		As
Balance Sheet Data (Unaudited):	Reported*	Adjustment	Restated
Total liabilities	$793,960	$389,913	$1,183,873
Paid-in capital in excess of par value	$43,420,333	$(6,805,964)	$36,614,369
Accumulated deficit	$39,816,415	$(6,415,697)	$33,400,718
Total stockholders' equity	$3,139,190	$(390,304)	$2,748,886

* As retroactively adjusted for the 2012 reverse stock split

Impact of the Restatement
	As of March 31, 2011
	As Previously		As
Balance Sheet Data (Unaudited):	Reported*	Adjustment	Restated
Total liabilities	$818,816	$1,826,897	$2,645,713
Paid-in capital in excess of par value	$41,135,829	$(5,454,110)	$35,681,719
Accumulated deficit	$33,920,581	$(3,627,213)	$30,293,368
Total stockholders' equity	$6,750,475	$(1,826,897)	$4,923,578

	As of June 30, 2011
	As Previously		As
Balance Sheet Data (Unaudited):	Reported*	Adjustment	Restated
Total liabilities	$741,041	$928,451	$1,669,492
Paid-in capital in excess of par value	$41,135,586	$(5,454,110)	$35,681,476
Accumulated deficit	$34,934,320	$(4,525,659)	$30,408,661
Total stockholders' equity	$5,736,493	$(928,451)	$4,808,042

	As of September 30, 2011
	As Previously		As
Balance Sheet Data (Unaudited):	Reported*	Adjustment	Restated
Total liabilities	$807,153	$793,624	$1,600,777
Paid-in capital in excess of par value	$41,135,586	$(5,454,110)	$35,681,476
Accumulated deficit	$35,847,638	$(4,660,486)	$31,187,152
Total stockholders' equity	$4,823,175	$(793,624)	$4,029,551

	As of December 31, 2011
	As Previously		As
Balance Sheet Data:	Reported*	Adjustment	Restated
Total liabilities	$940,357	$916,621	$1,856,978
Paid-in capital in excess of par value	$42,326,320	$(6,609,312)	$35,717,008
Accumulated deficit	$37,146,885	$(5,692,691)	$31,454,194
Total stockholders' equity	$4,714,665	$(916,621)	$3,798,044

* As retroactively adjusted for the 2012 reverse stock split

Impact of the Restatement
	As of December 31, 2010
	As Previously		As
Balance Sheet Data (Unaudited):	Reported*	Adjustment	Restated
Total liabilities	$2,576,853	$1,841,826	$4,418,679
Paid-in capital in excess of par value	$38,590,239	$(4,053,292)	$34,536,947
Accumulated deficit	$33,685,245	$(2,211,466)	$31,473,779
Total stockholders' equity	$4,440,219	$(1,841,826)	$2,598,393

	As of December 31, 2009
	As Previously		As
Balance Sheet Data (Unaudited):	Reported*	Adjustment	Restated
Total liabilities	$2,883,432	$1,128,278	$4,969,132
Paid-in capital in excess of par value	$33,685,656	$(1,948,948)	$31,736,708
Accumulated deficit	$25,949,003	$(820,670)	$25,128,333
Total stockholders' equity	$7,271,876	$(1,128,278)	$6,143,598

* As retroactively adjusted for the 2012 and 2011 reverse stock splits

3. Liquidity

    We continue to incur ongoing administrative and other expenses, including public company expenses, without any corresponding revenue. If we re-commence our pharmaceutical development efforts, we will begin to incur substantial development costs and will not likely receive any revenue for the foreseeable future.

    Until such time as we earn revenue from our pharmaceutical development business or from a new business venture, we intend to finance our activities through:

•	the remaining proceeds of our equity offerings; and
•	additional funds we will seek to raise through the sale of additional securities in the future.

    Working capital was $4.0 million and $4.6 million at December 31, 2012 and December 31, 2011, and cash on hand was $4.5 million and $4.9 million, respectively. Management believes that this cash on hand will be sufficient to sustain operations for the next twelve months.

    In early December 2012, we sold the stock of our subsidiary Spherix Consulting, Inc. for nominal consideration. This sale allows the Company to minimize its administrative and other costs pending completion of the Company’s review of its strategic alternatives.

    In November 2012, the Company obtained net proceeds of approximately $2.3 million in a private placement of common stock and warrants. The Company sold an aggregate of 483,657 shares of common stock at a price of $5.324 per share along with warrants to purchase an additional 483,657 shares of common stock at an exercise price of $6.53 per share. The warrants are exercisable for a period of five years. The Company has agreed to register the common stock sold in the offering and the common stock issuable upon exercise of the warrants. Failure on the part of the Company to satisfy certain registration deadlines may subject the Company to payment of certain monetary penalties. The investors have agreed to temporarily waive their right to cause the Company to register these shares. The investors have the right to participate for 100% of any future debt or equity offerings of the Company during the two years following the Closing.

    In early 2013, nearly all of the warrants issued in November 2012 were exchanged for shares of Series C Convertible Preferred Stock.

    In February 2012, the Company obtained net proceeds of approximately $1.1 million in a registered direct offering of common stock and warrants. Both the common stock issued in the offering and the underlying common stock for the warrants issued in the offering were previously registered under a Form S-3 shelf registration statement declared effective by the SEC in October 2009.

We believe our current capital is inadequate to pursue business opportunities, which we may desire to pursue in the future and as a result we anticipate we will need to raise additional funds from time to time, which could take the form of debt, equity, convertible securities or a combination of the above. We may be required to raise capital at prices that are below our current market capitalization value.

    The Company cannot be assured that it will be able to attract an investor in our securities or raise the additional funds it will likely require in the future; that the Company will be able to obtain any required stockholder approval; or that the Company will be able to successfully complete additional offerings or sales of its securities. If we reach a point where we are unable to raise needed additional funds to continue our business activities, we will be forced to cease our business activities in which case the Company could also be required to terminate its operations and dissolve. However, we believe that the Company presently has sufficient cash balances to continue as a going concern for the next 12 months based upon its reduced requirements for salaries and other expenses following the disposition of the consulting segment and the reduced activity of its research and development program.

4. Accounts Receivable

    Credit is extended to customers based on an evaluation of a customer’s financial condition and, in general, collateral is not required. Management regularly reviews accounts receivable for uncollectible and potentially uncollectible accounts, and when necessary establishes an allowance for doubtful accounts. Balances that are outstanding after management has used reasonable collection efforts are written-off through a charge to the allowance for doubtful accounts and a credit to accounts receivable.

    At December 31, 2012 and 2011, the allowance for doubtful accounts was $0 and $8,000, respectively.

Balance, January 1, 2011	$-
Provision for doubtful accounts	8,000
Balance December 31, 2011	8,000
Bad debt recovery	(8,000)
Balance December 31, 2012	$-

5. Property and Equipment

    The components of property and equipment as of December 31, at cost are:

	2012	2011
Computers	$9,000	$7,000
Office furniture and equipment	94,000	94,000
Leasehold improvements	229,000	229,000
Total cost	332,000	330,000
Accumulated depreciation and amortization	(308,000)	(245,000)
Property and equipment, net	$24,000	$85,000

    The Company’s depreciation expense for the years ended December 31, 2012 and 2011 was $64,000 and $66,000, respectively.

6. Patents and Intangible Assets

    The Company’s amortization expense for the years ended December 31, 2012 and 2011 was $0 and $2,000 on patents with an original value of $53,000, of which $2,000 and $51,000 expired in 2012 and 2011, respectively.

7. Accounts Payable and Accrued Expenses

    Accounts payable and accrued expenses consisted of the following at December 31:

	2012	2011

Accounts payable	$210,000	$106,000
Accrued expenses	218,000	164,000
	$428,000	$270,000

8. Accrued Salaries and Benefits

    Accrued salaries and benefits consisted of the following at December 31:

	2012	2011

Accrued Payroll	$21,000	$29,000
Accrued annual bonuses	173,000	176,000
Accrued severance	40,000	-
Accrued vacation	42,000	38,000
Other	4,000	-
	$280,000	$243,000

9. Warrant Liability

    At December 31, 2012 and 2011, the Company had approximately $3.1 million and $0.9 million of warrant liabilities, respectively, and recognized $1.2 million and $3.7 million in other income from changes in fair value of warrants, respectively.

	Warrant	Exercise	Estimated fair value		Change in estimated fair value
Date	Shares	Price	2012	2011	2012	2011
11/16/2009	5,522	$650.00	$-	$41,000	$(40,000)	$(524,000)
11/16/2009	414	$575.00	-	-	-	(1,000)
10/7/2010	10,500	$300.00	3,000	157,000	(154,000)	(1,069,000)
10/7/2010	630	$312.50	-	-	-	(50,000)
1/19/2011	10,673	$160.00	7,000	184,000	(177,000)	(1,277,000)
1/19/2011	640	$162.50	-	1,000	(1,000)	(65,000)
10/25/2011	26,628	$44.80	106,000	528,000	(422,000)	(709,000)
10/25/2011	799	$59.13	-	6,000	(6,000)	(22,000)
2/2/2012	10,648	$28.00	49,000	-	(144,000)	-
2/2/2012	1,597	$27.00	-	-	(21,000)	-
11/8/2012	483,657	$6.53	2,960,000	-	(237,000)	-
			3,125,000	$917,000	$(1,202,000)	$(3,717,000)

    The Company used the following assumptions in the Black-Scholes calculation used to measure the fair value of warrants at December 31, 2011 and 2012 (as retroactively adjusted for the 2012 and 2011 reverse stock splits).

As of December 31, 2011
Grant Date	11/16/09	10/07/10	01/19/11	10/25/11
Shares	5,522	10,500	10,673	26,628
Stock price	$23.40	$23.40	$23.40	$23.40
Exercise price	$650.00	$300.00	$160.00	$44.80
Expected terms (yrs)	2.9	3.8	4.1	4.8
Risk-free interest rate	0.36%	0.60%	0.60%	0.83%
Estimated volatility	144.55%	156.71%	156.71%	143.85%

As of December 31, 2012
Grant Date	11/16/09	10/07/10	01/19/11	10/25/11	02/02/12	11/08/12
Shares	5,522	10,500	10,673	26,628	10,648	483,657
Stock price	$6.83	$6.83	$6.83	$6.83	$6.83	$6.83
Exercise price	$650.00	$300.00	$160.00	$44.80	$28.00	$6.53
Expected terms (yrs)	1.9	2.8	3.1	3.8	4.1	4.9
Risk-free interest rate	0.25%	0.36%	0.36%	0.54%	0.54%	0.72%
Estimated volatility	110.99%	101.94%	101.94%	133.28%	133.28%	146.03%

As of the date of issuance for warrants issued in 2011 and 2012
Grant Date	01/19/11	10/25/11	02/02/12	11/08/12
Shares	10,673	26,628	10,648	483,657
Stock price	$155.00	$51.40	$20.60	$7.31
Exercise price	$160.00	$44.80	$28.00	$6.53
Expected terms (yrs)	5	5	5	5
Risk-free interest rate	1.95%	1.01%	0.71%	0.65%
Estimated volatility	138.7%	144.6%	144.7%	146.0%

10. Stockholders’ Equity

    Equity Offerings

    On November 7, 2012, the Company obtained net proceeds of approximately $2.3 million in a private placement of common stock and warrants. The Company sold an aggregate of 483,657 shares of common stock at a price of $5.324 per share along with warrants to purchase an additional 483,657 shares of common stock at an exercise price of $6.53 per share. Subject to certain ownership limitations, the warrants are exercisable for a period of five years. The common stock and warrants were issued in a private placement of securities exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder. The warrants are classified as a liability and the common stock is classified as permanent equity. The investors shall have the right to participate for 100% of any future debt or equity offerings of the Company during the two years following the Closing. Certain of these warrants were exchanged for shares of Series C Convertible Preferred Stock in early 2013.

    On February 2, 2012, the Company entered into a securities purchase agreement with certain investors to sell an aggregate of 53,241 shares of its common stock and warrants to purchase up to an additional 10,648 shares of its common stock to such investors for gross proceeds of approximately $1.15 million. The common stock and warrants were sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.2 of a share of common stock. The purchase price per unit was $21.60. Subject to certain ownership limitations, the warrants are exercisable at any time commencing six (6) months after the initial issue date and on or prior to August 7, 2017, but not thereafter, at an exercise price of $28.00 per share. The net proceeds to the Company from the registered direct offering, after deducting placement agent fees and the Company’s offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, were approximately $1.1 million. The common stock issued in the February 2012 offering and the common stock that may be issued pursuant to the exercise of the warrants have been registered pursuant to a Form S-3 registration statement (File No. 333-161531), which became effective on October 1, 2009. The warrants are classified as a liability and the common stock is classified as permanent equity.

    In connection with the closing of our February 2012 offering, the Company issued to Rodman & Renshaw, LLC, as partial consideration for its services as placement agent, warrants to purchase up to 1,597 shares of our common stock at an exercise price of $27.00 per share. The estimated fair value of the warrants at the date of grant was $19,000. The warrants are exercisable at the option of the holder at any time beginning six (6) months after the closing through and including February 6, 2014. These warrants were offered and sold by us in reliance upon exemptions from the registration statement requirements by Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering. These warrants are classified as a liability.

    In October 2011, the Company entered into a securities purchase agreement with certain investors to sell an aggregate of 26,628 shares of its common stock and warrants to purchase up to an additional 26,628 shares of its common stock to such investors for gross proceeds of approximately $1.25 million. The common stock and warrants were sold in units, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock. The purchase price per unit was $47.40. Subject to certain ownership limitations, the warrants are exercisable for a five-year period at an exercise price of $44.80 per share. The net proceeds to the Company from the offering, after deducting placement agent fees and the Company’s offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, were approximately $1.1 million. The common stock issued in the October 2011 offering and the common stock that may be issued pursuant to the exercise of the warrants were registered with the Securities and Exchange Commission pursuant to a registration statement on Form S-3 (File No. 333-177748), which became effective on November 21, 2011. The warrants are classified as a liability and the common stock is classified as permanent equity.

    In connection with the closing of the October 2011 offering, the Company issued to Rodman & Renshaw, LLC warrants with a term of two years to purchase 799 shares of our common stock (at an exercise price of $59.00 per share). The estimated fair value of the warrants at the date of grant was $25,000. These warrants were offered and sold by us in reliance upon exemptions from the registration statement requirements by Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering. These warrants are classified as a liability.

    On January 19, 2011, the Company entered into a securities purchase agreement with certain investors to sell an aggregate of 21,345 shares of its common stock and warrants to purchase up to an additional 10,673 shares of its common stock to such investors for gross proceeds of approximately $2.77 million. The common stock and warrants were sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.50 of a share of common stock. The purchase price per unit was $130.00. Subject to certain ownership limitations, the warrants are exercisable for a five-year period at an exercise price of $160.00 per share. The net proceeds to the Company from the registered direct offering, after deducting placement agent fees and the Company’s offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, were approximately $2.6 million. The common stock issued in the January 2011 offering and the common stock that may be issued pursuant to the exercise of the warrants have been registered pursuant to a Form S-3 registration statement (File No. 333-161531), which became effective on October 1, 2009. The warrants are classified as a liability and the common stock is classified as permanent equity.

    In connection with the closing of our January 2011 offering, the Company issued to Rodman & Renshaw, LLC, as partial consideration for its services as placement agent, warrants with a term of two years to purchase up to 640 shares of our common stock at an exercise price of $163 per share. The estimated fair value of the warrants at the date of grant was $42,000. These warrants were offered and sold by us in reliance upon exemptions from the registration statement requirements by Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering. These warrants are classified as a liability.

Restricted Stock

    On December 28, 2012, the Company issued 120,000 shares of restricted stock under the Company’s 2012 Equity Compensation Plan. The total fair value of the issuances of the stock was approximately $816,000, which will be recognized as performance targets are obtained. On December 31, 2012, the Company issued 2,250 shares of restricted stock under the Company’s 2012 Equity Compensation Plan. The total fair value of the issuances of the stock was approximately $15,000, which will be recognized as expense over an eighteen month vesting period. No expense was recognized in 2012. The fair value of the stock awards was based on the closing market price of the Company's common stock on the date of the grant.

Stock Option Plan

    In late 2012, the Company adopted the 2012 Equity Incentive Plan (the “Plan”) which permits issuance of incentive stock options, non-qualified stock options and restricted stock. The Plan replaced a prior incentive stock plan. During 2012 and 2011, the Company granted 5,487 and 2,250 options to the Company’s Board of Directors and officers under the previous plan. Options issued to employees typically vest over a four-year period and options issued to non-employee directors vested immediately upon being granted. At December 31, 2012, there were 6,789 options under the previous plan that were fully vested. The total unrecognized stock compensation expense at December 31, 2012 is approximately $12,000, which will be recognized over 2.9 years.

    The Company used the following assumptions in the Black-Scholes calculation used to measure the fair value of stock-based compensation in accordance with ASC 718 for stock options granted in 2012 and 2011.

	11-16-2012	8-14-2012	5-15-2012	11-15-2011
Risk-free interest rate	0.62%	0.75%	0.74%	0.93%
Dividend yield	0%	0%	0%	0%
Expected life (years)	5	5	5	5
Volatility	91.3%	111.8%	122.7%	130.0%

    Activity for the two years ended December 31, 2012, for all option grants is shown below:

	2012				2011
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	2,426	$53.60			316	$322.00
Granted	5,487	$10.93			2,250	$40.00
Exercised	-	$-			-	$-
Expired or forfeited	(750)	$40.00			(140)	$440.00
Outstanding at end of year	7,163	$22.34	4.4	$-	2,426	$53.60
Exercisable at end of year	6,788	$21.36	4.5	$-	1,176
Weighted-average fair value of
options granted during the year	$8.44				$34.20

Price range of options
Outstanding	$9.80-$228.00				$40.00-$228.00
Exercised	$-				$-
Expired or forfeited	$40.00				$440.00

    The following table summarizes information with respect to stock options outstanding at December 31, 2012:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number of Options	Weighted Average Exercise Price
$9.80-$15.20	5,488	$10.93	4.7	5,488	$10.93
$40.00	1,500	$40.00	3.9	1,125	$40.00
$228.00	175	$228.00	2.4	175	$228.00
	7,163			6,788

11. Gain on Settlement of Obligations

    On January 14, 2011, Biospherics Incorporated, a wholly-owned subsidiary of the Company, filed a Complaint For Injunction Relief And Damages in The United States District Court For The District Of Maryland against Inalco S.p.A. (the “Complaint”). The Complaint alleged that Inalco had breached the 2009 Manufacturing Support and Supply Agreement as Inalco (i) refused to supply D-tagatose previously paid for by Biospherics, (ii) refused to provide a promised bank guarantee, and (iii) shut-down its D-tagatose production facilities. On March 16, 2011, both parties signed a settlement agreement whereby Inalco agreed to supply Spherix with 8.5 metric tons of D-tagatose, which has been received by Spherix, and both parties have agreed to release each other from any other obligations under the previous agreement. As a result, the Company recognized a gain of $600,000 in March 2011 on the release from its purchase obligation.

    In January 2011, the Company entered into a Letter Agreement with Gilbert V. Levin and M. Karen Levin pursuant to which the Company agreed to make a one-time lump sum payment of $450,000 to the Levins in full satisfaction of the Company’s obligation to make a series of continuing payments to the Levins relating to their prior employment by the Company. Per the terms of the agreement, Gilbert V. Levin resigned as a member of the Board of Directors of the Company on January 13, 2011. The Company’s estimated liability to the Levins at December 31, 2010, and prior to the above agreement was approximately $695,000. The $450,000 lump sum payment was made on January 31, 2011, and the Company recognized the $245,000 difference as a gain on settlement of obligations in January 2011.

12. Income Taxes

    Income tax from continuing operations for 2012 and 2011 was as follows:
	2012	2011
U.S. Federal income tax expense	$-	$(13,000)
State and local income tax expense	$-	$(1,000)
Total income tax expense	$-	$(14,000)

	2012	2011
Current income tax expense	$-	$(14,000)
Deferred income tax expense	$-	$-
Total income tax expense	$-	$(14,000)

    The deferred tax assets as of December 31, 2011 have been restated to reflect the deferred tax assets for continuing operations only. The tax effects of significant temporary differences representing deferred tax assets as of December 31, 2012 and 2011 are as follows:

	2012	2011
Deferred tax assets
Deferred rent	$17,000	$19,000
Accrued vacation	16,000	15,000
Tax credit/grants	82,000	82,000
Deferred compensation	16,000	-
Net operating loss carryforward	16,852,000	15,467,000
Accrued bonus	68,000	68,000
Stock based compensation	45,000	25,000
Accrued expenses	38,000	38,000
Property and equipment	19,000	-
Warrants	3,683,000	2,813,000
Warrants - issuance costs	553,000	211,000
Other	1,000	5,000
Total deferred tax asset	20,837,000	18,532,000

Deferred tax liabilities
Property and equipment	-	(3,000)
Change in accounting method - accrued bonus	-	(20,000)
	-	(23,000)

Valuation allowance	(20,837,000)	(18,509,000)

Net deferred tax asset	$-	$-

At December 31, 2012 and 2011, the Company had gross operating loss carryforwards for U.S. federal income tax purposes of approximately $41.4 million and $37.9 million, respectively, which will begin to expire in 2019. At December 31, 2012 and 2011, the Company had gross operating loss carryforwards for state income tax purposes of approximately $51.6 million and $48.6 million, respectively, which will begin to expire in 2018. Based on the Company’s historical losses and its accumulated deficit, the Company has provided a full valuation allowance against the net deferred tax assets.

    Utilization of the net operating loss carryforwards and credit could be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The Company has not performed a detailed analysis to determine whether an ownership change under Section 382 of the Internal Revenue Code occurred. The effect of an ownership change would be the imposition of an annual limitation on the use of net operating loss carryforwards attributable to periods before the change and could result in a reduction in the total net operating losses and research credits available.

    Reconciliation between actual tax benefits and taxes computed at the statutory Federal rate of 34 percent for 2012 and 2011 are as follows:

	2012	2011
U.S. Federal income tax benefit at the statutory rate of 34%	$982,000	$(142,000)
Effect of permanent differences	4,000	(9,000)
Effect of permanent differences - Government Grant	-	4,000
Effect of permanent differences - Warrants	114,000	1,184,000
State income taxes benefit, net of federal tax benefit	99,000	251,000
Other	(1,000)	(78,000)
Change in valuation allowance	(1,198,000)	(1,224,000)
Income tax expense	$-	$(14,000)
        During 2010, the Company’s subsidiary, Biospherics Incorporated, received notice from the IRS that it had been awarded two grants under IRC Section 48D of the Internal Revenue Code’s “Qualifying Therapeutic Discovery Project.” The amount received pursuant to the QTDP Grant was $0.3 million of which $0.1 million related to the income tax benefit associated with the realization or “monetization” of prior-period tax attributes for which the Company had previously established a valuation allowance.

Tax Uncertainties

The Company recognizes a tax benefit associated with an uncertain tax position when, in management’s judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, the Company initially and subsequently measures the tax benefit as the largest amount that it judges to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. The liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. The effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management. The Company has not recognized any such adjustments. At December 31, 2012 and 2011, the Company had no material unrecognized income tax benefits and recognized no interest or penalties on income tax liabilities.

The Company is subject to U.S. federal income tax and state and local income tax in multiple jurisdictions. The statute of limitations for the consolidated U.S. federal income tax return is closed for all tax years up to and including 2008, except for pre-2008 tax returns that generated net operating loss carry forwards that could be adjusted on audit. Currently, no federal or state and local income tax returns are under examination by the respective taxing authorities.

13. Commitments and Contingencies

    Purchase Commitments

    During 2009, the Company entered into a purchase commitment with a supplier of the Company’s D-tagatose product. The agreement committed the Company to purchase 25 metric tons of D-Tagatose. The Company utilized the D-tagatose as a part of the Phase 2 and Phase 3 trials. This phase was necessary for the Company to be able to commercialize the product and as the products were not going to be available for sale, the Company wrote off the entire product value into Research and Development Costs. The amounts written off in 2009 from the agreement were $1.1 million. Of this amount $500,000 was paid in 2009 and the remaining balance of $600,000 was included in the Company’s accounts payable and accrued expenses at December 31, 2010. On March 16, 2011, both parties signed an agreement whereby Inalco agreed to supply Spherix with 8.5 metric tons of D-tagatose for amounts previously paid for and both parties agreed to release each other from any other obligations under the previous agreement. As a result, Spherix recognized a gain of $600,000 in 2011 on the release from its purchase obligation.

    Leases

    The Company has commitments under an operating lease through 2018 relating to its administrative office in Bethesda, Maryland. In March 2012, the Company entered into an amendment to its office building lease, which extends the term of the lease five years. The lease as amended will expire on March 31, 2018. Commencing on April 1, 2012, the base annual rent shall be $152,500, with an increase of 3% annually. In addition, the Company subsequently entered into a new lease agreement in February 2013 for office space in Tysons Corner, Virginia (see subsequent event footnote 16).

    Future minimum rental payments required as of December 31, 2012, under the non-cancelable lease are as follows:

Year Ending December 31,	Operating Lease

2013	$156,000
2014	161,000
2015	165,000
2016	170,000
2017	176,000
2018	44,000
$872,000

    The Company’s building lease contains step rent provisions, capital improvement funding, or other tenant allowances. Minimum rental payments including allowances on this lease are recognized on a straight-line basis over the term of the lease. The Company incurred net operating lease rental expenses of approximately $155,000 and $129,000 for the years 2012 and 2011, respectively.

    Related Party Transactions

    At the end of December, 2012, the Company entered into a Consulting Agreement with an entity wholly-owned by Mr. Kesner, a director and interim Chief Executive Officer of the Company, pursuant to which the entity was issued 120,000 shares of common stock in exchange for its services. The shares will vest if prior to December 31, 2017, the Company: (i) closes an acquisition either approved by the stockholders or in excess of $25 million; (ii) closes a private or public financing of at least $7.5 million; (iii) sells all or substantially all of its assets; or (iv) otherwise suffers a change in control. In such an event, the affiliate shall also be entitled to a one-time payment of $250,000.

    Mr. Kesner’s law firm has provided legal services to the company in late 2012 and invoiced the Company approximately $40,000 for these services and is included in accrued expenses at December 31, 2012.

    On November 30, 2012, but effective as of December 3, 2013, Dr. Claire L. Kruger resigned as the Chief Executive Officer/Chief Operating Officer of the Company. In connection with Dr. Kruger’s departure, the Company paid Dr. Kruger her 2012 bonus of $143,000 and a severance of $286,000, both of which were paid during 2012. For the other departing employees the Company agreed to pay a total of $82,000 in 2012 bonuses and approximately $211,000 in severances, which were also paid during 2012.

    On December 12, 2012 the Company entered into a Retention Agreement with Mr. Clayton which provides that (i) Mr. Clayton will remain as CFO of the Company through March 31, 2013 and (ii) the Company will pay Mr. Clayton a severance of $212,180 as required by the terms of his prior employment agreement.

    Under employment agreements with Dr. Gilbert V. Levin and Mrs. M. Karen Levin, the Company’s founders, the Company agreed to provide Dr. and Mrs. Levin each with lifetime payments of $12,500 each quarter and to fund long-term lifetime healthcare and health insurance policies following their retirements from the Company on August 14, 2008 and January 4, 2006, respectively. At January 1, 2011, the Company’s liability for both Dr. and Mrs. Levin was estimated to be $450,000 for the lifetime payments and $245,000 for funding the long-term lifetime healthcare and health insurance policies based on actuarially determined amounts. The non-current portion of these amounts was reported on the accompanying balance sheet as deferred compensation at January 1, 2011. During 2011, the Company paid Dr. and Mrs. Levin a combined total of $24,000 in post-retirement benefits under the above agreements.

    In January 2011, the Company entered into a Letter Agreement with Gilbert V. Levin and M. Karen Levin pursuant to which the Company agreed to make a one-time lump sum payment of $450,000 to the Levins in full satisfaction of the Company’s obligation to make a series of continuing payments to the Levins relating to their prior employment by the Company. The Company’s estimated liability to the Levins at January 1, 2011, and prior to the above agreement, was approximately $695,000. The $450,000 lump sum payment was made on January 31, 2011, and the Company recognized a gain of $245,000 in 2011. Per the terms of the agreement, Gilbert V. Levin resigned as a member of the Board of Directors of the Company on January 13, 2011.

14. Employee Benefit Plans

    The Spherix Incorporated 401(k) Retirement Plan (the “Plan”) is a discretionary defined contribution plan and covers substantially all employees who have attained the age of 21, have completed one year of service, and have worked a minimum of 1,000 hours in the past Plan or anniversary year.

    Under provisions of the Plan, the Company, for any plan year, has contributed an amount equal to 50% of the participant’s contribution or 2.5 of the participant’s eligible compensation, whichever is less. The Company may, at its own discretion, make additional matching contributions to participants. Company contributions, net of forfeitures, amounted to $31,000 and $23,000 in each of the years 2012 and 2011, respectively.

    The Plan was terminated in December 2012.

15. Information by Business Segment

    As a result of the sale of the Spherix Consulting subsidiary, the Company now has only one operating segment, Biospherics.

16. Subsequent Events

The Company evaluated all events or transactions after December 31, 2012 through the date the financial statements were issued.

Appointment of Interim Chief Executive Officer

On February 27, 2013, Harvey J. Kesner, age 55, was appointed interim Chief Executive Officer of Spherix Incorporated (the “Company”). Mr. Kesner currently serves as a member of the Board of Directors of the Company.
Nuta Technology Corp.

In early 2013 the Company created a new wholly-owned subsidiary, Nuta Technology Corp. (“Nuta”), organized under the laws of the state of Virginia with its principal offices in Tysons Corner, Virginia.

Office Lease Agreement

In February 2013, the Company entered into a Lease Agreement to lease 837 square feet of office space in Tysons Corner, Virginia. The lease runs from March 1, 2013 through August 31, 2014.

Letter of Intent

On February 15, 2013, our wholly-owned subsidiary Nuta, entered into a Letter of Intent (the “LOI”) with North South Holdings, Inc. (“North South”), the owner of patents and licenses covering various aspects of wireless communications. Pursuant to the LOI, at closing, Nuta would acquire 100% of the issued and outstanding capital stock of North South in consideration for the issuance of capital stock of the Company equal to 12,000,000 shares of the Company’s common stock. Pursuant to the LOI, Nuta will be capitalized with a minimum of $2,000,000 cash at closing and will have engaged management familiar with commercialization of intellectual property assets.

The LOI has certain binding and non-binding obligations, including the acquisition consideration which is not subject to adjustment. However, the transaction is subject to various conditions to closing, including satisfactory completion of due diligence, approval of the Company’s shareholders and definitive documentation. Upon completion Nuta may seek to engage in commercialization activities related to the inventions that are the subject of the patents acquired, although there can be no assurance that such efforts would be successful.

There can be no assurance that the transactions contemplated by the LOI will be consummated.

Warrant Exchange Agreement

On March 6, 2013, the Company, and certain investors that participated in the November 2012 private placement transaction (“Investors”), entered into separate Warrant Exchange Agreements pursuant to which the Investors exchanged common stock purchase warrants acquired in the private placement transaction for shares of the Company’s Series C Convertible Preferred Stock. Each share of Series C Convertible Preferred Stock is convertible into one (1) share of Common Stock at the option of the holder, subject to certain limitations on conversions that would result in the Investors acquiring more than 4.99%/9.99% of the outstanding voting stock of the Company. The Series C Convertible Preferred Stock was established on March 5, 2013 by the filing in the State of Delaware of a Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (“Certificate of Designation”).

Warrants were issued in November 2012 and were convertible for an aggregate of 483,657 shares of Common Stock. The Warrants were exercisable through November 7, 2017 at an exercise price of $6.53 per share.

Pursuant to the Warrant Exchange Agreements, the Investors received in exchange for their warrants an aggregate of 229,337 shares of the Series C Convertible Preferred Stock, convertible into one share of Common Stock for each share of Series C Convertible Preferred Stock. The number of shares of common stock underlying the Series C Convertible Preferred stock is the same number as would have been-issued upon a “cashless exercise” of the exchanged Warrants under the terms of the Warrants based on the one-day volume weighted average price of the Company’s Common Stock on February 28, 2013, which was $12.6439 per share, as reported by Bloomberg. The Company has agreed to register the shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock on the same basis as the shares of Common Stock issued in the November 2012 private placement transaction. Currently the Company is not obligated to file any registration statement for the Common Stock, or shares of Common Stock underlying the Warrants, until requested by a majority of the Investors.

Rights Agreement

Effective January 1, 2013, the Company and Equity Stock Transfer, LLC, as Rights Agent, entered into a Rights Agreement which continues through December 31, 2017. The Rights Agreement provides each Stockholder of record a dividend distribution of one “right” for each outstanding share of Common Stock. Rights become exercisable at the earlier of ten days following: (1) a public announcement that an acquirer has purchased or has the right to acquire 10% or more of our Common Stock, or (2) the commencement of a tender offer which would result in an offeror beneficially owning 10% or more of our outstanding Common Stock. All rights held by an acquirer or offeror expire on the announced acquisition date, and all rights expire at the close of business on December 31, 2017, subject to further extension. Each right entitles a Stockholder to acquire, at a stated purchase price, 1/100 of a share of our preferred stock, which carries voting and dividend rights similar to one share of our Common Stock. Alternatively, a right holder may elect to purchase for the stated price an equivalent number of shares of our Common Stock at a price per share equal to one-half of the average market price for a specified period. In lieu of the stated purchase price, a right holder may elect to acquire one-half of the Common Stock available under the second option. The purchase price of the preferred stock fractional amount is subject to adjustment for certain events as described in the Agreement. At the discretion of a majority of the Board and within a specified time period, we may redeem all of the rights at a price of $0.001 per right. The Board may also amend any provisions of the Agreement prior to exercise.

Retention Agreement

In January 2013, the Company entered into a Retention Agreement with Mr. Lodder which provides that (i) Mr. Lodder will remain with the Company as an executive officer through June 30, 2013 and receive compensation at the rate previously provided to him and (ii) the Company will pay Mr. Lodder a severance of $233,398 as had been provided under the terms of his Employment Agreement, which was terminated under the terms of his Retention Agreement.

Condensed Consolidated Balance Sheets
ASSETS	March 31, 2013 (Unaudited)	December 31, 2012
Current assets
Cash and cash equivalents	$3,448,526	$4,498,237
Trade accounts receivable	1,315	-
Other receivables	3,508	3,425
Prepaid expenses and other assets	82,206	100,474
Assets of segment held for sale	-	104,265
Total current assets	3,535,555	4,706,401

Property and equipment, net of accumulated depreciation of $319,830 and $308,386	7,930	24,009
Deposit	29,504	25,625
Total assets	$3,572,989	$4,756,035

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$358,376	$425,774
Accrued salaries and benefits	85,277	280,263
Liabilities of segment held for sale	10,205	25,040
Total current liabilities	453,858	731,077

Deferred rent	45,285	45,081
Warrant liabilities	215,853	3,125,393
Total liabilities	714,996	3,901,551

Commitments and contingencies

Stockholders' equity

Convertible preferred stock, $0.0001 par value, 5,000,000 shares authorized; Series B: 1 share issued and outstanding at March 31, 2013 and December 31, 2012; liquidation preference $1,000 per share	-	-
Series C: 229,337 shares issued and outstanding at March 31, 2013, and none issued and outstanding at December 31, 2012; liquidation preference $0.0001 per share	23	-
Common stock, $0.0001 par value, 50,000,000 shares authorized; 814,114 issued at at March 31, 2013 and December 31, 2012 and 813,713 outstanding at March 31, 2013 and December 31, 2012	82	82
Paid-in capital in excess of par value	42,330,462	36,630,406
Treasury stock, at cost, 401 shares at March 31, 2013
and December 31, 2012	(464,786)	(464,786)
Accumulated deficit	(39,007,788)	(35,311,218)
Total stockholders' equity	2,857,993	854,484
Total liabilities and stockholders' equity	$3,572,989	$4,756,035

See accompanying notes to financial statements.

Condensed Consolidated Statements of Operations
(Unaudited)
	Three Months Ended March 31,
	2013	2012

Revenues	$5,761	$-
Costs of goods sold	-	-
Gross profit	5,761	-

Operating expenses
Research and development	(43,068)	(371,403)
Selling, general and administrative	(873,240)	(692,492)
Total operating expenses	(916,308)	(1,063,895)
Loss from operations	(910,547)	(1,063,895)

Unrealized (loss) gain on the change in fair value of warrant liabilities	(2,786,395)	339,308
Interest income	372	1,022
Loss from continuing operations	(3,696,570)	(723,565)
Income tax expense	-	-
Loss from continuing operations	(3,696,570)	(723,565)

Discontinued operations
Loss from discontinued operations	-	(110,718)
Income tax expense	-	-
Loss from discontinued operations	-	(110,718)

Net loss	$(3,696,570)	$(834,283)

Net loss per share, basic and diluted
Continuing operations	$(5.35)	$(3.89)
Discontinued operations	$-	$(0.59)
Basic and diluted net loss per share	$(5.35)	$(4.48)

Weighted average number of shares outstanding, basic and diluted	691,213	186,101

See accompanying notes to financial statements.

Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities
Net loss	$(3,696,570)	$(834,283)
Adjustments to reconcile net loss to net cash used in operating activities:
Fair value adjustment of warrant liabilities	2,786,395	(339,308)
Issuance costs of warrants accounted for at fair value	-	17,636
Depreciation and amortization	16,079	15,888
Stock-based compensation	4,144	2,672
Changes in assets and liabilities:
Trade and other receivables	(1,398)	(27,187)
Prepaid expenses and other assets	14,389	241,023
Accounts payable and accrued expenses	(262,384)	(170,851)
Deferred rent	204	(8,600)
Net cash used in activities of continuing operations	(1,139,141)	(1,103,010)
Net cash provided by (used in) activities of discontinued operations	89,430	(63,902)
Net cash used in operating activities	(1,049,711)	(1,166,912)

Cash flows from investing activities
Net cash used in activities of discontinued operations	-	(1,598)
Net cash used in investing activities	-	(1,598)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants	-	1,150,001
Issuance cost of common stock and warrants	-	(84,000)
Net cash provided by activities of continuing operations	-	1,066,001
Net cash provided by financing activities	-	1,066,001

Net decrease in cash and cash equivalents	(1,049,711)	(102,509)
Cash and cash equivalents, beginning of year	4,498,237	4,911,350

Cash and cash equivalents, end of year	$3,448,526	$4,808,841

Supplemental disclosures of cash flow information:
Cash paid for taxes	$-	$-

Non-cash financing activity:
Issuance of Series C Convertible Preferred Stock in connection with exchange of warrants	$5,695,935	$-

See accompanying notes to financial statements.

Spherix Incorporated and Subsidiaries

Notes to the Condensed Consolidated Financial Statements
(Unaudited)

1. Basis of Presentation

    Until the sale of Spherix Consulting, Inc. in December 2012, the Company’s (as defined below) principal segments of Spherix Incorporated (the “Company”) have been Biospherics, our biotechnology research and development business, and Spherix Consulting, our technical and regulatory consulting business. On December 3, 2012, the Company sold all of the stock of Spherix Consulting, Inc. Accordingly, the operations of Spherix Consulting, Inc. are reported in the accompanying condensed consolidated financial statements as discontinued operations. On December 27, 2012, the Company formed a new wholly-owned subsidiary, Nuta Technology Corp., (“Nuta”), which is incorporated in the state of Virginia.

    In April, 2013, Nuta Technology Corp., entered into a merger agreement to acquire 100% of the outstanding stock of a company which owns various patents principally covering wireless communications (see note 12 “Subsequent Events”). If the transaction is completed, the Company will engage in commercialization activities related to the inventions that are the subject of the patents acquired.

    The accompanying condensed consolidated financial statements of the Company are unaudited and do not include all of the information and disclosures generally required for annual financial statements. In the opinion of management, the statements contain all material adjustments (consisting of normal recurring accruals) necessary to present fairly the Company’s consolidated financial position as of March 31, 2013, the consolidated results of its operations and its cash flows for the three-month periods ended March 31, 2013 and 2012. This report should be read in conjunction with the Company’s Annual Report on Form 10-K, which does contain the complete information and disclosure, for the year ended December 31, 2012.

    The accompanying condensed consolidated financial statements include the accounts of Spherix Incorporated and its wholly-owned subsidiaries, Biospherics Incorporated and Nuta Technology Corp. All significant intercompany balances and transactions have been eliminated in consolidation.

2. Liquidity and Capital Resources

    We continue to incur ongoing administrative and other expenses, including public company expenses, without significant corresponding revenue.

    Until such time as we earn revenue from our pharmaceutical development business or from a new business venture, we intend to finance our activities through:

•	the current cash and cash equivalents on hand from our past equity offerings; and
•	additional funds we will seek to raise through the sale of additional securities in the future.

    Working capital was $3.1 million and $4.0 million at March 31, 2013 and December 31, 2012, and cash on hand was $3.4 million and $4.5 million, respectively. Management believes that the cash on hand will be sufficient to sustain operations for at least the next twelve months, including payment of severances aggregating $146,000 in the second quarter of 2013.

    The Company cannot be assured that it will be able to attract an investor in our securities or raise the additional funds it will likely require in the future, that the Company will be able to obtain any required stockholder approval for such financings, or that the Company will be able to successfully complete additional offerings or sales of its securities. If the Company is unable to raise needed additional funds to continue its business activities, it may be forced to cease business activities in which case the Company could also be required to terminate its operations and dissolve.

3. Stockholders’ Equity

Warrant Exchange Agreement

    On March 6, 2013, the Company, and certain investors that participated in the November 2012 private placement transaction (“Investors”), entered into separate Warrant Exchange Agreements pursuant to which the Investors exchanged common stock purchase warrants acquired in the private placement transaction for shares of the Company’s newly designated Series C Convertible Preferred Stock. Each share of Series C Convertible Preferred Stock is convertible into one (1) share of Common Stock at the option of the holder, subject to certain limitations on conversions that would result in the Investors acquiring more than 4.99%/9.99% of the outstanding voting stock of the Company. The Series C Convertible Preferred Stock was established on March 5, 2013 by the filing in the State of Delaware of a Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (“Certificate of Designation”). The liquidation preference of the Series C Convertible Preferred Stock is $0.0001 per share.

    Pursuant to the Warrant Exchange Agreements, the Investors received in exchange for their warrants an aggregate of 229,337 shares of the Series C Convertible Preferred Stock, each convertible into one share of Common Stock for each share of Series C Convertible Preferred Stock. The number of shares of Common Stock underlying the Series C Convertible Preferred Stock is the same number as would have been-issued upon a “cashless exercise” of the exchanged warrants under the terms of the warrants based on the one-day volume weighted average price of the Company’s Common Stock on February 28, 2013, which was $12.6439 per share, as reported by Bloomberg. The Company has agreed to register the shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock on the same basis as the shares of Common Stock issued in the November 2012 private placement transaction. Currently the Company is not obligated to file any registration statement for the Common Stock, or shares of Common Stock underlying the warrants, until requested by a majority of the Investors.

Rights Agreement

    Effective January 1, 2013, the Company and Equity Stock Transfer, LLC, as Rights Agent, entered into a Rights Agreement which continues through December 31, 2017. The Rights Agreement provides each Stockholder of record a dividend distribution of one “right” for each outstanding share of Common Stock. Rights become exercisable at the earlier of ten days following: (1) a public announcement that an acquirer has purchased or has the right to acquire 10% or more of our Common Stock, or (2) the commencement of a tender offer which would result in an offeror beneficially owning 10% or more of our outstanding Common Stock. All rights held by an acquirer or offeror expire on the announced acquisition date, and all rights expire at the close of business on December 31, 2017, subject to further extension. Each right entitles a Stockholder to acquire, for a price of $7.46, 1/100 of a share of our preferred stock, which carries voting and dividend rights similar to one share of our Common Stock. Alternatively, a right holder may elect to purchase for the stated price an equivalent number of shares of our Common Stock at a price per share equal to one-half of the average market price for a specified period. In lieu of the stated purchase price, a right holder may elect to acquire one-half of the Common Stock available under the second option. The purchase price of the preferred stock fractional amount is subject to adjustment for certain events as described in the Agreement. At the discretion of a majority of the Board and within a specified time period, we may redeem all of the rights at a price of $0.001 per right. The Board may also amend any provisions of the Agreement prior to exercise.

4. Accounts Receivable

    Credit is extended to customers based on an evaluation of a customer’s financial condition and, in general, collateral is not required. Management regularly reviews accounts receivable for uncollectible and potentially uncollectible accounts, and when necessary establishes an allowance for doubtful accounts. Balances that are outstanding after management has used reasonable collection efforts are written-off through a reduction in the allowance for doubtful accounts and a credit to accounts receivable.

5. Concentrations of Credit Risk

    The Company maintains cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000. At March 31, 2013, the Company’s cash and cash equivalents in excess of the FDIC limits were $3.2 million. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks.

6. Use of Estimates and Assumptions
    The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). This requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the period. The Company’s significant estimates and assumptions include the recoverability and useful lives of long-lived assets, stock-based compensation, valuation of warrants, and the valuation allowance related to the Company’s deferred tax assets. Accordingly, actual results could differ from those estimates and assumptions.

7. Fair Value Measurement

Fair Value of Financial Assets and Liabilities

    Financial instruments, including cash and cash equivalents, accounts and other receivables, accounts payable and accrued liabilities are carried at cost, which management believes approximates fair value due to the short-term nature of these instruments. The Company measures the fair value of financial assets and liabilities based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. The Company uses three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities
Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable
Level 3 — inputs that are unobservable (for example, cash flow modeling inputs based on assumptions)

    Financial liabilities measured at fair value on a recurring basis are summarized below:

	Fair value measurements at March 31, 2013 using
	March 31, 2013	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities:
Fair value of warrant liabilities	$215,853	–	–	$215,853

	Fair value measurements at December 31, 2012 using
	December 31, 2012	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities:
Fair value of warrant liabilities	$3,125,393	–	–	$3,125,393

    Level 3 liabilities are valued using unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the derivative liabilities. For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company’s accounting and finance department, who report to the Chief Financial Officer, determine its valuation policies and procedures. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s accounting and finance department and are approved by the Chief Financial Officer.

Level 3 Valuation Techniques

    Level 3 financial liabilities consist of the warrants liabilities for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

The Company uses the Black-Scholes option valuation model to value Level 3 financial liabilities at inception and on subsequent valuation dates. This model incorporates transaction details such as the Company’s stock price, contractual terms, maturity, risk free rates, as well as volatility.

    A significant decrease in the volatility or a significant decrease in the Company’s stock price, in isolation, would result in a significantly lower fair value measurement. Changes in the values of the derivative liabilities are recorded in “Loss due to change in fair value of derivative instruments” in the Company’s condensed consolidated statements of operations.

As of March 31, 2013, there were no transfers in or out of Level 3 from other levels in the fair value hierarchy.

    Liabilities resulting from the Series B Warrants issued in connection with the Company’s November 2012 financing were valued using the Black-Scholes option valuation model and the following assumptions on the following dates:

	March 31,	March 6,	December 31,
	2013	2013	2012
Warrants:
Risk-free interest rate	0.14% - 0.77%	0.81%	0.16% - 0.72%
Expected volatility	96.57% - 147.28%	147.15%	91.79% - 146.03%
Expected life (in years)	0.6 - 4.6	4.7	0.8 - 4.9
Expected dividend yield	-	-	-
Number of warrants	75,757	474,266	550,664
Fair value	$215,853	$5,695,935	$3,125,393

    The risk-free interest rate was based on rates established by the Federal Reserve. The expected volatility in the Black-Scholes model is based on the standard deviation of the Company’s underlying stock price's daily logarithmic returns. The expected life of the warrants was determined by the expiration date of the warrants. The expected dividend yield was based upon the fact that the Company has not historically paid dividends on its common stock, and does not expect to pay dividends on its common stock in the future.

    The fair value of these warrant liabilities was $3,125,393 at December 31, 2012. The net change in fair value during the three months ended March 31, 2013 was $2,910,540, of which $2,786,395 is reported in our condensed consolidated statement of operations as an unrealized loss on the change in fair value of the warrant liabilities and $5,695,935 is a reclassification of the fair value of the warrant liabilities to stockholders’ equity in connection with the March 2013 exchange of certain Series B Warrants for 229,337 shares of Series C Convertible Preferred Stock (see note 3 “Stockholders’ Equity”). The fair value of the warrant liabilities is re-measured at the end of every reporting period and upon the exercise and/or modification of warrants. The change in fair value is reported in the condensed consolidated statement of operations as an unrealized gain or loss on the change in fair value of the warrant liabilities.

    The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities that are measured at fair value on a recurring basis:

	For the three months ended March 31,
	2013	2012
Beginning balance	$3,125,393	$916,621
Issuance of new warrants	-	214,288
Unrealized loss (gain) on the warrant liabilities	2,786,395	(339,308)
Reclassification to stockholders’ equity	(5,695,935)	-
Ending balance	$215,853	$791,601

8. Revenue Recognition

    Revenue is recognized when persuasive evidence of an arrangement exists, services have been rendered, the contract price is fixed or determinable and collectability is reasonably assured. Royalty revenue is based upon our licensees’ net sales of covered products and recognized in the respective period. On time and expense contracts revenue is recognized at contractually agreed-upon rates based upon direct labor hours expended and other direct costs incurred. Revenue for fixed-price contracts is recognized under the proportional performance method based upon labor charged in relation to total expected labor charges. Losses, if any, on contracts are recorded during the period when first determined.

9. Net Loss Per Share

    Basic earnings and loss per share are computed by dividing the net income or loss applicable to common shares by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options (using the treasury stock method) and the conversion of the Company’s convertible preferred stock and warrants (using the if-converted method). Diluted loss per share excludes the shares issuable upon the conversion of preferred stock and the exercise of stock options and warrants from the calculation of net loss per share if their effect would be antidilutive.

    Securities that could potentially dilute earnings per share in the future that were not included in the computation of diluted loss per share consist of the following numbers of shares into which preferred stock could have been converted and shares for which outstanding options and warrants could have been exercised during the three months ending March 31, 2013 and 2012:

	For the three months ended
	March 31, 2013	March 31, 2012
Convertible preferred stock	229,341	4
Warrants to purchase common stock	75,757	67,637
Non-vested restricted stock awards	122,500	-
Options to purchase common stock	7,163	2,425
Total	434,761	70,066

10. Stock-Based Compensation

Stock Options

    The Company accounts for share-based awards exchanged for employee services at the estimated grant date fair value of the award. Stock options issued under the Company’s long-term incentive plans are granted with an exercise price equal to no less than the market price of the Company’s stock at the date of grant and expire up to ten years from the date of grant. These options generally vest over a four- to ten-year period.

    The fair value of stock options granted was determined on the grant date using assumptions for risk free interest rate, the expected term, expected volatility, and expected dividend yield. The risk free interest rate is based on U.S. Treasury zero-coupon yield curve over the expected term of the option. The expected term assumption is determined using the weighted average midpoint between vest and expiration for all individuals within the grant. The expected volatility assumption is based on the standard deviation of the Company’s underlying stock price’s daily logarithmic returns. The Company’s model includes a zero dividend yield assumption, as the Company has not historically paid nor does it anticipate paying dividends on its common stock. The Company’s model does not include a discount for post-vesting restrictions, as the Company has not issued awards with such restrictions. The periodic expense is then determined based on the valuation of the options, and at that time an estimated forfeiture rate is used to reduce the expense recorded. The Company’s estimate of pre-vesting forfeitures is primarily based on the Company’s historical experience and is adjusted to reflect actual forfeitures as the options vest.

    The Company recognized $1,072 in stock-based compensation expense during the three-month period ended March 31, 2013, relating to the vesting of stock options, and had $11,256 of unrecognized compensation, as of that date, which will be recognized over the 3.1 years. For the three-month periods ended March 31, 2012, the Company recognized $2,672 in stock-based compensation expense.

    A summary of option activity under the Company’s employee stock option plan for the three months ended March 31, 2013, is presented below:

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2012	7,163	$22.34	4.4
Granted	-	$-
Exercised	-	$-
Expired or forfeited	-	$-
Outstanding at March 31, 2013	7,163	$22.34	4.2	$-
Options exercisable at March 31, 2012	6,789	$21.36	4.2	$-

Restricted Stock Awards

    A restricted stock award entitles the recipient to receive shares of unrestricted common stock upon vesting of the award and expiration of the restrictions. The fair value of each restricted stock award is determined upon granting of the shares and the related compensation expense is recognized ratably over the vesting period and charged to the operations as non-cash compensation expense. Shares contained in the unvested portion of restricted stock awards are forfeited upon termination of employment, unless otherwise agreed. The fair value of restricted stock issued under the Plan is determined based on the closing price of the Company’s common stock on the grant date.

    A summary of the restricted stock award activity for the three months ended March 31, 2013 is as follows:

	Number of Units	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2013	122,500	$6.83
Granted	-
Vested	-
Forfeited	-
Nonvested at March 31, 2013	122,500	$6.83

    The Company incurred $3,072 and $0 in compensation expense during the three months ended March 31, 2013 and 2012, respectively, related to the restricted stock awards previously granted. At March 31, 2013, unrecognized compensation expense associated with the restricted stock awards was $12,287, which will be amortized over approximately 1.0 year.

    At the end of December 2012, the Company entered into a Consulting Agreement with an entity wholly-owned by Mr. Kesner, then a member of the board of directors of the Company, pursuant to which the entity was issued 120,000 shares of common stock in exchange for it services. The shares will vest if prior to December 31, 2017, the Company; (i) closes an acquisition either approved by the stockholders or in excess of $25 million; (ii) closes a private or public financing of at least $7.5 million; (iii) sells all or substantially all of its assets; or (iv) otherwise suffers a change in control. In such an event, the affiliate shall also be entitled to a one-time payment of $250,000. Expense is recognized upon satisfaction of the above contingencies. No expense was recognized during the three months ended March 31, 2013.

11. Commitments and Contingencies

Leases

    The Company has commitments under an operating lease through March 31, 2018 relating to its administrative office in Bethesda, Maryland. In addition, the Company entered into a lease agreement in February 2013 to lease 837 square feet of office space in Tysons Corner, Virginia. The Virginia lease runs from March 1, 2013 through August 31, 2014.

    Future minimum rental payments required as of March 31, 2013, remaining under the non-cancelable leases are as follows:

Operating
Year Ending December 31,	Leases

2013	$134,755
2014	176,014
2015	165,427
2016	170,390
2017	175,502
2018	44,197
$866,285

    The Bethesda, Maryland office lease contains step rent provisions, capital improvement funding, or other tenant allowances. The Tysons Corner, Virginia office lease contains step rent provision. Minimum rental payments including allowances on the leases are recognized on a straight-line basis over the term of the leases. The Company incurred net operating lease rental expenses of approximately $39,473 and $32,616 for the three months ended March 31, 2013 and 2012, respectively.

Related Party Transactions

    In January 2013, the Company entered into a Retention Agreement with its President, Dr. Robert A. Lodder, which provides that (i) Dr. Lodder will remain with the Company as an executive officer through June 30, 2013 and receive compensation at the rate previously provided to him and (ii) the Company will pay Dr. Lodder a severance of $233,398 as had been provided under the terms of his Employment Agreement, which was terminated under the terms of his Retention Agreement.

On February 27, 2013, Harvey J. Kesner, age 55, was appointed interim Chief Executive Officer of the Company. Mr. Kesner currently serves as a member of the Board of Directors of the Company.

    Effective March 29, 2013, Spherix Incorporated (the “Company”) agreed to extend the term of the retention agreement with Robert L. Clayton as the Company’s Chief Financial Officer and Corporate Secretary through June 30, 2013 under the same terms as the December 2012 Retention Agreement.

12. Subsequent Events

    The Company evaluated all events or transactions after March 31, 2013 through the date the condensed consolidated financial statements were issued.

Memorandum of Understanding with ChromaDex

    On May 2, 2013, the Company entered into a memorandum of understanding with ChromaDex Corp. to extend the commercial market for D-tagatose, extend the structure function claims for the GRAS food ingredient, and to optimize a new system of D-tagatose production.

Merger Agreement

    On April 2, 2013, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with its wholly owned subsidiary, Nuta Technology Corp., a Virginia corporation (“Nuta”), North South Holdings, Inc., a Delaware corporation ("North South"), the owner or assignee of certain patents, licenses and applications (the “North South Intellectual Property”), and the shareholders of North South (the "North South Shareholders"). Upon closing of the transaction contemplated under the Merger Agreement (the "Merger"), North South will merge with and into Nuta with Nuta as the surviving corporation. Nuta will operate in the State of Virginia as the record owner of the North South Intellectual Property. The closing of the Merger is subject to customary closing conditions, including the receipt of a fairness opinion that the Merger Consideration (as defined below) is fair to stockholders and the Company from a financial point of view, based on, among other things, the North South Intellectual Property assets, and the approval of the Company’s shareholders holding a majority of the outstanding voting capital of the Company to issue the Merger Consideration pursuant to NASDAQ listing standards.

Pursuant to the terms and conditions of the Merger, at the closing of the Merger, all issued and outstanding shares of North South’s capital stock will be converted into the right to receive an aggregate of 118,483 shares of the Company’s common stock, par value $0.0001 per share and 1,488,152 shares of the Company’s newly designated Series D Convertible Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”), which is convertible into shares of the Company’s Common Stock on a one-for-ten basis (collectively with the 118,483 shares of Common Stock, the “Merger Consideration”). Each holder of Series D Preferred Stock is entitled to vote on all shareholder matters, equal to the number of shares of Common Stock such shares are convertible into at such time, unless the holder is precluded from affecting the conversion taking into account beneficial ownership limitations and conversion limits as set forth in the Certificate of Designation.

    At the effective time of the Merger, from the Merger Consideration, 150,000 shares of the Series D Preferred Stock (the “Escrow Shares”) shall be delivered to an escrow agent and shall be held pursuant to an escrow agreement to secure the Company from certain claims that may arise with respect to the representations, warranties, covenants or indemnification obligations of the North South Shareholders for a period of twelve (12) months following the closing of the Merger. The Escrow Shares are the sole remedy for indemnifiable losses payable under the Merger Agreement.

Option Grants

    On April 1, 2013, the Company’s board of directors adopted the Spherix Incorporated 2013 Equity Incentive Plan (the “2013 Plan”), an omnibus equity incentive plan pursuant to which the Company may grant equity and cash and equity-linked awards to certain management, directors, consultants and others. The plan is subject to approval by the Company’s shareholders.

    The 2013 Plan authorizes approximately 17% or our fully-diluted Common Stock (2,800,000 shares) be reserved for issuance under the Plan, after giving effect to the shares of our capital stock issuable under the Merger. On April 4, 2013, the Company issued 2,010,500 option shares to executives of the Company and certain outside consultants under the 2013 Plan, subject to shareholder approval of the 2013 Plan. The total fair value of the options on the date of grant was approximately $11.2 million under the Black-Scholes model of valuing options.

    Set forth below is information relating to the option grants under the 2013 Plan.
			Exercise
Name		Number of Options	Price	Experation
Harvey Kesner	(1)	1,000,000	$7.08	4/1/2023
Douglas Brown	(2)	75,000	$7.08	4/1/2023
Edward Karr	(2)	75,000	$7.08	4/1/2023
Robert Vander Zander	(2)	75,000	$7.08	4/1/2023
Robert Clayton	(3)	5,000	$7.08	4/1/2023
Executive Group		1,230,000
Consultant	(4)	750,000	$7.08	4/1/2023
Consultant	(5)	25,000	$7.08	4/1/2023
Consultant	(6)	5,000	$7.08	4/1/2023
Other staff		500	$7.08	4/1/2023
Total		2,010,500

(1)
750,000 options vest in 4 equal semi-annual installments beginning on October 4, 2013 as long as the shareholders have approved the 2013 Plan. Remaining 250,000 options are subject to certain performance conditions requiring the Company to achieve a VWAP of $12 per share for 30 out of 90 consecutive days prior to December 31, 2014 and provided Optionee remains a director.

(2)	Eligibility date of October 4, 2013, provided Optionee remains a director of Spherix through said date.
(3)	Eligibility effective immediately upon shareholder approval.
(4)
Eligibility upon the last to occur of (i) shareholder approval of Plan, (ii) closing of merger of North South Holdings, Inc. into Nuta Technology Corp, and (iii) Optionee’s employment as the Chief Executive Officer of Spherix.

(5)	Eligibility effective immediately upon shareholder approval.
(6)	Eligibility effective immediately upon shareholder approval.

Conversion of Preferred Stock

    In May 2013, 6,805 shares of the Company’s Series C Convertible Preferred Stock were converted to 6,805 shares of Common Stock, par value $0.0001, leaving 229,337 shares of Series C Convertible Preferred Stock outstanding.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Fiscal Year Ended December 31, 2012 and 2011

Restatement

    As discussed in Note 2 of the consolidated financial statements, the 2011 consolidated financial statements presented here have been restated to give effect to correction of a misstatement in the classification of the Company’s outstanding warrants.

    On February 27, 2013, Company management, in consultation with its Audit Committee, revised its prior position on accounting for warrants and concluded that its previously issued consolidated financial statements for all periods since mid-November 2009 (collectively, the “Affected Periods”) should not be relied on because of a misapplication in the guidance on accounting for Warrants (as defined below) .  However, the non-cash adjustments to the financial statements, in all of the Affected Periods, do not impact the amounts previously reported for the Company’s cash and cash equivalents, total assets, revenue, or cash flows.

   The warrants at issue (collectively, the “Warrants”) include:

(i)	warrants to purchase an aggregate of 5,522 and 414 shares of the Company’s common stock, issued in November 2009 at an exercise price of $650.00 and $575.00 per share, respectively;

(ii)	warrants to purchase an aggregate of 10,500 and 630 shares of the Company’s common stock, issued in October 2010 at an exercise price of $300.00 and $312.50 per share, respectively;

(iii)	warrants to purchase an aggregate of 10,673 and 640 shares of the Company’s common stock, issued in January 2011 at an exercise price of $160.00 and $162.50 per share, respectively;

(iv)	warrants to purchase an aggregate of 26,628 and 799 shares of the Company’s common stock, issued in October 2011 at an exercise price of $44.80 and $59.13 per share, respectively;

(v)	warrants to purchase an aggregate of 10,648 and 1,597 shares of the Company’s common stock, issued in February 2012 at an exercise price of $28.00 and $27.00 per share, respectively; and

(vi)	warrants to purchase an aggregate of 483,657 shares of the Company’s common stock, issued in November 2012 at an exercise price of $6.53 per share;

    The above warrant shares and exercise prices have been retroactively adjusted to reflect the  2011 and 2012 reverse stock splits.

    Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the consolidated balance sheets and the consolidated statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants in accordance with Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”).  The Warrant agreements contain a provision for net cash settlement at the option of the holder in the event that there is a fundamental transaction (as contractually defined in the Warrant agreements).  The Company had previously conducted in-depth analysis in prior years of its other warrants and concluded that all fundamental transactions were within the control of the Company and thus equity treatment for the warrants was appropriate.  However, new insight on derivatives, obtained by the Company during the process of analyzing the accounting guidance for the November 2012 warrants, prompted the Company to re-assess its prior position.

    Under the guidance of ASC 815, warrant instruments that could potentially require net cash settlement in the absence of express language precluding such settlement, should be initially classified as derivative liabilities at their estimated fair values, regardless of the likelihood that such instruments will ever be settled in cash.  In periods subsequent to issuance, changes in the estimated fair value of the derivative instruments should be reported in the statement of operations.  The Audit Committee, together with management, determined that the financial statements in the Affected Periods should be restated to reflect the Warrants as liabilities, with subsequent changes in their estimated fair value recorded as non-cash income or expense in each Affected Period.

    The Company has restated  its audited consolidated financial statements for the year ending December 31, 2011 and the related disclosures.  The Company has not amended its previously filed Annual Reports on Form 10-K for the years ended December 31, 2010 and 2009 or its Quarterly Reports on Form 10-Q for the periods March 31, 2010, June 30, 2010, and September 30, 2010 to correct these misstatements.

    In addition to the restatement noted above, the consolidated statements of operations for the year ended December 31, 2011and the consolidated balance sheets then ended have also been retroactively adjusted to give effect to the Company’s September 2012 reverse stock splits, and for the discontinued operations as discussed in note 1 “Summary of Significant Accounting Policies – Nature of Business and Basis of Presentation.”

    The following discussion and analysis of our financial condition and results of operations incorporates the restated amounts.  For this reason, the information set forth in this section may not be comparable to discussion and information in our previously filed Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Overview

    The Company previously operated via two principal segments, Biospherics and Health Sciences through December 3, 2012.  Biospherics seeks to develop proprietary products for commercial application.  Health Sciences provided technical and regulatory consulting services to biotechnology and pharmaceutical companies, as well as provided technical support for the Biospherics segment.

    During the periods covered by this report, the Company had two wholly-owned subsidiaries, Biospherics Incorporated and Spherix Consulting, Inc., for its two operating segments.  The Company provides management, strategic guidance, business development, marketing and other services to its subsidiaries.  The operations of Spherix Consulting, Inc. have been retroactively adjusted as discontinued operations as a result of the December 3, 2012 sale of the subsidiary (as more fully described below).

    On September 21, 2012, the Company effected a reverse stock split of its outstanding common stock at an exchange ratio of 1-for-20.  The reverse stock split reduced the December 31, 2011 and 2010 number of outstanding shares of Common Stock from 3,094,961 and 2,135,588 shares to 154,749 and 106,781 shares, respectively.  Following the reverse stock split, the Company regained compliance with NASDAQ’s minimum bid price rule.

    In November 2012, following completion of a private placement offering, the Company expanded its Board of Directors from six to seven members.  The expanded Board undertook a review of the Company’s cash balances and capital requirements for its drug development and consulting segments.  The Company concluded that the prospect of raising the significant amount of capital needed to successfully advance its drug development opportunities, which were in an early stage of development, would not be available to it in the foreseeable future given the state of the capital markets, making it unlikely that the Company could continue to support its drug development and consulting businesses.  The Company’s Board of Directors in reviewing its options determined to undertake a major re-examination of its business strategies and to explore strategic alternatives.  Immediate action was taken to reduce expenses, and the decision was made to terminating the employment contracts of employees of the consulting business, and to either cease the consulting business or dispose of it for nominal consideration.  Further the Board was reduced to four members.  To facilitate any transition to a new business and continue to satisfy our other responsibilities, retention agreements were entered into with Dr. Lodder as President, Mr. Clayton as Chief Financial Officer, Treasurer and Corporate Secretary, and Ms. Barton as Executive Assistant.  The Company’s review and evaluation of its existing business is continuing and this effort may result in the further divestiture or winding down of our historic businesses and the possible entry into a new, yet identified business, including via acquisitions.

    In mid-November, 2012, the Board of Directors and the holders of approximately 70% of our common stock approved the following actions, which became effective on December 17, 2012:

•	an increase in our authorized capital stock to 50,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share;

•
the adoption of the Spherix Incorporated 2012  Equity Incentive Plan, pursuant to which up to 125,000 shares of common stock may be issued to employees, officers and directors via stock options and grants of restricted stock;  and

•	approval of the issuance of up to 483,657 shares of our common stock pursuant to the exercise of our Series B Warrants issued in our November 2012 private placement transaction.

    On December 3, 2012, the Company sold all of the issued and outstanding capital stock of its consulting subsidiary, Spherix Consulting, Inc. for nominal consideration of less than $1,000.

    On November 30, 2012, but effective as of December 3, 2013, Dr. Claire L. Kruger resigned as the Chief Executive Officer/Chief Operating Officer of the Company.    Dr. Robert A. Lodder, Aris Melissaratos and Thomas B. Peter also resigned as members of our Board of Directors.

    On November 30, 2012, but effective as of December 3, 2012, the Company appointed Dr. Robert A. Lodder as the Company’s Principal Executive Officer and Robert L. Clayton as Secretary of the Company.

    In late 2012, the Company entered into a new five (5) year shareholder rights plan.

    In February, 2013, a newly formed Virginia subsidiary of the Company, Nuta Technology Corp., entered into a non-binding letter of intent to acquire various patents covering wireless communications.  If the acquisition is completed, the Company may engage in commercialization activities related to the inventions that are the subject of such patents.

    In late February, 2013, the Board of Directors appointed Harvey J. Kesner as interim Chief Executive Officer of the Company.

    In early March, 2013, we issued Series C Convertible Preferred Stock in exchange for warrants we issued in our November, 2012 private placement transaction.

    The Company is examining its business strategies and strategic alternatives.  It has deferred any substantial financial commitments in its Biospherics unit.

Results of Operations—2012 Compared with 2011

Revenue

Revenue in 2012 is primarily related to royalty fees from an oil detection agreement.  No substantial revenue is expected from the Biospherics segment until the Company is successful in selling or licensing its technology.

Research and Development

  Research and development expenditures relate solely to the Biospherics segment and consist primarily of salaries and related personnel costs, fees paid to consultants and outside service providers, and other expenses related to our efforts to develop SPX106T for use in lowering triglyceride and cholesterol levels.  We expense our research and development costs as they are incurred.  The Company does not intend to incur any material R&D costs for its Biospherics unit in 2013 or thereafter and currently is seeking buyers to acquire the Biospherics inventory and business in whole or in part or to joint venture or license such business.  The Company believes it is unlikely that a buyer may be identified and as a result may liquidate or dispose of its inventory of Tagatose for which material storage fees are being incurred.  The Company may be required to incur costs for disposal and cessation of this segment.

The decrease in R & D costs in 2012 of $919,000 from 2011 reflects the completion of SPX106T preclinical studies.  No further studies are presently planned.

Selling, General and Administrative

Our selling, general and administrative expenses consist primarily of salaries and related expenses for executive, finance and other administrative personnel, professional fees and other corporate expenses, including facilities-related expenses.  S,G&A expenses were consistent between years.  Severance/retention expense for the continuing staff is being recognized evenly over the required performance period from the date of each agreement, with $40,000 recognized in 2012 and the remaining $475,000 to be recognized during the first half of 2013.  No severance expenses were incurred in 2011.

Other Income from Change in Fair Value of Warrants

Other Income from change in fair value of warrants is the result of decreases in the carrying amount of the warrant liability caused by changes in the fair value as determined using a Black-Scholes option valuation method.  The difference between the other income from change in fair value of warrants realized in 2011 compared to 2012 is the result of a more pronounced change in the Company’s stock price for the year ending 2011.

  Loss on Issuance of Warrants

The loss on issuance of warrants reflects the difference in the fair market value of the warrants as determined using a Black-Scholes option valuation method and the proceeds received.  The proceeds received from warrants issued with other instruments (such as common stock or preferred stock) are determined based upon the fair value of liability classified warrants with the residual allocated to the other instruments.  The increase between years is directly related to the change in the Company’s stock price between years.

Interest Income

Interest income in 2012 and 2011 was primarily derived from interest earned on the net proceeds of our equity offerings.

Other Income

In October 2010, the Company was awarded two one-time grants from the U.S. Government under the Patient Protection and Affordable Care Act.  The awards were for the Company’s diabetes and triglyceride research.  As a result, in 2011 the Company recognized $51,000 in other income and a related tax expense of $14,000.  No grants were recognized in 2012.

Gain on Settlement of Obligations

On January 14, 2011, Biospherics Incorporated, a wholly-owned subsidiary of the Company, filed a Complaint For Injunction Relief And Damages in The United States District Court For The District Of Maryland against Inalco S.p.A. (the “Complaint”).  The Complaint alleged that Inalco had breached the 2009 Manufacturing Support and Supply Agreement as Inalco (i) refused to supply D-tagatose previously paid for by Biospherics, (ii) refused to provide a promised bank guarantee, and (iii) shut-down its D-tagatose production facilities.  On March 16, 2011, both parties signed a settlement agreement whereby Inalco agreed to supply Spherix with 8.5 metric tons of D-tagatose, which has been received by Spherix, and both parties have agreed to release each other from any other obligations under the previous agreement.  As a result, the Company recognized a gain of $600,000 in March 2011 on the release from its purchase obligation.

In January 2011, the Company entered into a Letter Agreement with Gilbert V. Levin and M. Karen Levin pursuant to which the Company agreed to make a one-time lump sum payment of $450,000 to the Levins in full satisfaction of the Company’s obligation to make a series of continuing payments to the Levins relating to their prior employment by the Company.  Per the terms of the agreement, Gilbert V. Levin resigned as a member of the Board of Directors of the Company on January 13, 2011.  The Company’s estimated liability to the Levins at December 31, 2010, and prior to the above agreement was approximately $695,000.  The $450,000 lump sum payment was made on January 31, 2011, and the Company recognized the $245,000 difference as a gain on settlement of obligations in January 2011.

Income Tax Expense

The 2011 income tax expense was directly related to the above mentioned U.S. government grants in the Other Income discussion.  No tax expense was incurred in 2012.

Discontinued Operations

The operations of Spherix Consulting, Inc. have been retroactively adjusted as discontinued operations as a result of the December 3, 2012 sale noted above.  The Spherix Consulting segment generated nearly all of the Company’s revenue and provided technical support for the Company’s Biospherics segment.

	2012	2011
Revenue	$728,312	$820,925

Direct cost and operating expense	(417,428)	(388,065)
Selling, general and administrative expense	(1,279,875)	(816,389)
Loss from discontinued operations before taxes	$(968,991)	$(383,529)

Sales Backlog

                None

Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of the contingent assets and liabilities at the date of the financial statements and revenue and expenses for the period reported.  Estimates are based upon historical experience and various other assumptions that are believed to be reasonable under the circumstances.  These estimates are evaluated periodically and form the basis for making judgments regarding the carrying values of assets and liabilities and the reported amount of revenue and expenses.  Actual results may differ substantially from these estimates.

              Spherix’s critical accounting policies are those it believes are the most important in determining its financial condition and results, and require significant subjective judgment by management as a result of inherent uncertainties.  A summary of the Company’s significant accounting policies is set out in the notes to the consolidated financial statements.  Such policies are discussed below.

Accounting for Taxes and Valuation Allowances

We currently have significant deferred tax assets, resulting from net operating loss carry forwards.  These deferred tax assets may reduce taxable income in future periods.  Based on the Company’s losses and its accumulated deficit, the Company has provided a full valuation allowance against the net deferred tax asset.  Cumulative losses weigh heavily in the overall assessment of valuation allowances.

               We expect to continue to maintain a full valuation allowance on future tax benefits until an appropriate level of profitability is sustained, or we are able to develop tax strategies that would enable us to conclude that it is more likely than not that a portion of our deferred tax assets would be realizable.

Accounting for warrants

The Company accounts for the issuance of Common Stock purchase warrants issued in connection with the equity offerings in accordance with the provisions of ASC 815, Derivatives and Hedging (“ASC 815”).  The Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) gives the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement).  The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside the control of the Company) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

The Company assessed the classification of its Common Stock purchase warrants as of the date of each offering and through December 31, 2012 and determined that such instruments met the criteria for liability classification.  The warrants are reported on the consolidated balance sheet as a liability at fair value using the Black-Scholes valuation method.  Changes in the estimated fair value of the warrants result in the recognition of other income or expense.

New Accounting Pronouncements

In June 2011, the FASB issued a new accounting standard on the presentation of comprehensive income. The new standard requires the presentation of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The new standard also requires presentation of adjustments for items that are reclassified from other comprehensive income to net income in the statement where the components of net income and the components of other comprehensive income are presented.  In December 2011, the FASB deferred the effective date for amendments to the presentation of reclassifications of items out of accumulated other comprehensive income, while still requiring entities to adopt the other requirements.  We adopted the new standard on January 1, 2012.  The adoption of this standard had no impact on our consolidated financial statements.  In February of 2013, the FASB issued a new accounting standard to improve the transparency of reporting reclassifications out of accumulated other comprehensive income by requiring entities to present in one place information about significant amounts reclassified and, in some cases, to provide cross-references to related footnotes.  We are required to adopt the requirements for reclassification of items out of accumulated other comprehensive income as of the beginning of 2013. We do not expect this adoption to have a material impact on our financial statements.

In May 2011, the FASB issued a new accounting standard  which was an  amendment to achieve common fair value measurement and disclosure requirements in GAAP and international financial reporting standards (“IFRS”).  The amendments explain how to measure fair value and will improve the comparability of fair value measurement presented and disclosed in financial statements prepared in accordance with GAAP and IFRS.  The standard requires new quantitative and qualitative disclosures about the sensitivity of recurring Level 3 measurement disclosures, as well as transfers between Level 1 and Level 2 of the fair value hierarchy.  This authoritative guidance is to be applied prospectively. The standard was effective and adopted by the Company during 2012.

Liquidity and Capital Resources

We continue to incur ongoing administrative and other expenses, including public company expenses, without any corresponding revenue.  If we re-commence our pharmaceutical development efforts, we will begin to incur substantial development costs and will not likely receive any revenue for the foreseeable future.

Until such time as we earn revenue from our pharmaceutical development business or from a new business venture, we intend to finance our activities through:

•	the remaining proceeds of our equity offerings; and

•	additional funds we will seek to raise through the sale of additional securities in the future.

Working capital was $4.0 million and $4.6 million at December 31, 2012 and December 31, 2011, and cash on hand was $4.5 million and $4.9 million, respectively.  Management believes that this cash on hand will be sufficient to sustain operations for the next twelve months, including payment of severances aggregating $475,000 which are to be paid in the first half of 2013.

In early December 2012, we sold the stock of our subsidiary Spherix Consulting, Inc. for nominal consideration.  This sale allows the Company to minimize its administrative and other costs pending completion of the Company’s review of its strategic alternatives.

In November 2012, the Company obtained net proceeds of approximately $2.3 million in a private placement of common stock and warrants.   The Company sold an aggregate of 483,657 shares of common stock at a price of $5.324 per share along with warrants to purchase an additional 483,657 shares of common stock at an exercise price of $6.53 per share.  The warrants are exercisable for a period of five years.  The Company has agreed to register the common stock sold in the offering and the common stock issuable upon exercise of the warrants.  Failure on the part of the Company to satisfy certain registration deadlines may subject the Company to payment of certain monetary penalties.  The investors have agreed to temporarily waive their right to cause the Company to register these shares.  The investors have the right to participate for 100% of any future debt or equity offerings of the Company during the two years following the Closing.

In February 2012, the Company obtained net proceeds of approximately $1.1 million in a registered direct offering of common stock and warrants.   Both the common stock issued in the offering and the underlying common stock for the warrants issued in the offering were previously registered under a Form S-3 shelf registration statement declared effective by the SEC in October 2009.

We believe our current capital is inadequate to pursue business opportunities via acquisition, which we may desire to pursue in the future and as a result we anticipate we will need to raise additional funds from time to time, which could take the form of debt, equity, convertible securities or a combination of the above.  We may be required to raise capital at prices that are below our current market capitalization value.

The Company cannot be assured that it will be able to attract an investor in our securities or raise the additional funds it will likely require in the future; that the Company will be able to obtain any required stockholder approval; or that the Company will be able to successfully complete additional offerings or sales of its securities.  If we reach a point where we are unable to raise needed additional funds to continue our business activities, we will be forced to cease our business activities in which case the Company could also be required to terminate its operations and dissolve.  However, we believe that the Company presently has sufficient cash balances to continue as a going concern for the next 12 months based upon its reduced requirements for salaries and other expenses following the disposition of the consulting segment and the reduced activity of its research and development program.

Three Months Ended March 31, 2013 and 2012

Overview

Until the sale of Spherix Consulting, Inc. in December 2012, our principal segments have been Biospherics, our biotechnology research and development business, and Spherix Consulting, a technical and regulatory consulting business.  On December 3, 2012, the Company sold all of the stock of Spherix Consulting, Inc.  Accordingly, the operations of Spherix Consulting, Inc. are reported in the accompanying financial statements as discontinued operations in the Consolidated Statement of Operations.  In 2013, the Company formed a new wholly-owned subsidiary, Nuta Technology Corp.

Following the sale of Spherix Consulting, the Company engaged in an examination of its business strategies and strategic alternatives.  The Company has determined to augment its biotechnology research and development business with a new business segment, monetization of intellectual property assets.  To that end, on April 2, 2013, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with its wholly owned subsidiary, Nuta and North South Holdings, Inc., a Delaware corporation ("North South"), the owner or assignee of certain patents, licenses and applications (the “North South Intellectual Property”), and the shareholders of North South (the "North South Shareholders"). Upon closing of the transaction contemplated under the Merger Agreement (the "Merger"), North South will merge with and into Nuta with Nuta as the surviving corporation.  Nuta will operate in the State of Virginia as the record owner of the North South Intellectual Property.  The closing of the Merger is subject to customary closing conditions, including the receipt of a fairness opinion that the Merger Consideration (as defined below) is fair to stockholders and the Company from a financial point of view, based on, among other things, the North South Intellectual Property assets, and the approval of the Company’s shareholders holding a majority of the outstanding voting capital of the Company to issue the Merger Consideration pursuant to NASDAQ listing standards.

Pursuant to the terms and conditions of the Merger, at the closing of the Merger, all outstanding shares of North South’s capital stock will be converted into the right to receive an aggregate of 118,483 shares of the Company’s common stock, par value $0.0001 per share and 1,488,152 shares of the Company’s newly designated Series D Convertible Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”), which is convertible into shares of the Company’s Common Stock on a one-for-ten basis (collectively with the 118,483 shares of Common Stock, the “Merger Consideration”).

The Company has filed a preliminary consent solicitation with the Securities and Exchange Commission (“SEC”) seeking shareholder approval of the issuance of the Merger Consideration.  Upon clearance by the SEC, the Company will forward the consent solicitation to the shareholders in an effort to obtain such approval.

    Biospherics has been active in efforts to develop pharmaceuticals.  Our strategy to achieve this development has been to:

•	utilize our clinical development experience to manage and drive drug candidates through the clinical development process to approval;

•	identify and explore licensing and partnership opportunities for drug candidates;

•	seek to acquire medically important drug candidates in early-stage to mid-stage clinical development; and

•	commercialize our drug candidates, either alone or more likely in partnership.

We previously conducted a Phase 3 trial to determine efficacy of D-tagatose as a treatment for Type 2 diabetes and a Phase 2 Dose Range trial to evaluate the effectiveness of lower doses of D-tagatose in treating Type 2 diabetes.  In spite of favorable Phase 3 and Phase 2 results, in 2010 we determined that continued development of D-tagatose as a treatment for Type 2 diabetes required the involvement of a pharma partner with the resources needed to fund the rest of the development and bring it to market.  We believe we obtained favorable Phase III results and are seeking a Pharma or other partner to fund additional Phase III clinical trials and a cardiovascular safety study requested by the FDA, which could require substantial expenditures.

More recently, the Company focused its studies on treating high triglycerides and other dyslipidemias with a combination of D-tagatose and SPX106, a licensed drug compound, which combination is referred to as SPX106T.  High triglyceride levels are sometimes a symptom of conditions associated with heart disease such as obesity and metabolic syndrome, which is a condition associated with elevated glucose levels as well as excess fat around the waist, high blood pressure, high triglycerides, low HDL cholesterol, and other dyslipidemias.

Biospherics and the University of Kentucky Research Foundation (‘UKRF”) have a License Agreement pursuant to which UKRF has granted Biospherics an exclusive worldwide license to commercialize certain compounds including SPX106.  Upon commercialization, UKRF is entitled to royalties generally equal to 3% of net sales.  UKRF has the right to terminate the license agreement if Biospherics fails to continue its commercialization efforts.

In early May 2013, the Company announced that it will explore the prospects for a more efficient process for the production of D-tagatose with a goal of selling D-tagatose as a food ingredient.

D-tagatose is a natural sweetener present in only small amounts in fruits and dairy products, but it can be commercially produced through an enzymatic process beginning with other natural sugars.  With the same bulk and sweetness of regular sugar (i.e., sucrose) and no after-taste, D-tagatose is an ideal solution for sweet and savory products.  D-tagatose has a documented prebiotic effect and a low caloric value of 1.5 kcal per gram.  D-tagatose has a glycemic and insulin index of only 3% of that of glucose.

In the fourth quarter of 2012, Spherix entered into an agreement granting Fullife, India, an exclusive, royalty bearing license for the use of Spherix's clinical data and proprietary knowledge to support the marketing and dosing of D-tagatose and is supplying D-tagatose from its inventory.  Bio Foods, Chile, has exchanged a nonbinding term sheet with Spherix for D-tagatose’s introduction in Chile.  Spherix entered into a nondisclosure agreement with WIO SmartFoods LLC, Utah, and began selling D-tagatose for use in WIO SmartFoods product line. WIO certifies bariatric clinics and diet clinics to use its proprietary meal replacement plan to promote weight loss.  WIO focuses on helping people with the metabolic syndrome, which is characterized by obesity, diabetes, and atherosclerosis.  The Company is seeking to expand the structure function claims for D-tagatose make it more valuable than a simple artificial sweetener.

The biggest problem with widespread adoption of tagatose is the cost of production.  ChromaDex has agreed to provide support in seeking more efficient scalable processes for the production of tagatose.  We selected ChromaDex in part in order to obtain the assistance of their principal investigator, the Director of New Technologies and Supply Chain Development, who brings 14 years of experience in business, operations, and R&D management to the task, and previously participated in the introduction of the Truvia® brand stevia artificial sweetener for Cargill Health and Nutrition.  ChromaDex also obtained a right of first refusal for marketing and selling the new D-tagatose.

In late February, 2013, the Board of Directors appointed Harvey J. Kesner as interim Chief Executive Officer of the Company.

In early March, 2013, we issued Series C Convertible Preferred Stock in exchange for certain warrants we issued in our November, 2012 private placement transaction.

Results of Operations for the Three Months Ended March 31, 2013 and 2012

Revenue

During the three months ended March 31, 2013, the Company earned $4,000 from the sale of D-tagatose and $1,760 on royalties from an oil detection licensing agreement.  No substantial revenue is expected from the Biospherics segment until the Company is successful in selling or licensing its technology.

Research and Development

Research and development (“R&D”) expenditures relate solely to the Biospherics segment and consist primarily of salaries and related personnel costs, fees paid to consultants and outside service providers, and other expenses related to our efforts to develop SPX106T for use in lowering triglyceride and cholesterol levels.  We expense our research and development costs as they are incurred, including the Company’s supply of D-tagatose, of which the Company maintained an estimated 8 metric tons at March 31, 2013.  The decrease in R & D costs of $328,000 from $371,403 for the three months ended March 31, 2012 to $43,068 for the same period in 2013 reflects the completion of SPX106T preclinical studies in late 2012.

Selling, General and Administrative

Our selling, general and administrative (“S,G&A”) expenses consist primarily of salaries and related expenses for executive, finance and other administrative personnel, professional fees and other corporate expenses, including facilities-related expenses.  S,G&A increased $181,000 to $873,240 for the three months ended March 31, 2013 from $692,492 in the comparable prior year period.  Severance/retention expense for the continuing staff is being recognized evenly over the required performance period from the date of each agreement, with $288,000 recognized during the three months ended March 31, 2013 and none in the corresponding period in 2012.  This increase was partially offset by an otherwise general decrease in S,G&A spending during the first quarter of 2013.  The remaining $146,000 in severance/retention expense will be recognized during the second quarter of 2013.

Unrealized (Loss) Gain on the Change in Fair Value of Warrant Liabilities

Unrealized (loss) gain on the change in fair value of warrant liabilities is the result of the change in the carrying amount of the warrant liability caused by changes in the fair value as determined using a Black-Scholes option valuation method.  The change between years was the result of an increase in the Company’s stock price during the first quarter of 2013, which resulted in the unrealized loss in that period.

Interest

Interest income for the three months ended March 31, 2013 was consistent with the prior year and primarily derived from interest earned on the net proceeds of our equity offerings.

Liquidity and Capital Resources

We continue to incur ongoing administrative and other expenses, including public company expenses, without significant corresponding revenue.

Until such time as we earn revenue from our pharmaceutical development business or from a new business venture, we intend to finance our activities through:

•	the current cash and cash equivalents on hand from our past equity offerings; and
•	additional funds we will seek to raise through the sale of additional securities in the future.

Working capital was $3.1 million and $4.0 million at March 31, 2013 and December 31, 2012, and cash on hand was $3.4 million and $4.5 million, respectively.  Management believes that the cash on hand will be sufficient to sustain operations for at least the next twelve months, including payment of severances aggregating $146,000 in the second quarter of 2013.

The Company cannot be assured that it will be able to attract an investor in our securities or raise the additional funds it will likely require in the future, that the Company will be able to obtain any required stockholder approval for such financings, or that the Company will be able to successfully complete additional offerings or sales of its securities.  If the Company is unable to raise needed additional funds to continue its business activities, it may be forced to cease business activities in which case the Company could also be required to terminate its operations and dissolve.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

               None.

Appendix A

SPHERIX INCORPORATED

2013 EQUITY INCENTIVE PLAN

1.	PURPOSE OF PLAN

1.1 The purpose of this 2013 Equity Incentive Plan (this “Plan”) of Spherix Incorporated, a Delaware corporation (the “Corporation”), is to promote the success of the Corporation and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

2.	ELIGIBILITY

2.1 The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant who renders bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation, or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.	PLAN ADMINISTRATION

3.1 The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157 of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to Eligible Persons who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the affirmative vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute due authorization of an action by the acting Administrator.

With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable stock exchange, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable stock exchange). Awards granted to non-employee directors shall not be subject to the discretion of any officer or employee of the Corporation and shall be administered exclusively by a committee consisting solely of independent directors.

3.2 Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a) determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive awards under this Plan;

(b) grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

(c) approve the forms of award agreements (which need not be identical either as to type of award or among participants);

(d) construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e) cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f) accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g) adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to compliance with applicable stock exchange requirements, Sections 4 and 8.6 and the applicable requirements of Code Section 162(m) and treasury regulations thereunder with respect to awards that are intended to satisfy the requirements for performance-based compensation under Section 162(m), and provided that in no case (except due to an adjustment contemplated by Section 7 or any repricing that may be approved by stockholders) shall such an adjustment constitute a repricing (by amendment, cancellation and regrant, exchange or other means) of the per share exercise or base price of any stock option or stock appreciation right or other award granted under this Plan, and further provided that any adjustment or change in terms made pursuant to this Section 3.2(g) shall be made in a manner that, in the good faith determination of the Administrator will not likely result in the imposition of additional taxes or interest under Section 409A of the Code;

(h) determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i) determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution, acceleration or succession of awards upon the occurrence of an event of the type described in Section 7;

(j) acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration; and

(k) determine the Fair Market Value (as defined in Section 5.6) of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

3.3 Binding Determinations. Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board, the Administrator, nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, legal fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4 Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including professional advisors to the Corporation. The Administrator shall not be liable for any such action or determination taken or made or omitted in good faith based upon such advice.

3.5 Delegation of Non-Discretionary Functions. In addition to the ability to delegate certain grant authority to officers of the Corporation as set forth in Section 3.1, the Administrator may also delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMIT

4.1 Shares Available. Subject to the provisions of Section 7.1, the capital stock available for issuance under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2 Share Limit. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan may not exceed 2,800,000 shares of Common Stock (the “Share Limit”).

The foregoing Share Limit is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

4.3 Awards Settled in Cash, Reissue of Awards and Shares. The Administrator may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in accordance with this Section 4.3. Shares shall be counted against those reserved to the extent such shares have been delivered and are no longer subject to a substantial risk of forfeiture. Accordingly, (i) to the extent that an award under the Plan, in whole or in part, is canceled, expired, forfeited, settled in cash, settled by delivery of fewer shares than the number of shares underlying the award, or otherwise terminated without delivery of shares to the participant, the shares retained by or returned to the Corporation will not be deemed to have been delivered under the Plan and will be deemed to remain or to become available under this Plan; and (ii) shares that are withheld from such an award or separately surrendered by the participant in payment of the exercise price or taxes relating to such an award shall be deemed to constitute shares not delivered and will be deemed to remain or to become available under the Plan. The foregoing adjustments to the Share Limit of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

4.4 Reservation of Shares; No Fractional Shares. The Corporation shall at all times reserve a number of shares of Common Stock sufficient to cover the Corporation’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan.

5.	AWARDS

5.1 Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1 Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

5.1.2 Additional Rules Applicable to ISOs. To the extent that the aggregate Fair Market Value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the Fair Market Value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

5.1.3 Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the number of shares of Common Stock being exercised multiplied by the excess of (i) the Fair Market Value of a share of Common Stock on the date the SAR is exercised, over (ii) the Fair Market Value of a share of Common Stock on the date the SAR was granted as specified in the applicable award agreement (the “base price”). The maximum term of a SAR shall be ten (10) years.

5.1.4 Restricted Shares.

(a) Restrictions. Restricted shares are shares of Common Stock subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Administrator may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Administrator may determine at the date of grant or thereafter. Except to the extent restricted under the terms of this Plan and the applicable award agreement relating to the restricted stock, a participant granted restricted stock shall have all of the rights of a shareholder, including the right to vote the restricted stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Administrator).

(b) Certificates for Shares. Restricted shares granted under this Plan may be evidenced in such manner as the Administrator shall determine. If certificates representing restricted stock are registered in the name of the participant, the Administrator may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such restricted stock, that the Corporation retain physical possession of the certificates, and that the participant deliver a stock power to the Corporation, endorsed in blank, relating to the restricted stock. The Administrator may require that restricted shares are held in escrow until all restrictions lapse

(c) Dividends and Splits. As a condition to the grant of an award of restricted stock, subject to applicable law, the Administrator may require or permit a participant to elect that any cash dividends paid on a share of restricted stock be automatically reinvested in additional shares of restricted stock or applied to the purchase of additional awards under this Plan. Unless otherwise determined by the Administrator, stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the restricted stock with respect to which such stock or other property has been distributed.

5.1.5 Restricted Share Units.

(a) Grant of Restricted Share Units. A restricted share unit, or “RSU”, represents the right to receive from the Corporation on the respective scheduled vesting or payment date for such RSU, one Common Share. An award of RSUs may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Administrator may determine, subject to the provisions of this Plan. At the time an award of RSUs is made, the Administrator shall establish a period of time during which the restricted share units shall vest and the timing for settlement of the RSU.

(b) Dividend Equivalent Accounts. Subject to the terms and conditions of the Plan and the applicable award agreement, as well as any procedures established by the Administrator, prior to the expiration of the applicable vesting period of an RSU, the Administrator may determine to pay dividend equivalent rights with respect to RSUs, in which case, the Corporation shall establish an account for the participant and reflect in that account any securities, cash or other property comprising any dividend or property distribution with respect to the shares of Common Stock underlying each RSU. Each amount or other property credited to any such account shall be subject to the same vesting conditions as the RSU to which it relates. The participant shall have the right to be paid the amounts or other property credited to such account upon vesting of the subject RSU.

                     (c) Rights as a Shareholder. Subject to the restrictions imposed under the terms and conditions of this Plan and the applicable award agreement, each participant receiving RSUs shall have no rights as a shareholder with respect to such RSUs until such time as shares of Common Stock are issued to the participant. No shares of Common Stock shall be issued at the time a RSU is granted, and the Company will not be required to set aside a fund for the payment of any such award. Except as otherwise provided in the applicable award agreement, shares of Common Stock issuable under an RSU shall be treated as issued on the first date that the holder of the RSU is no longer subject to a substantial risk of forfeiture as determined for purposes of Section 409A of the Code, and the holder shall be the owner of such shares of Common Stock on such date. An award agreement may provide that issuance of shares of Common Stock under an RSU may be deferred beyond the first date that the RSU is no longer subject to a substantial risk of forfeiture, provided that such deferral is structured in a manner that is intended to comply with the requirements of Section 409A of the Code.

5.1.6 Cash Awards. The Administrator may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant cash bonuses (including without limitation, discretionary awards, awards based on objective or subjective performance criteria, awards subject to other vesting criteria or awards granted consistent with Section 5.2 below). Cash awards shall be awarded in such amount and at such times during the term of the Plan as the Administrator shall determine.

5.1.7 Other Awards. The other types of awards that may be granted under this Plan include: (a) stock bonuses, performance stock, performance units, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock (subject to the requirements of Section 5.1.1 and in compliance with applicable laws), upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon.

5.2 Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Sections 5.1.4 through 5.1.7 above may be, and options and SARs granted with an exercise or base price not less than the Fair Market Value of a share of Common Stock at the date of grant (“Qualifying Options” and “Qualifying SARs,” respectively) typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using the Business Criteria provided for below for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Such criteria may be evaluated on an absolute basis or relative to prior periods, industry peers, or stock market indices. Any Qualifying Option or Qualifying SAR shall be subject to the requirements of Section 5.2.1 and 5.2.3 in order for such award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.

5.2.1 Class; Administrator. The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of the Corporation or one of its Subsidiaries. The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.

5.2.2 Performance Goals. The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying SARs) shall be, on an absolute or relative basis, established based on such business criteria as selected by the Administrator in its sole discretion (“Business Criteria”), including the following: (1) earnings per share, (2) cash flow (which means cash and cash equivalents derived from either (i) net cash flow from operations or (ii) net cash flow from operations, financing and investing activities), (3) total stockholder return, (4) price per share of Common Stock, (5) gross revenue, (6) revenue growth, (7) operating income (before or after taxes), (8) net earnings (before or after interest, taxes, depreciation and/or amortization), (9) return on equity, (10) capital employed, or on assets or on net investment, (11) cost containment or reduction, (12) cash cost per ounce of production, (13) operating margin, (14) debt reduction, (15) resource amounts, (16) production or production growth, (17) resource replacement or resource growth, (18) successful completion of financings, or (19) any combination of the foregoing. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. Performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets; provided that the Administrator may not make any adjustment to the extent it would adversely affect the qualification of any compensation payable under such performance targets as “performance-based compensation” under Section 162(m) of Code. The applicable performance measurement period may not be less than 3 months nor more than 10 years.

5.2.3 Form of Payment. Grants or awards intended to qualify under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof.

5.2.4 Certification of Payment. Before any Performance-Based Award under this Section 5.2 (other than Qualifying Options and Qualifying SARs) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

5.2.5 Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

5.2.6 Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying SARs) shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which the Corporation’s stockholders first approve this Plan (the “162(m) Term”).

5.2.7 Compensation Limitations. The maximum aggregate number of shares of Common Stock that may be issued to any Eligible Person during the term of this Plan pursuant to Qualifying Options and Qualifying SARs may not exceed 2,800,000 shares of Common Stock. The maximum aggregate number of shares of Common Stock that may be issued to any Eligible Person pursuant to Performance-Based Awards granted during the 162(m) Term (other than cash awards granted pursuant to Section 5.1.6 and Qualifying Options or Qualifying SARs) may not exceed 2,000,000 shares of Common Stock. The maximum amount that may be paid to any Eligible Person pursuant to Performance-Based Awards granted pursuant to Sections 5.1.6 (cash awards) during the 162(m) Term may not exceed $1,000,000.

5.3 Award Agreements. Each award shall be evidenced by a written or electronic award agreement in the form approved by the Administrator and, if required by the Administrator, executed by the recipient of the award. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation (electronically or otherwise). The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

5.4 Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares of Common Stock or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares. All mandatory or elective deferrals of the issuance of shares of Common Stock or the settlement of cash awards shall be structured in a manner that is intended to comply with the requirements of Section 409A of the Code.

5.5 Consideration for Common Stock or Awards. The purchase price for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator and subject to compliance with applicable laws, including, without limitation, one or a combination of the following methods:

●	services rendered by the recipient of such award;

●	cash, check payable to the order of the Corporation, or electronic funds transfer;

●	notice and third party payment in such manner as may be authorized by the Administrator;

●	the delivery of previously owned shares of Common Stock that are fully vested and unencumbered;
●	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

●
subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

        In the event that the Administrator allows a participant to exercise an award by delivering shares of Common Stock previously owned by such participant and unless otherwise expressly provided by the Administrator, any shares delivered which were initially acquired by the participant from the Corporation (upon exercise of a stock option or otherwise) must have been owned by the participant at least six months as of the date of delivery (or such other period as may be required by the Administrator in order to avoid adverse accounting treatment). Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their Fair Market Value on the date of exercise. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase, as established from time to time by the Administrator, have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award by any method other than cash payment to the Corporation.

5.6 Definition of Fair Market Value. For purposes of this Plan “Fair Market Value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price for a share of Common Stock on the trading day immediately before the grant date, as furnished by the NASDAQ Stock Market or other principal stock exchange on which the Common Stock is then listed for the date in question, or if the Common Stock is no longer listed on a principal stock exchange, then by the Over-the-Counter Bulletin Board or OTC Markets . If the Common Stock is no longer listed on the NASDAQ Capital Market or listed on a principal stock exchange or is no longer actively traded on the Over-the-Counter Bulletin Board or OTC Markets as of the applicable date, the Fair Market Value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances.

5.7 Transfer Restrictions.

5.7.1 Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7, by applicable law and by the award agreement, as the same may be amended, (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2 Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing (provided that any such transfers of ISOs shall be limited to the extent permitted under the federal tax laws governing ISOs). Any permitted transfer shall be subject to compliance with applicable federal and state securities laws.

5.7.3 Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a) transfers to the Corporation,

(b) the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c) subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,

(d) subject to any applicable limitations on ISOs, if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e) the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

       5.8 International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may, if deemed necessary or advisable by the Administrator, be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.

5.9 Vesting. Subject to Section 5.1.2 hereof, awards shall vest at such time or times and subject to such terms and conditions as shall be determined by the Administrator at the time of grant; provided, however, that in the absence of any award vesting periods designated by the Administrator at the time of grant in the applicable award agreement, awards shall vest as to one-third of the total number of shares subject to the award on each of the first, second and third anniversaries of the date of grant.

6.	EFFECT OF TERMINATION OF SERVICE ON AWARDS

6.1 Termination of Employment.

6.1.1 The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award agreement otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.1.2 For awards of stock options or SARs, unless the award agreement provides otherwise, the exercise period of such options or SARs shall expire: (1) three months after the last day that the participant is employed by or provides services to the Corporation or a Subsidiary (provided; however, that in the event of the participant’s death during this period, those persons entitled to exercise the option or SAR pursuant to the laws of descent and distribution shall have one year following the date of death within which to exercise such option or SAR); (2) in the case of a participant whose termination of employment is due to death or disability (as defined in the applicable award agreement), 12 months after the last day that the participant is employed by or provides services to the Corporation or a Subsidiary; and (3) immediately upon a participant’s termination for “cause”. The Administrator will, in its absolute discretion, determine the effect of all matters and questions relating to a termination of employment, including, but not by way of limitation, the question of whether a leave of absence constitutes a termination of employment and whether a participant’s termination is for “cause.”

If not defined in the applicable award agreement, “Cause” shall mean:

(i) conviction of a felony or a crime involving fraud or moral turpitude; or

(ii) theft, material act of dishonesty or fraud, intentional falsification of any employment or Company records, or commission of any criminal act which impairs participant’s ability to perform appropriate employment duties for the Corporation; or

(iii) intentional or reckless conduct or gross negligence materially harmful to the Company or the successor to the Corporation after a Change in Control , including violation of a non-competition or confidentiality agreement; or

(iv) willful failure to follow lawful instructions of the person or body to which participant reports; or

(v) gross negligence or willful misconduct in the performance of participant’s assigned duties. Cause shall not include mere unsatisfactory performance in the achievement of participant’s job objectives.

6.1.3 For awards of restricted shares, unless the award agreement provides otherwise, restricted shares that are subject to restrictions at the time that a participant whose employment or service is terminated shall be forfeited and reacquired by the Corporation; provided that, the Administrator may provide, by rule or regulation or in any award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to restricted shares shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of restricted shares. Similar rules shall apply in respect of RSUs.

6.2 Events Not Deemed Terminations of Service. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than 3 months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the award agreement.

6.3 Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation, a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of another entity within the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status.

7. ADJUSTMENTS; ACCELERATION

7.1 Adjustments. Upon or in contemplation of any of the following events described in this Section 7.1,: any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split (“stock split”); any merger, arrangement, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall in such manner, to such extent and at such time as it deems appropriate and equitable in the circumstances (but subject to compliance with applicable laws and stock exchange requirements) proportionately adjust any or all of (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the number of shares provided for in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any or all outstanding awards, (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, and (5) the 162(m) compensation limitations set forth in Section 5.2.7 and (subject to Section 8.8.3(a)) the performance standards applicable to any outstanding awards (provided that no adjustment shall be allowed to the extent inconsistent with the requirements of Code section 162(m)). Any adjustment made pursuant to this Section 7.1 shall be made in a manner that, in the good faith determination of the Administrator, will not likely result in the imposition of additional taxes or interest under Section 409A of the Code. With respect to any award of an ISO, the Administrator may make such an adjustment that causes the option to cease to qualify as an ISO without the consent of the affected participant.

7.2 Change in Control. Upon a Change in Control, each then-outstanding option and SAR shall automatically become fully vested, all restricted shares then outstanding shall automatically fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall automatically become vested and payable to the holder of such award unless the Administrator has made appropriate provision for the substitution, assumption, exchange or other continuation of the award pursuant to the Change in Control. Notwithstanding the foregoing, the Administrator, in its sole and absolute discretion, may choose (in an award agreement or otherwise) to provide for full or partial accelerated vesting of any award upon a Change In Control (or upon any other event or other circumstance related to the Change in Control, such as an involuntary termination of employment occurring after such Change in Control, as the Administrator may determine), irrespective of whether such any such award has been substituted, assumed, exchanged or otherwise continued pursuant to the Change in Control.

For purposes of this Plan, “Change in Control” shall be deemed to have occurred if:

(i) a tender offer (or series of related offers) shall be made and consummated for the ownership of 50% or more of the outstanding voting securities of the Corporation, unless as a result of such tender offer more than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the stockholders of the Corporation (as of the time immediately prior to the commencement of such offer), any employee benefit plan of the Corporation or its Subsidiaries, and their affiliates;

(ii) the Corporation shall be merged or consolidated with another entity, unless as a result of such merger or consolidation more than 50% of the outstanding voting securities of the surviving or resulting entity shall be owned in the aggregate by the stockholders of the Corporation (as of the time immediately prior to such transaction), any employee benefit plan of the Corporation or its Subsidiaries, and their affiliates;

(iii) the Corporation shall sell substantially all of its assets to another entity that is not wholly owned by the Corporation, unless as a result of such sale more than 50% of such assets shall be owned in the aggregate by the stockholders of the Corporation (as of the time immediately prior to such transaction), any employee benefit plan of the Corporation or its Subsidiaries and their affiliates; or

(iv) a Person (as defined below) shall acquire 50% or more of the outstanding voting securities of the Corporation (whether directly, indirectly, beneficially or of record), unless as a result of such acquisition more than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the stockholders of the Corporation (as of the time immediately prior to the first acquisition of such securities by such Person), any employee benefit plan of the Corporation or its Subsidiaries, and their affiliates.

For purposes of this Section 5(c), ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(I)(i) (as in effect on the date hereof) under the Exchange Act. In addition, for such purposes, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; provided, however, that a Person shall not include (A) the Company or any of its Subsidiaries; (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries; (C) an underwriter temporarily holding securities pursuant to an offering of such securities; or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.

Notwithstanding the foregoing, (1) the Administrator may waive the requirement described in paragraph (iv) above that a Person must acquire more than 50% of the outstanding voting securities of the Corporation for a Change in Control to have occurred if the Administrator determines that the percentage acquired by a person is significant (as determined by the Administrator in its discretion) and that waiving such condition is appropriate in light of all facts and circumstances, and (2) no compensation that has been deferred for purposes of Section 409A of the Code shall be payable as a result of a Change in Control unless the Change in Control qualifies as a change in ownership or effective control of the Corporation within the meaning of Section 409A of the Code.

7.3 Early Termination of Awards. Any award that has been accelerated as required or permitted by Section 7.2 upon a Change in Control (or would have been so accelerated but for Section 7.4 or 7.5) shall terminate upon such event, subject to any provision that has been expressly made by the Administrator, through a plan of reorganization or otherwise, for the survival, substitution, assumption, exchange or other continuation of such award and provided that, in the case of options and SARs that will not survive, be substituted for, assumed, exchanged, or otherwise continued in the transaction, the holder of such award shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding options and SARs in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of accelerated vesting and the impending termination be required and any acceleration may be made contingent upon the actual occurrence of the event).

The Administrator may make provision for payment in cash or property (or both) in respect of awards terminated pursuant to this section as a result of the Change in Control and may adopt such valuation methodologies for outstanding awards as it deems reasonable and, in the case of options, SARs or similar rights, and without limiting other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.

7.4 Other Acceleration Rules. Any acceleration of awards pursuant to this Section 7 shall comply with applicable legal and stock exchange requirements and, if necessary to accomplish the purposes of the acceleration or if the circumstances require, may be deemed by the Administrator to occur a limited period of time not greater than 30 days before the event. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of an award if an event giving rise to the acceleration does not occur. Notwithstanding any other provision of the Plan to the contrary, the Administrator may override the provisions of Section 7.2, 7.3, and/or 7.5 by express provision in the award agreement or otherwise. The portion of any ISO accelerated pursuant to Section 7.2 or any other action permitted hereunder shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

7.5 Possible Rescission of Acceleration. If the vesting of an award has been accelerated expressly in anticipation of an event and the Administrator later determines that the event will not occur, the Administrator may rescind the effect of the acceleration as to any then outstanding and unexercised or otherwise unvested awards; provided, that, in the case of any compensation that has been deferred for purposes of Section 409A of the Code, the Administrator determines that such rescission will not likely result in the imposition of additional tax or interest under Code Section 409A.

8.	OTHER PROVISIONS

8.1 Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, the acceptance of promissory notes and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law, federal margin requirements) and to such approvals by any applicable stock exchange listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2 Future Awards/Other Rights. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3 No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4 Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5 Tax Withholding. Upon any exercise, vesting, or payment of any award, the Corporation or one of its Subsidiaries shall have the right at its option to:

(a) require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

(b) deduct from any amount otherwise payable in cash to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such cash payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their Fair Market Value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law.

8.6 Effective Date, Termination and Suspension, Amendments.

8.6.1 Effective Date and Termination. This Plan was approved by the Board and became effective on April 1, 2013. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on April 1, 2023. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2 Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3 Stockholder Approval. To the extent then required by applicable law or any applicable stock exchange or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, this Plan and any amendment to this Plan shall be subject to stockholder approval.

8.6.4 Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2(g).

8.6.5 Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or change of or affecting any outstanding award shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7 Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator or this Plan, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. No adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8 Governing Law; Construction; Severability.

8.8.1 Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware

8.8.2 Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.8.3 Plan Construction.

(a) Rule 16b-3. It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

(b) Section 162(m). Awards under Sections 5.1.4 through 5.1.7 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying Options and Qualifying SARs granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Corporation that (to the extent the Corporation or one of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance-Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).

(c) Code Section 409A Compliance. The Board intends that, except as may be otherwise determined by the Administrator, any awards under the Plan are either exempt from or satisfy the requirements of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”) to avoid the imposition of any taxes, including additional income or penalty taxes, thereunder. If the Administrator determines that an award, award agreement, acceleration, adjustment to the terms of an award, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a participant’s award to become subject to Section 409A, unless the Administrator expressly determines otherwise, such award, award agreement, payment, acceleration, adjustment, distribution, deferral election, transaction or other action or arrangement shall not be undertaken and the related provisions of the Plan and/or award agreement will be deemed modified or, if necessary, rescinded in order to comply with the requirements of Section 409A to the extent determined by the Administrator without the content or notice to the participant. Notwithstanding the foregoing, neither the Company nor the Administrator shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any participant under Section 409A and neither the Company nor the Administrator will have any liability to any participant for such tax or penalty.

(d) No Guarantee of Favorable Tax Treatment. Although the Company intends that awards under the Plan will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to any participant for any tax, interest or penalties the participant might owe as a result of the grant, holding, vesting, exercise or payment of any award under the Plan

8.9 Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10 Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, arrangement, business combination, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan, except as may otherwise be provided by the Administrator at the time of such assumption or substitution or as may be required to comply with the requirements of any applicable stock exchange.

8.11 Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12 No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, arrangement, business combination, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13 Other Corporation Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing or except as otherwise specifically set forth in the terms and conditions of such other employee welfare or benefit plan or arrangement. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.

8.14 Prohibition on Repricing. Subject to Section 4, the Administrator shall not, without the approval of the stockholders of the Corporation (i) reduce the exercise price, or cancel and reissue options so as to in effect reduce the exercise price or (ii) change the manner of determining the exercise price so that the exercise price is less than the fair market value per share of Common Stock.

As adopted by the Board of Directors of Spherix Incorporated on April 1, 2013.

Appendix B
WRITTEN CONSENT OF STOCKHOLDER OF
SPHERIX INCORPORATED

The undersigned stockholder of Spherix Incorporated (the “Company”) hereby acknowledges receipt of the Notice of Consent Solicitation and accompanying Consent Solicitation Statement, each dated [___], 2013. The undersigned hereby consents (by checking the FOR box) or declines to consent (by checking the AGAINST box or the ABSTAIN box) to the adoption of the following recitals and resolutions:

WHEREAS, the board of directors of the Company has determined that it is in the best interests of the Company and its stockholders for the stockholders to approve the issuance of an aggregate of 118,483 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and 1,488,152 shares of Series D Convertible Preferred Stock (the “Series D Preferred Stock”), which is convertible into shares of Common Stock on a one-for-ten basis, as consideration for the acquisition of North South Holdings, Inc.  (“North South”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and between the Company, Nuta Technology Corp., the Company’s wholly owned subsidiary and North South (the  “Merger Consideration”);

WHEREAS, the board of directors of the Company approved the issuance of the Merger Consideration on April 1, 2013 and recommended that the stockholders vote “FOR” the below resolution, which it has deemed is in the best interests of the Company and its stockholders in accordance with NASDAQ listing standards;

WHEREAS, the board of directors of the Company has determined that it is in the best interests of the Company and its stockholders for the stockholders to approve the Spherix Incorporated 2013 Equity Incentive Plan (the “2013 Plan”) attached as Appendix A to the Consent Solicitation Statement that accompanies this Written Consent, and has referred the same to the stockholders of the Company for approval by written consent;

WHEREAS, the board of directors of the Company adopted the 2013 Plan on April 1, 2013 and recommended that the stockholders vote “FOR” the below resolution, which it has deemed is in the best interests of the Company and its stockholders;

WHEREAS, the board of directors of the Company approved the future retention of Sichenzia Ross Friedman Ference LLP (“SRFF”) as the Company’s outside legal counsel and waived any conflict of interest relating to or arising from the association of the Company’s current interim Chef Executive Officer and SRFF;

WHEREAS, on April 1, 2013, the Board of Directors of the Company approved the future retention of SRFF and recommended that the stockholders vote “FOR” the below resolution, which it has deemed is in the best interests of the Company and its stockholders.

NOW, THEREFORE, IT IS RESOLVED, that the stockholders of the Company hereby approve the issuance of the Merger Consideration and such Merger Consideration, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and non-assessable;

[   ] FOR  [   ] AGAINST  [   ] ABSTAIN

and it is further

RESOLVED, that the stockholders of the Company hereby approve the Spherix Incorporated 2013 Equity Incentive Plan, in the form attached as Appendix A to the Consent Solicitation Statement;

[   ] FOR [   ] AGAINST [   ] ABSTAIN
and it is further

RESOLVED, that the stockholders of the Company hereby approve and ratify the retention of SRFF as the Company’s outside legal counsel and hereby waive any conflict of interest relating to or arising from the association of the Company’s current interim Chef Executive Officer and SRFF.

[   ] FOR [   ] AGAINST [   ] ABSTAIN

B-1

This Written Consent action may be executed in counterparts. Failure of any particular stockholder(s) to execute and deliver counterparts is immaterial so long as the holders of a majority of the voting power of the outstanding shares of the Company do execute and deliver counterparts.

This Written Consent is solicited by the Company’s Board of Directors.

(Continued, and to be dated and signed, on the other side)

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Consent Materials

IN WITNESS WHEREOF, the undersigned has executed this Written Consent on ________, 2013.

___________________________________________
Print name(s) exactly as shown on Stock Certificate(s)

______________________________ ________________________________________
Signature (and Title, if any) Signature (if held jointly)

Sign exactly as name(s) appear(s) on stock certificate(s). If stock is held jointly, each holder must sign. If signing is by attorney, executor, administrator, trustee or guardian, give full title as such. A corporation or partnership must sign by an authorized officer or general partner, respectively.

Please sign, date and return this consent to the following address or submit the consent through the e-mail address listed below:

Spherix Incorporated 7927 Jones Branch Drive, Suite #3125 Tysons Corner, VA 22102

You may also submit your consent by facsimile to (703) 992-9348.

B-2